      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1996


                                                       REGISTRATION NO. 333-1742
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 3 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                   AMC, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                         5199                        58-2201031
(State or Other Jurisdiction of  (Primary Standard Industrial          (IRS Employer
Incorporation or Organization)   Classification Code Number)        Identification No.)

                           240 PEACHTREE STREET, N.W.
                                   SUITE 2200
                             ATLANTA, GEORGIA 30303
                                 (404) 220-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                                  JOHN M. RYAN
                                   PRESIDENT
                                   AMC, INC.
                           240 PEACHTREE STREET, N.W.
                                   SUITE 2200
                             ATLANTA, GEORGIA 30303
                                 (404) 220-3000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                                    COPY TO:

                             R. MASON CARGILL, ESQ.
                           JONES, DAY, REAVIS & POGUE
                           3500 ONE PEACHTREE CENTER
                           303 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30308-3242
                                 (404) 521-3939
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                    SUBJECT TO COMPLETION DATED MAY 17, 1996


PROSPECTUS

                               OFFER TO EXCHANGE
                        $1.00 PRINCIPAL AMOUNT OF FIXED
                  RATE CLASS A SECURED NOTES DUE JULY 31, 2000
                 FOR EACH $1.00 PRINCIPAL AMOUNT OF FIXED RATE
                    CLASS A SECURED NOTES DUE JULY 31, 2000
                           ($160,000,000 OUTSTANDING)
                                       OF

                                   AMC, INC.

     THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME ON               , 1996, UNLESS EXTENDED.

    AMC, Inc., a Georgia corporation ("AMC"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1.00 principal amount of AMC's Fixed Rate Class A Secured Notes due July 31, 2000 (collectively, the "Exchange Notes") for each $1.00 principal amount of AMC's Fixed Rate Class A Secured Notes due July 31, 2000 ($160 million outstanding) (collectively, the "Private Placement Notes"; the Private Placement Notes and the Exchange Notes are collectively referred to herein as the "Notes"). The terms of the Exchange Notes are identical in all material respects to the terms of the Private Placement Notes. The Exchange Notes are being offered hereunder in order to satisfy certain obligations of AMC under the Exchange and Registration Rights Agreement dated as of October 2, 1995, by and among AMC and the initial holders of the Private Placement Notes (the "Exchange and Registration Rights Agreement"). See "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT." Based upon a series of no-action letters issued by the Division of Corporate Finance of the Securities and Exchange Commission (the "Commission") concerning registered exchange offers following private placement transactions, Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Placement Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than any such holder which is an "affiliate" of AMC within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that the Exchange Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement with any person to participate in the distribution of the Exchange Notes, neither the holder nor the transferee is an affiliate of AMC, and, if the holder is not a broker-dealer, that the holder is not engaged in and does not intend to engage in a distribution of Exchange Notes and each holder delivers representations as to the foregoing to the Company. See "THE EXCHANGE
OFFER -- Resales of the Exchange Notes." Each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such securities. Each broker-dealer that acquired Private Placement Notes as a result of market making activity or other trading activity may use this Prospectus, as supplemented or amended, in connection with the resale of such securities. See "THE EXCHANGE OFFER -- Resales of the Exchange Notes." AMC believes that none of the current registered holders of the Private Placement Notes are affiliates of AMC.

    The Indenture, dated as of October 2, 1995, as amended, entered into in respect of the Notes between Reliance Trust Company, as trustee (the "Trustee"), and AMC (the "Indenture"), provides that AMC must redeem all or a portion of the Notes under certain circumstances, including, the generation of specified levels of cash flow, a change in control, or a voluntary redemption. The rights of holders of the Notes are subordinated to the rights of the lenders under the Revolver, as to the Apparel Mart and the Merchandise Mart, and to the rights of lenders under the Gift Mart Financing, as to the Gift Mart, each as hereinafter defined, which represent an aggregate of up to $117 million in debt and bear interest at fluctuating rates. See "FORMATION TRANSACTIONS -- Financing."

    The Exchange Notes will bear interest at 7.5% per annum until July 31, 1997, and at 9.0% per annum thereafter, payable quarterly in arrears, from and including their issuance date. Holders of the Private Placement Notes whose Private Placement Notes are accepted for exchange will receive accrued but unpaid interest thereon to, but not including, the issuance date of Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, and will be deemed to have waived the right to receive any payment in respect of interest on the Private Placement Notes accrued from and after the date of issuance of the Exchange Notes. See "THE EXCHANGE OFFER -- Acceptance of the Private Placement Notes for Exchange; Delivery of Exchange Notes."

    AMC will not receive any proceeds from the Exchange Offer. In the event the Exchange Offer is terminated, the Private Placement Notes not accepted for exchange will be returned without expense to the tendering holder as promptly as practicable thereafter. See "THE EXCHANGE OFFER -- Terms of the Exchange Offer; Period for Tendering Private Placement Notes."

    There is no public market for the Private Placement Notes or the Exchange Notes, and AMC believes it is unlikely that any such market will develop. AMC does not intend to list the Exchange Notes on any securities exchange. Consequently, holders of Notes may be required to bear the economic risk of ownership thereof for an indefinite period of time, and in the event the holder is able to sell its Notes, such holder may be required to sell at a substantial discount.

    The Exchange Offer will expire at 12:00 Midnight, New York City time, on
            , 1996 (the "Expiration Date"), unless AMC, in its sole discretion, shall have extended the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Exchange Offer, as so extended by AMC, shall expire. See "THE EXCHANGE
OFFER -- Terms of the Exchange Offer; Period for Tendering Private Placement Notes." Private Placement Notes tendered pursuant to the Exchange Offer may be withdrawn, in accordance with the withdrawal provisions described herein, at any time prior to the Expiration Date and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after
      , 1996. See "THE EXCHANGE OFFER -- Withdrawal Rights." The Exchange Offer is not conditioned upon any minimum principal amount of Private Placement Notes being tendered for exchange. A holder who wishes to tender Private Placement Notes and whose Private Placement Notes are not immediately available may tender such Private Placement Notes by following the procedure for guaranteed delivery set forth in "THE EXCHANGE OFFER -- Guaranteed Delivery Procedures."

     SEE "RISK FACTORS" AT PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF PRIVATE PLACEMENT NOTES CONCERNING THE EXCHANGE OFFER.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------
                   The date of this Prospectus is     , 1996.

                             AVAILABLE INFORMATION

     AMC is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). AMC has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to AMC and the Exchange Notes offered hereby. Statements contained herein concerning the terms and provisions of any document are not necessarily complete, and in each instance in which reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement is qualified in its entirety by such reference. As a result of the filing of the Registration Statement with the Commission, AMC will become subject to the informational requirements of the Exchange Act, and in accordance therewith, will be required to file reports and other information with the Commission relating to its business, financial statements, and other matters until the end of its fiscal year ending August 31, 1996, at which point such obligation may cease. However, the Indenture requires AMC to continue to file all such reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20509, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates.

                             ---------------------

     No person has been authorized to give any information or make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by AMC. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor the distribution of any securities hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of AMC or in the information contained herein since the date hereof.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
PROSPECTUS SUMMARY....................................................................     1
RISK FACTORS..........................................................................     9
  Financing Risks.....................................................................     9
  Additional Risks Associated With the Notes..........................................    10
  Potential Tax Risks of Exchange Offer for the Company...............................    11
  Industry Risks......................................................................    11
  Operating Risks.....................................................................    12
  Real Estate Risks...................................................................    12
  Control of Board of Directors; Change of Control....................................    14
  Conflicts of Interest...............................................................    15
  Forward Looking Statements..........................................................    15
USE OF PROCEEDS.......................................................................    16
THE EXCHANGE OFFER....................................................................    17
  General.............................................................................    17
  Terms of the Exchange Offer; Period for Tendering Private Placement Notes...........    17
  Procedures for Tendering Private Placement Notes....................................    17
  Guaranteed Delivery Procedures......................................................    19
  Acceptance of the Private Placement Notes for Exchange; Delivery of Exchange
     Notes............................................................................    19
  Withdrawal Rights...................................................................    20
  Certain Conditions to the Exchange Offer............................................    20
  Assistance..........................................................................    21
  The Exchange Agent..................................................................    21
  Transfer Taxes......................................................................    21
  Accounting Treatment................................................................    22
  Resales of the Exchange Notes.......................................................    22
  Other...............................................................................    22
  Tax Consequences....................................................................    22


PRO FORMA FINANCIAL INFORMATION.......................................................    23
SELECTED HISTORICAL FINANCIAL DATA....................................................    28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    30
  Overview............................................................................    30
  Results of Operations...............................................................    30
  Liquidity and Capital Resources.....................................................    37
  Inflation...........................................................................    38
  Recently Issued Accounting Pronouncements...........................................    38
FORMATION TRANSACTIONS................................................................    39
  Background..........................................................................    39
  Financing...........................................................................    40
BUSINESS AND PROPERTIES...............................................................    43
  General.............................................................................    43
  Trade Show and Mart Industry Overview...............................................    43
  Company Strategy....................................................................    43
  Recent Developments.................................................................    45
  The Marts...........................................................................    45
  Independent Trade Shows.............................................................    47
  Special Events......................................................................    48
  Other...............................................................................    48
  Competition.........................................................................    49
  The Properties......................................................................    49
  Governmental Regulation.............................................................    51

                                                                                        PAGE
                                                                                        ----
  Noncompetition Agreement............................................................    52
  Employees...........................................................................    52
  Legal Proceedings...................................................................    52
MANAGEMENT............................................................................    53
  Directors and Executive Officers....................................................    53
  Audit Committee.....................................................................    54
  Compensation Committee..............................................................    55
  Director Compensation...............................................................    55
  Action Requiring Approval of Independent Directors..................................    55
  Compensation of Executive Officers..................................................    56
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT...........................    57
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................    59
  Service Agreements..................................................................    59
  Other Agreements, Indebtedness and Interests........................................    61
THE NOTES.............................................................................    62
  General.............................................................................    62
  Interest............................................................................    62
  Principal...........................................................................    62
  Payments and Paying Agent...........................................................    62
  Form, Registration and Transfers....................................................    63
  Restrictions on Activities of the Company...........................................    63
  Redemption..........................................................................    63
  Collateral for the Notes............................................................    64
  Defaults and Remedies...............................................................    64
  Limitation on Suits and Actions.....................................................    65
  No Recourse Against Others..........................................................    65
  Modifications of the Notes and the Indenture........................................    65
  Trustee Dealings with the Company...................................................    66
  Indemnification of Trustee..........................................................    66
  Replacement of Notes................................................................    66
  Governing Law.......................................................................    66
  Definitions.........................................................................    66
EXCHANGE AND REGISTRATION RIGHTS AGREEMENT............................................    69
THE SHAREHOLDERS AGREEMENT............................................................    70
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................    72
  Consequences of Exchange of Notes to the Holders....................................    72
  Consequences of Exchange of Notes to the Company....................................    72
  Interest Income to Holders of Exchange Notes........................................    74
  Possible Withholding Tax on Interest and Other Consequences for Non-U.S. Holders....    75
  Gain or Loss on Disposition of Exchange Notes.......................................    76
  Market Discount.....................................................................    77
  Backup Withholding and Information Reporting........................................    77
LEGAL MATTERS.........................................................................    78
EXPERTS...............................................................................    78
INDEX TO FINANCIAL STATEMENTS.........................................................   F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated or unless the context otherwise requires, references to the "Company" include AMC, Inc., a Georgia corporation ("AMC") and its predecessor companies, referred to herein as the "Atlanta Market Center Companies." References to the fiscal years of AMC refer to years ending August 31, and references to the fiscal years of Atlanta Market Center Companies refer to years ended December 31.

                                  THE COMPANY

     AMC was formed in conjunction with a series of transactions in 1995 which involved the exchange of certain assets, debt and equity and the debt restructuring of Mr. John C. Portman, Jr. ("Mr. Portman") and a group of affiliated entities (collectively, the "Portman Companies") with the creditors of Mr. Portman and the Portman Companies. As a result of these transactions, the initial assets of AMC included the Atlanta Merchandise Mart (the "Merchandise Mart"), the Atlanta Apparel Mart (the "Apparel Mart"), the Atlanta Gift Mart (the "Gift Mart"; the Merchandise Mart, the Apparel Mart and the Gift Mart hereinafter collectively, the "Marts"), and the assets of Atlanta Market Center Management Company, Inc., a Georgia corporation ("AMCMC") which operated the Marts and was merged into AMC. Prior to the formation of AMC, Mr. Portman and the Portman Companies had been involved in designing, developing, operating and owning office buildings, hotels, trade marts and trade shows throughout the world for more than 40 years. See "FORMATION TRANSACTIONS -- Background."

     The Company's primary business is the operation of the Marts and the management of trade shows in conjunction with such Marts, which historically has generated more than 90% of the Company's revenues from both rental and trade show revenues. Additionally, the Company manages trade shows on behalf of third parties at other locations.

     A wholesale trade show allows wholesalers, principally manufacturers and their representatives (collectively "Manufacturers"), to offer their goods to a broad range of retailers at a single location. Trade shows are held at trade marts, which are buildings specifically designed to serve as wholesale trade facilities, or at other exhibition facilities. Trade marts offer Manufacturers showrooms and also conduct periodic industry specific trade shows (also known as "markets"). The Company acts as an intermediary to bring together a critical mass of Manufacturers and retailers.

     Each of the Company's three Marts focuses on a specific industry. The Apparel Mart, with approximately 1.3 million rentable square feet, is a wholesale buying facility for purchasers of women's, children's and men's apparel, jewelry and fashion accessories. The Gift Mart houses approximately 1.0 million rentable square feet of giftware, and the Merchandise Mart, which has approximately 1.9 million rentable square feet, houses a variety of home furnishings. The assets of the Marts are principally comprised of the Mart buildings and improvements thereto and interests in the land upon which they are located.

     In order to participate in trade shows at the Company's Marts, Manufacturers either lease showrooms in the Marts for terms that average approximately three years (referred to as "permanent" space) or rent an exhibit booth for a particular trade show. By committing to permanent space, in addition to having the availability of a year round sales facility, a Manufacturer has the ability to construct significant tenant improvements and is assured of a specific location and the ability to participate in all of the trade shows held at the Mart during the term of its lease. Some of the Manufacturers do not use such leased space except during trade shows. As of February 29, 1996, approximately 1.1 million, 1.0 million and 1.4 million square feet were designated as permanent space in the Apparel Mart, the Gift Mart and the Merchandise Mart, respectively, of which approximately 62%, 98% and 65%, respectively, was leased.

     The Company believes that the ease and cost of transportation to a trade mart, along with the availability and cost of local accommodations, transportation, food and other services significantly impacts attendance at a trade mart. Accordingly, the Company believes the location and configuration of its Mart facilities in downtown Atlanta, Georgia are a key element to the Company's success. The Company's Marts are located in downtown Atlanta within walking distance of hotels with approximately 10,400 rooms and numerous restaurants. Additionally, there are approximately 6,800 hotel rooms in the nearby Midtown and Buckhead areas of Atlanta. The Atlanta airport, which offers a large number of flights from domestic and international cities, is a relatively short distance from downtown and is served by a rapid rail system which has a station directly underneath the Merchandise Mart. For each of the six years beginning 1989, Atlanta's airport was ranked the best airport in North America by Business Travelers International Magazine and Atlanta's airport was the second busiest airport in the U.S. in 1995, with approximately 57 million passengers. In addition, the Company believes that buyers at the Company's Marts are attracted by the efficiencies associated with the three Mart buildings which are adjacent to one another and connected by aerial walkways.

     At its Marts, the Company continually seeks to expand or introduce product lines which are complementary in nature to existing product lines. This provides expanded opportunities for cross-merchandising which the Company believes are attractive to both the Manufacturers and retailers who participate in its trade shows. The Company's strategy is to become a cross-category buying destination where buyers can satisfy their buying requirements in a short period of time rather than traveling to a number of separate trade marts. For example, the Company's international gift and home furnishings market held at the Marts in January 1996, brought together merchandise from five industries in a 13-day combined trade show.

     The Company believes it is well-positioned to compete against many trade shows located in cities which have relatively remote airports and inferior infrastructures and do not have as expansive a selection of merchandise in such a concentrated area, thus increasing both the cost and time associated with participating in such shows.

     The Company believes that each of its gift and home furnishings trade shows features one of the largest collections of goods for such industries in the United States. While historically trade shows, including those held in trade marts, have been predominantly regional in nature, the Company's gift and home furnishing trade shows have drawn a significant number of buyers from regions outside the southeastern U.S., as well as international buyers. See "BUSINESS AND PROPERTIES -- Company Strategy."

                             FORMATION TRANSACTIONS

  Background

     In 1991, as a result of declines in the commercial real estate markets, Mr. Portman and the Portman Companies were unable generally to meet their debt obligations. Accordingly, Mr. Portman, the Portman Companies and substantially all of their creditors entered into the Override and Collateral Pool Agreement dated August 23, 1991 (as amended, the "OCPA"). Commencing in 1993, as a result of the inability to sell or refinance certain assets of the Portman Companies as contemplated by the OCPA, the parties to the OCPA began discussions to explore ways to terminate the OCPA and to restructure the debt governed thereby.

     In November 1995, a final plan was implemented which involved exchanges of certain assets, debt and equity, as well as debt restructurings, with an effective date of October 2, 1995 (the "Formation Date"). In a series of transactions, the OCPA was terminated, and Portman Holdings, L.P., a Georgia limited partnership ("Portman Holdings"), in which AMC has no ownership interest, and AMC were formed. Certain assets subject to the OCPA and certain interests in the Portman Companies were transferred to Portman Holdings, which is controlled by Mr. Portman. Except for its equity interest in AMC, after completion of the restructurings, all of the net assets held by Portman Holdings are assets and liabilities of entities other than the predecessor companies to AMC. Other assets subject to the OCPA, as more fully described below, were transferred to AMC.

     On the Formation Date there were five classes of creditors (Classes A through E) under the OCPA holding claims against Mr. Portman personally. In addition, each of the Apparel Mart, the Merchandise Mart and the Gift Mart were encumbered by separate mortgage loans. As a part of the OCPA termination, certain of this debt was forgiven and the remainder was restructured, resulting in an extraordinary gain of approximately $68.0 million for two of the predecessor companies, The Atlanta Apparel Mart and the Atlanta Merchandise Mart, L.P. The debt was restructured as follows:


     - Class A Claims: On the Formation Date, there were two types of Class A claims under the OCPA. One type, in the aggregate amount of $2,706,639 held by the lending syndicate that held the mortgage loan on the Merchandise Mart, was paid down to $1,656,007, which balance was modified to become the Fixed Rate Class A AMM Escrow Notes due July 31, 1997 in the principal amount of $1,656,007 (the "AMM Escrow Bonds"). Those bonds were issued directly to the thirteen banks comprising the lending syndicate which held the mortgage loan on the Merchandise Mart. The other type of Class A claim, in the aggregate amount of $8,033,600 held by eight separate banks in varying amounts (being the banks which agreed to fund new working capital to Mr. Portman when the OCPA was first put in place), was modified to become the Class A Elevated Antecedent Debt Notes due July 31, 2000 in the principal amount of $8,033,600 (the "Antecedent Debt Bonds").


     - Class B, C & D Claims: On the Formation Date, the Class B, C & D claims under the OCPA, which represented personal obligations of Mr. Portman, were determined to aggregate $280,329,854. These claims were extinguished in exchange for the transfer by Mr. Portman of interests in certain assets which had previously secured such claims and such interests were then contributed to AMC by the claimants for approximately 29,203,000 shares of common stock issued by AMC.


     - Class E Claims: On the Formation Date, the Class E claims under the OCPA aggregated $8,483,953. These claims were extinguished for no further consideration.

     - Apparel Mart Financing: On the Formation Date, the then existing Apparel Mart mortgage financing was held by a lending syndicate comprised of seven banks and had an outstanding balance of approximately $162,000,000. On the Formation Date, approximately $72,000,000 of this debt (while still an obligation of the predecessor companies) was forgiven and the balance of approximately $90,000,000 was transferred to AMC and modified to become $80,000,000 in principal amount of the Private Placement Notes issued directly to the individual members of the lending syndicate. In addition, the members of the lending syndicate received an aggregate of approximately 10,790,000 shares of common stock of AMC, as well as warrants to purchase an additional approximately 8,409,000 shares.

     - Merchandise Mart Financing: On the Formation Date, the then existing Merchandise Mart mortgage financing was held by a lending syndicate comprised of thirteen banks or other financial institutions and had an outstanding balance of approximately $153,000,000. On the Formation Date, approximately $60,000,000 of this debt (while still an obligation of the predecessor companies) was forgiven. A portion of this debt in the amount of $2,706,639 constituted a Class A claim, which was dealt with as described above. The balance of approximately $91,000,000 was transferred to AMC and modified to become the remaining $80,000,000 in principal amount of the Private Placement Notes issued directly to the individual members of the lending syndicate. In addition, the members of the lending syndicate received an aggregate of approximately 11,300,000 shares of common stock of AMC, as well as warrants to purchase an additional approximately 8,807,000 shares.

     - Gift Mart Financing: On the Formation Date, the then existing Gift Mart mortgage financing was held by a lending syndicate comprised of five banks and had an outstanding balance of $107,282,009. On the Formation Date, this financing was modified to extend the term, to increase the interest rate and to reflect numerous other changes from the original loan documentation. See "FORMATION TRANSACTIONS -- Financing -- Gift Mart Financing."

     The foregoing transactions are hereinafter referred to collectively as the "Formation." References herein to the Company mean AMC after the Formation and the Atlanta Market Center Companies prior thereto.

     In the Formation, assets of approximately $214.9 million and liabilities of approximately $345.4 million, representing all of the assets and liabilities of the Marts and AMCMC, and the AMM Escrow Bonds and Antecedent Debt Bonds were transferred to AMC. In addition, AMC received a $3,756,306 Purchase Money Note of AMC Orlando, Inc., a Florida corporation ("AMC Orlando") and a $446,220 Purchase Money Note of AMC Tampa, Inc., a Florida corporation ("AMC Tampa"). Further, AMC received all of the common stock of LFGP, Inc., a Georgia corporation ("LFGP") (which holds a 49.9981% general partnership interest in Portman Lightfair Associates L.P. ("Portman Lightfair")) and of EC Holdings, Inc., a Georgia corporation ("EC Holdings") (which indirectly holds an interest in the Embarcadero Center ("EC") and Embarcadero Center West ("ECW") mixed use complexes located in San Francisco, California). The investments in LFGP and EC Holdings have insignificant or no carrying values. Finally, AMC received a small parcel of unimproved property located in Atlanta, Georgia (the "Unimproved Land") with a carrying value of approximately $0.4 million. See "FORMATION TRANSACTIONS -- Background."

  Financing

     As described above under "-- Background," in connection with the Formation, the Company assumed and modified certain indebtedness related to its assets and issued debt instruments to certain former creditors as a modification of existing debt. The following summarizes the terms of the indebtedness outstanding following the Formation:

     - Gift Mart Financing: Atlanta Gift Mart, L.P., the partners of which are wholly-owned subsidiaries of the Company, assumed an existing mortgage for the Gift Mart (the "Gift Mart Financing") in the principal amount of $107.3 million with certain modifications. Such indebtedness is due July 31, 1998, provided that the term may be extended for one additional year if the Company achieves specified performance levels. Interest on the Gift Mart Financing is payable at the prime rate plus 100 basis points or the London Interbank Offered Rate ("LIBOR") plus 200 basis points or the Interbank Offered Rate ("IBOR") plus 200 basis points, at the Company's option. The Company obtained an interest rate cap to the extent the applicable rate exceeds 9% until September 1998. See "FORMATION TRANSACTIONS -- Financing -- Gift Mart Financing."

     - Revolving Line of Credit: The Company has entered into a revolving line of credit (the "Revolver") with The Provident Bank which permits borrowings by the Company of up to $10 million and which matures on October 2, 2000. Interest on the Revolver accrues at either LIBOR plus 215 basis points or the prime rate plus 100 basis points, at the Company's option. Borrowings under the Revolver are available for working capital, capital improvements, mandatory debt service and acquisition and start-up costs for new trade shows not to exceed $2.5 million. Under the terms of the Revolver, the Company is subject to certain restrictions on its ability to incur additional debt. See "FORMATION
TRANSACTIONS -- Financing -- Revolving Line of Credit." At May   , 1996, the
Company had $       available under the Revolver.

     - The Notes: The Notes, which are due July 31, 2000, bear interest at 7.5% per annum until July 31, 1997 and at 9.0% per annum thereafter payable quarterly in arrears. See "THE NOTES" for a description of additional terms of the Notes.

     - Antecedent Debt Bonds: An aggregate of $8,033,600 in principal amount of the Antecedent Debt Bonds were issued in connection with the Formation, of which $730,327 in principal amount were issued to Atlanta Gift Mart, L.P. and pledged to the Gift Mart lenders. The Antecedent Debt Bonds are due July 31, 2000 and do not bear interest. See "FORMATION TRANSACTIONS -- Financing -- Antecedent Debt Bonds."

     - AMM Escrow Bonds: An aggregate of $1,656,007 principal amount of the Company's AMM Escrow Bonds were issued in connection with the Formation. The AMM Escrow Bonds mature on July 31, 1997 and bear interest at 8.5% per annum. See "FORMATION TRANSACTIONS -- Financing -- AMM Escrow Bonds."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the Formation, the Portman Companies shared personnel who provided certain services, including risk management, tax services, human resources services and legal services, to all of such affiliated entities. Following the Formation, such personnel will continue to provide certain of those services for both the Company and Portman Holdings pursuant to a series of agreements described elsewhere herein. Additional services may be provided from time to time by Portman Holdings and the Company to each other during a transition period as the need arises. Mr. Portman is both the Chief Executive Officer and the Chairman of the Board of the Company and the sole shareholder of the general partner of Portman Holdings. Additionally, certain directors and officers of the Company and their affiliates own interests in certain trade shows which the Company manages pursuant to separate management agreements or in certain entities which are indebted to the Company. See "RISK FACTORS -- Conflicts of Interest" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                               THE EXCHANGE OFFER

     The Company is undertaking the Exchange Offer pursuant to the Exchange and Registration Rights Agreement (see "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT") which was entered into in conjunction with a series of transactions pursuant to which the Company was organized. See "FORMATION TRANSACTIONS -- Background."

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will exchange the Exchange Notes for Private Placement Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the terms of the Exchange Offer.

     As of the date of this Prospectus, $160 million in aggregate principal amount of the Private Placement Notes are outstanding. The Exchange Offer and withdrawal rights will expire at 12:00 midnight, New York City time,
            , 1996, unless extended. The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open. The Company expressly reserves the right to amend or terminate the Exchange Offer and to reject any Private Placement Notes not theretofore accepted for exchange upon the occurrence of certain conditions of the Exchange Offer. See "THE EXCHANGE OFFER -- Terms of the Exchange Offer; Period for Tendering Private Placement Notes."

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will, promptly after the Expiration Date, accept all the Private Placement Notes properly tendered and not withdrawn and will immediately thereafter instruct Reliance Trust Company (the "Exchange Agent") to issue the Exchange Notes.

     The form and terms of the Exchange Notes will be identical to the form and terms of the Private Placement Notes, except that the Exchange Notes have been registered under the Securities Act. The Exchange Notes will bear interest from and including their issuance date at the same rate and upon the same terms as the Private Placement Notes. See "THE EXCHANGE OFFER -- Acceptance of the Private Placement Notes for Exchange; Delivery of Exchange Notes."

     Based upon a series of no-action letters issued by the Division of Corporate Finance of the Commission concerning registered exchange offers following private placement transactions, Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Placement Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement with any person to participate in the distribution of the Exchange Notes, neither the holder nor the transferee is an affiliate of the Company, and, if the holder is not a broker-dealer, that the holder is not engaged in and does not intend to engage in a distribution of Exchange Notes, and each holder delivers representations as to the foregoing to the Company. See "THE EXCHANGE OFFER -- Resales of the Exchange Notes."

                                  RISK FACTORS

     Holders of Private Placement Notes should consider certain factors discussed under "RISK FACTORS," as well as the other information set forth herein, in evaluating whether or not to tender such securities in the Exchange Offer.

                                   THE NOTES

     The Notes, which are due July 31, 2000, bear interest at 7.5% per annum until July 31, 1997 and at 9.0% per annum thereafter payable quarterly in arrears. Upon the earlier of the one hundred twentieth (120th) day following the end of each fiscal year or the thirtieth (30th) day following the completion of the annual reports required by the Indenture, the Company is required to repay the principal amount of the Notes to the extent of 50% of the Company's annual cash operating revenues in excess of the sum of (i) the Company's operating expenses, real estate taxes and insurance costs; (ii) mandatory debt service and debt reduction on the Gift Mart Financing, the AMM Escrow Bonds, the Antecedent Debt Bonds, the Notes, the Revolver and any other debt permitted under the Notes; (iii) the Company's income taxes; and (iv) $10 million. Indebtedness under the Notes is secured by a deed to secure debt on both the Apparel Mart and the Merchandise Mart properties and the pledge of related assets, subject to the prior lien securing the Revolver. See "THE NOTES -- Redemption."

     The terms of the Indenture limit the Company's ability to engage in certain activities, including, among other things, declaring dividends, making distributions, incurring debt, selling or leasing its property and assets and engaging in any line of business other than the ownership and management of trade marts, trade shows and related activities. See "THE NOTES -- Restrictions on Activities of the Company."

     Additionally, upon a Change of Control (as defined under "THE NOTES") any holder may require the Company to repurchase all or any part of such holder's Notes at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, if any. See "THE NOTES -- Redemption."

     The Notes are secured by deeds to secure debt on the Apparel Mart and the Merchandise Mart, which are subordinated to the deed to secure debt on these properties which secures the obligations of the Company under the Revolver. Accordingly, the rights of holders of the Notes are subordinated to the rights of the lenders under the Revolver, as to the Apparel Mart and the Merchandise Mart. The rights of the holders of the Notes also are subordinated to the rights of the Gift Mart Financing lenders, as to the Gift Mart. See "THE
NOTES -- Collateral for the Notes."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  Federal Income Tax Consequences of Exchange of Notes

     Although there is no precedent directly on point or closely analogous, because the economic rights of the holders against the Company are not being modified, the Company intends to take the position that the exchange of Exchange Notes for Private Placement Notes should be treated as a continuation of the corresponding Private Placement Notes. The Company intends to report the transaction in this manner for federal income tax purposes. If this position is correct, there should be no tax consequences to the Company or the holders from the exchange of Notes.

     Even if the exchange of Notes is not treated as a continuation of the Private Placement Notes, any exchange of Notes should constitute a recapitalization of the Company within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), which would be a tax-free transaction to the holders, except to the extent the principal amount of securities received exceeds the principal amount of securities surrendered therefor. Thus, the Company has obtained an opinion that the holder of a Private Placement Note should not recognize gain or loss upon the exchange of such Private Placement Notes for Exchange Notes; the holder's basis in the Exchange Notes should be the same as its basis in the Private Placement Notes; and the holder's holding period for the Exchange Notes for federal income tax purposes should include any holding period for the Private Placement Notes. Such opinion is not binding on the Internal Revenue Service (the "Service") or any court, and, accordingly, there can be no assurance that the Service will not assert successfully a contrary position. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Consequences of Exchange of Notes to the Holders."

     If the Exchange Notes issued in the Exchange Offer are not treated as a continuation of the Private Placement Notes, however, substantial cancellation of indebtedness income to the Company could arise if the Private Placement Notes or the Exchange Notes are "traded on an established securities market" within the meaning of Section 1273(b)(3) of the Code. The Company believes that any such cancellation of indebtedness income should be income to the previous owners of the Apparel Mart and the Merchandise Mart and not to the Company. If not, however, the Company could face a substantial tax liability which might have a material adverse impact on the Company and its ability to pay interest and principal on the Notes. See "CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS -- Consequences of Exchange of Notes to the Company."

  Original Issue Discount

     The Exchange Notes will be treated as issued with original issue discount ("OID") for federal income tax purposes. Such OID will be included in the income of the holders of the Notes for federal income tax purposes under a constant yield method. Thus, holders of Notes may be required to include amounts in income prior to the receipt of cash. The precise amount of OID cannot be determined at this time. At a minimum, such OID will include all amounts of interest payable under the Indenture in excess of 7.5% per annum. Additional OID will exist if the Notes are "traded on an established securities market" within the meaning of Section 1273(b)(3) of the Code and their fair market value at the time of issuance is less than their face amounts. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Interest Income to Holders of Exchange Notes."

                        SUMMARY SELECTED FINANCIAL DATA

     Set forth below is certain selected historical financial data for the Atlanta Market Center Companies, which comprise the predecessor entities of AMC, as of and for each of the years in the five-year period ended December 31, 1994, as of and for the 274-day period ended October 1, 1995 and for the period from October 1, 1994 through February 28, 1995, and for AMC as of February 29, 1996 and for the period from October 2, 1995 through February 29, 1996. AMC was organized effective October 2, 1995 with a fiscal year-end of August 31. The selected financial data presented below as of October 1, 1995 and for the 274-day period then ended and for, and as of the end of, each of the years in the three-year period ended December 31, 1994, is derived from the combined financial statements of the Atlanta Market Center Companies, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The information as of February 29, 1996 and December 31, 1991 and 1990 and for the periods then ended and for the period ended February 28, 1995 is unaudited. The following summary selected financial data for the Company should be read in conjunction with the financial statements and notes thereto contained elsewhere in this Prospectus. See "SELECTED HISTORICAL FINANCIAL DATA."

                       PERIOD FROM         PERIOD FROM        PERIOD FROM
                     OCTOBER 2, 1995     OCTOBER 1, 1994    JANUARY 1, 1995                 YEAR ENDED DECEMBER 31,
                         THROUGH             THROUGH            THROUGH       ---------------------------------------------------
                    FEBRUARY 29, 1996   FEBRUARY 28, 1995   OCTOBER 1, 1995     1994       1993       1992      1991       1990
                    -----------------   -----------------   ---------------   --------   --------   --------   -------   --------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF
  OPERATIONS DATA:
  Revenues........       $28,933             $28,072            $54,840       $ 64,201   $ 63,177   $ 61,930   $54,040   $ 54,055
  Operating
    expenses,
    exclusive of
    depreciation
    and
   amortization...        15,724              15,133             29,124         37,677     35,205     34,777    28,379     29,076
  Depreciation and
    amortization..         5,569               6,016              9,549         13,527     14,472     12,811     8,023      8,063
                         -------             -------            -------       --------   --------   --------   -------   --------
    Operating
      income......         7,640               6,923             16,167         12,997     13,500     14,342    17,638     16,916
  Interest
    expense.......         3,553              13,042             25,560         25,946     24,018     28,840    23,903     32,935
  Other expenses
    (income)......          (157)                 11               (199)           373       (310)      (415)    2,381        727
  Income tax
    expense.......         1,613                  --                 --             --         --         --        --         --
                         -------             -------            -------       --------   --------   --------   -------   --------
    Income (loss)
      before
     extraordinary
      item........       $ 2,631             $(6,130)           $(9,194)      $(13,322)  $(10,208)  $(14,083)  $(8,646)  $(16,746)
                         =======             =======         ==========       ========   ========   ========   =======   ========
  Income (loss)
    before
    extraordinary
    item per
    share -- primary...  $   .04             $   (a)            $   (a)       $    (a)   $    (a)   $    (a)   $   (a)   $    (a)
                         =======             =======         ==========       ========   ========   ========   =======   ========
  Income (loss)
    before
    extraordinary
    item per
    share -- fully
    diluted.......       $   .04             $   (a)            $   (a)       $    (a)   $    (a)   $    (a)   $   (a)   $    (a)
                         =======             =======         ==========       ========   ========   ========   =======   ========


                                                                                         DECEMBER 31,
                                   FEBRUARY 29,    OCTOBER 1,    -------------------------------------------------------------
                                       1996           1995         1994         1993         1992         1991         1990
                                   ------------    ----------    ---------    ---------    ---------    ---------    ---------
                                                                     (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets...................   $  238,159     $  215,348    $ 213,675    $ 219,903    $ 236,739    $ 241,925    $ 204,313
  Corporate notes/mortgage loans
    payable......................      335,342        354,505      407,532      410,541      414,094      399,440      347,906
  Long-term advances from
    affiliate....................           --             --       12,048       12,048       12,048       12,048       12,048
  Deficit........................   $ (107,857)    $ (152,165)   $(231,015)   $(220,210)   $(207,966)   $(191,024)   $(177,795)
                                    ==========     ==========    =========    =========    =========    =========    =========


                      PERIOD FROM         PERIOD FROM        PERIOD FROM
                    OCTOBER 2, 1995     OCTOBER 1, 1994    JANUARY 1, 1995                 YEAR ENDED DECEMBER 31,
                        THROUGH             THROUGH            THROUGH       ----------------------------------------------------
                   FEBRUARY 29, 1996   FEBRUARY 28, 1995   OCTOBER 1, 1995     1994       1993       1992       1991       1990
                   -----------------   -----------------   ---------------   --------   --------   --------   --------   --------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)
OTHER:
  Distributions
    to
    stockholders/       $    --             $   990            $   103       $  1,077   $  1,694   $  2,526   $  1,087   $     --
    partners...         =======             =======            =======       ========   ========   ========   ========   ========
  Ratio of
    earnings to
    fixed
    charges(b)...          1.04                 .53                .64            .49        .58        .52        .64        .50
                        =======             =======            =======       ========   ========   ========   ========   ========
  Earnings to
    fixed charges
    coverage
    deficiency...       $    (a)            $(6,130)           $(9,194)      $(13,322)  $(10,208)  $(14,083)  $ (8,646)  $(16,746)
                        =======             =======            =======       ========   ========   ========   ========   ========

- ---------------

(a) Not applicable.

(b) For purposes of computing the ratio of earnings to fixed charges, earnings represent operating income plus other income and minus other expenses as indicated above plus land rental expense. Fixed charges consist of interest expense, inclusive of amortization of debt expense and related interest costs on the Notes that will be recorded as a reduction of the carrying value of the Notes when paid, and land rental expense. For all periods shown except for the period from October 2, 1995 through February 29, 1996, earnings were inadequate to cover fixed charges. On a pro forma basis (unaudited), assuming the debt restructuring had occurred prior to January 1, 1994, the ratio of earnings to fixed charges for the period from January 1, 1995 through October 1, 1995 and for the year ended December 31, 1994 is
    1.03 and 0.65, respectively.

                                  RISK FACTORS

FINANCING RISKS

  Highly Leveraged Position

     Upon formation the Company had long-term debt with a face amount of approximately $276 million. The interest costs on such indebtedness will have a significant negative effect on the Company's cash flow. Interest on the Revolver, which permits borrowings of up to $10 million, accrues at either LIBOR plus 215 basis points or the prime rate plus 100 basis points, at the Company's option. Interest on the $107 million Gift Mart Financing is payable at the prime rate plus 100 basis points or LIBOR plus 200 basis points or IBOR plus 200 basis points, at the Company's option. In the event of increases in the interest rates on the Company's indebtedness under the Gift Mart Financing or the Revolver or in connection with any refinancing of any of the Company's indebtedness, the Company's interest costs will increase. The amount of the Company's indebtedness makes the Company more vulnerable to extended economic downturns and limits the Company's flexibility to adjust to changing economic conditions.

  Restrictions on Additional Indebtedness; Possible Deficiencies of Cash Flows

     The terms of the Revolver limit the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions and other purposes. Similarly, the Notes limit the ability of the Company to incur additional indebtedness. During 1996, the Company will be required to repay approximately $1.0 million of the principal amount of its indebtedness under the AMM Escrow Bonds, of which the Company had paid approximately $500,000 at March 31, 1996. Principal payments to reduce the indebtedness under the Gift Mart Financing and the Notes will be determined based upon cash flows of the Gift Mart and of the Company, respectively. While the Company had remaining
availability of $  million under the Revolver at May   , 1996, to the extent the
Company requires additional funds to satisfy interest costs, repay indebtedness or fund capital expenditures or acquisition costs, it must rely upon cash flows from its operations and proceeds from the liquidation of certain of its non-Mart assets. Historically, the Company has had insufficient funds to cover its fixed charges. There can be no assurance that the Company will have sufficient cash flows to satisfy all of its obligations as they come due.

  Limitations on Uses of Cash Flows

     The terms of certain of the Company's indebtedness restrict the uses of certain cash flows of the Company. For example, the Gift Mart Financing requires that all net cash flows from the Gift Mart, subject to limited exceptions, be utilized to reduce indebtedness thereunder. Similarly, reduction of the principal amount of the Notes is required if the Company achieves certain levels of cash flows. As a result of such provisions, a substantial portion of the Company's cash flows must be used for repayment of indebtedness and will not be available for the Company's operations for such purposes as implementing capital improvements or business expansion.

  Necessity of Approval of Gift Mart Lenders

     The Company's ability to operate the Gift Mart may be adversely impacted by the exercise of certain rights of the lenders under the Gift Mart Financing, including, without limitation, the right to approve Gift Mart budgets, to sequester all Gift Mart receipts as additional security, to approve capital projects and to disburse funds for payment of operating costs. In addition, the construction of additional aerial walkways between the Gift Mart and the other Marts, which is a key component of the Company's business plan, will require, among other things, approval by such lenders. There can be no assurance that such rights will not limit the ability of management of the Company to operate its business in the manner it deems prudent.

  Cross-Defaults

     The terms of certain of the Company's indebtedness define events of default thereunder to include certain defaults under the Company's other indebtedness. In addition, in the event of a default under the Gift Mart Financing, certain intercompany payments to the Company pursuant to a management agreement and tax sharing agreement may be suspended. Under the terms of the Gift Mart Financing, events of default include involuntary termination of Mr. Portman and John M. Ryan, President and a director of the Company, in certain circumstances, and the death or incapacity of Mr. Portman. In the event of default that results in acceleration, the Company would be unable to meet its debt obligations unless it could obtain alternative financing. See "FORMATION
TRANSACTIONS -- Financing -- Gift Mart Financing."

  Possible Inability of Debtors to Make Payments


     The AMM Escrow Bonds are secured by notes issued by owners of two trade shows (AMC Tampa and AMC Orlando), which provide for payments thereunder in amounts sufficient to service the Company's indebtedness under the AMM Escrow Bonds. AMC Tampa, which owed the Company approximately $395,322 as of February 29, 1996, has advised the Company that it may have difficulty meeting its interest and principal repayment obligations thereunder; accordingly, the Company and AMC Tampa are currently negotiating a deferral of certain principal payments due prior to maturity thereunder. While the Company has no reason to believe that the note issued by the owners of AMC Orlando (which exceeds the amount of debt outstanding under the AMM Escrow Bonds) will not be paid when due, in the event of nonpayment the Company must meet its obligations under the AMM Escrow Bonds from other sources.


  Need to Refinance

     Upon the Formation, indebtedness under the Gift Mart Financing was outstanding in the principal amount of $107 million. Such indebtedness will become due two years prior to the scheduled maturity date of the Notes (or one year prior, if the Company qualifies for an extension option). The Company expects it will be required to refinance the Gift Mart Financing in order to repay its indebtedness thereunder at maturity. There can be no assurance that the Company will be able to refinance the Gift Mart Financing or otherwise obtain funds necessary to repay such indebtedness. See "-- Cross-Defaults." Further, in the event the Company is unable to repay the indebtedness under the Gift Mart Financing at maturity, the lenders thereunder would be entitled to foreclose on the Gift Mart, thereby impairing the ability of the Company to meet its obligations under the Notes. In the event of foreclosure, the Company's remaining business would be adversely affected due to, among other things, the loss of cross-selling opportunities and the loss of certain economies of scale. See "FORMATION OF THE COMPANY -- Financing."

     The Company also expects it will be required to refinance the principal amount of $160 million of the Notes in order to repay them when they mature on July 31, 2000 because the Company does not expect to generate sufficient funds from operations to pay the principal amount of the Notes upon their scheduled maturity date. There can be no assurance that the Company will be able to refinance the Notes or otherwise to obtain funds for the repayment thereof. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

ADDITIONAL RISKS ASSOCIATED WITH THE NOTES

  Original Issue Discount

     The Exchange Notes will be treated as issued with OID for federal income tax purposes. Such OID will be included in the income of the holders of the Notes for federal income tax purposes under a constant yield method. Thus, holders of Notes may be required to include amounts in income prior to the receipt of cash. The precise amount of OID cannot be determined at this time. At a minimum, such OID will include all amounts of interest payable under the Indenture in excess of 7.5% per annum. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Interest Income to Holders of Exchange Notes."

  Lack of Market for Notes

     There is no public market for the Private Placement Notes, and the Company does not believe it is likely that any such market will develop for the Private Placement Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange. Consequently, holders of the Notes may be required to bear the economic risk of ownership thereof for an indefinite period of time, and in the event a holder is able to sell its Notes, such holder may be required to sell at a substantial discount.

  Possible Alternative Transactions

     Portman Holdings has advised the Company that it is considering various alternatives pursuant to which it may offer to purchase Notes and common stock of the Company from certain of the holders thereof. There can be no assurance as to when or if any such offer may be made or as to the terms thereof.

POTENTIAL TAX RISKS OF EXCHANGE OFFER FOR THE COMPANY

     Although there is no precedent directly on point or closely analogous, because the economic rights of the holders against the Company are not being modified, the Company intends to take the position that the exchange of Exchange Notes for Private Placement Notes should be treated as a continuation of the corresponding Private Placement Notes. If this position is correct, there should be no tax consequences to the Company or the holders from the exchange of Notes. If such an exchange is instead found to be a significant modification of the Private Placement Notes for federal income tax purposes, however, substantial cancellation of indebtedness income could arise if the Private Placement Notes or the Exchange Notes are "traded on an established securities market" within the meaning of Section 1273(b)(3) of the Code. The Company intends to take the position that any such cancellation of indebtedness income should be income to the previous owners of the Apparel Mart and the Merchandise Mart and not to the Company. If not, however, the Company could face a substantial tax liability which might have a material adverse impact on the Company and its ability to pay interest and principal on the Notes. The Company has not obtained an opinion of counsel or a ruling by the Service as to this issue, and accordingly, holders of Notes are urged to consult their own tax advisors as to the impact of this potential tax liability on the Company and on their position as holders of the Notes. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Consequences of Exchange of Notes to the Company."

INDUSTRY RISKS

  Competition

     The Company's Marts and trade shows are subject to all operating risks common to the trade show industry. These risks include competition from existing trade marts and trade shows throughout the United States, competition from entities that may have greater financial resources than the Company, competition from new or additional trade marts and competition from the development of alternative distribution methods. Some major national trade shows which compete with the Company's Marts and trade shows are held simultaneously with or within a short time period of the Company's trade shows. The Company often competes with these shows for Manufacturers and buyers who may attend only a single show. Certain of the Company's competitors may have greater financial resources than the Company. In addition, new or additional trade marts or trade shows may be organized by existing competitors or new market entrants which may adversely impact the Company's operations. For example, the Inforum, a building located adjacent to the Company's Marts, was designed and developed as a trade mart and conference center, and it is possible that portions of the Inforum could be operated as some form of a trade mart in the future in competition with the Company. In addition, the Company's business may be adversely affected by alternative distribution methods such as direct sales by Manufacturers. Developments in telecommunications may further adversely affect the Company's business through the establishment of additional means of direct contact between Manufacturers and buyers. There can be no assurance that alternative distribution channels will not grow or be developed which could have a material adverse impact on the Company. See "BUSINESS AND PROPERTIES -- Competition."

  Impact of Industry Trends and Economic Activity

     In recent years, the Company has experienced declining demand for its showrooms and trade shows in certain industries, although there has been growth in certain other industries. Because the wholesale trade mart business is a mature industry, there are limited opportunities for growth; accordingly, there can be no assurance that there will not be further declines in the demand for the Company's services. See "BUSINESS AND PROPERTIES -- Competition."

     Wholesaling activities, on which the Company's revenues depend, are affected by the general level of economic activity in the United States. Economic factors which affect retailing such as interest rates, economic growth and consumer confidence also have a direct impact on the Company's business. In addition, economic conditions in the housing industry have a direct impact on the demand for many of the products offered through the Company's Marts and trade shows.

OPERATING RISKS

  Possible Inability to Expand or Introduce Industries

     The success of the Company's Marts is dependent upon the Company's ability both to expand existing industries in its Marts and to identify and introduce new industries in its Marts. The expansion of existing industries and the development of new industries in the Marts involves significant costs and may require that the Company provide significant concessions to attract new tenants which the Company may be unable to recoup. For example, as discussed in "BUSINESS AND PROPERTIES -- The Marts -- Apparel Mart and Trade Shows," as of February 29, 1996, only approximately 45.9% of the total rentable square feet in the Apparel Mart designated for the International Sports Plaza ("ISP") was leased. There can be no assurance that the Company will be able to attract sufficient tenants to the space allocated to the ISP for it to operate profitably. In the event of the loss or decline of tenants in any of the Marts, there can be no assurance that the Company can successfully expand existing industries or introduce and develop a new industry to replace such tenants. See "BUSINESS AND PROPERTIES -- Company Strategy."

  Possible Inability to Expand or Acquire Trade Shows

     The Company seeks opportunities to manage and, in limited circumstances, to acquire additional existing trade shows. The Company's profitability will depend, in part, on its ability to identify trade shows which have the potential for growth and to negotiate favorable management or acquisition agreements therefor. The terms of the Notes and the Revolver limit the Company's recourse borrowings to acquire trade shows to $2.5 million. Accordingly, unless the Company generates revenues in excess of the amount of its operating expenses and debt service requirements, its ability to expand will be severely limited. Because the Company will compete for trade shows with other operators who may have significantly greater financial and other resources than the Company, there can be no assurance that it can obtain management of or acquire additional trade shows. See "BUSINESS AND PROPERTIES -- Independent Trade Shows."

  Possible Termination of Existing Trade Show Management Contracts; Potential Losses from Trade Shows and Special Events

     The Company's existing trade show management contracts are terminable by the trade show owners in the event that certain cash flow targets are not met in a given year. There can be no assurance that such targets will be met. The Company is also involved in the development of new trade shows and special events which requires the expenditure of capital on a speculative basis because the ultimate profitability of such ventures cannot be determined until substantial costs are incurred. While the Company has experienced success with certain existing trade shows, the Company and its affiliates have also experienced losses in connection with the development of certain other trade shows and special events in the past. Certain trade shows managed by the Company in the past were unable to operate profitably as a result of competing trade shows. There can be no assurance that the Company will be able to successfully operate its trade shows for which there is substantial competition in the future. See "BUSINESS AND PROPERTIES -- Independent Trade Shows" and "-- Special Events."

REAL ESTATE RISKS

  Possible Illiquidity; Impact of Local Market Conditions

     The Company's assets are subject to the risks incident to ownership of real property. Real estate investments are relatively illiquid. Further, the value of the Company's real estate will be affected by general economic conditions in the southeastern U.S. and, in particular, in Atlanta, Georgia and changes in local real estate market conditions. Accordingly, there can be no assurance that the market value of any of the Company's properties, which constitute its principal assets that secure its indebtedness, including the Notes, will not decrease.

  Need for Capital Improvements

     The Marts require substantial capital improvements regularly, not only to attract and retain tenants, but also to comply with governmental requirements. Total capital expenditures were $6.2 million in the period from January 1, 1995 through October 1, 1995, $12.0 million in 1994, $4.3 million in 1993 and $10.6 million in 1992. Management expects that capital expenditures, including tenant improvements, of approximately $7.0 million to $9.0 million will be needed to improve and maintain the buildings during the fiscal year ending August 31, 1996. However, there can be no assurances that changes in the competitive environment, governmental regulations or unforeseen loss or damage will not cause capital expenditures to exceed management's estimate. See " -- Forward Looking Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." As the Marts age, the necessary capital expenditures related thereto may increase. The ability of the Company to pay for such expenditures is limited by the terms of its financing. See "FORMATION TRANSACTIONS -- Financing."

  Risks Associated With Tenants' and Exhibitors' Financial Condition

     Many of the Company's tenants and other exhibitors are small businesses and, as such, generally experience a higher rate of bankruptcy, business failure and other financial difficulties than larger businesses. In the event of a default by a tenant, the Company may experience delays in receipt of payments and incur costs in attempting to collect lease payments or otherwise enforcing its rights which adversely impact its revenues. From January 1992 to February 1996 the Company experienced average bad debt expense as a percentage of rental revenues of 2.30%. There can be no assurance that tenant defaults will not increase. The average collection period for accounts receivable was approximately 29 days, 28 days and 26 days for 1995, 1994 and 1993, respectively. Tenant accounts receivable was approximately $4,409,000 as of February 29, 1996.

  Short-term Leases; Renewal of Leases and Reletting of Space; Group Action of Tenants

     The Company is subject to the risk that space in the Marts may, upon expiration of current leases, not be re-leased or may be re-leased on terms less favorable to the Company than current lease terms. The average term of a showroom lease in the Marts is approximately three years. The short-term nature of the leases subjects the Company to the risk of rate fluctuations to a greater extent than landlords who lease for longer terms. The percentage of total rentable square feet of each of the Marts which are subject to leases which expire during calendar year 1996 are as follows: Merchandise Mart: 23%; Apparel
Mart: 23%; and Gift Mart: 32%.

     Additionally, some of the tenants of the Company are members of trade associations or other groups which seek to promote the common interests of their memberships. While such associations and groups have not been successful in negotiating with the Company on a collective basis, there can be no assurance the tenants will not attempt to act collectively in the future.

  Nature of Buildings; Interrelated Valuation of Assets

     The Marts were designed and developed to be wholesale trade mart facilities and cannot be converted to an alternative use without substantial capital investment. In the event that the Marts cannot be operated profitably as such, there can be no assurance that the Company will be able to obtain the necessary capital to convert these facilities to another use.

     Further, because of the importance of cross-selling opportunities and certain efficiencies of scale, the loss of the business of any of the Marts would adversely impact the Company's ability to operate the remaining Marts profitably.

  Possible Environmental Liability

     As an owner or operator of real property, the Company may be liable for the cost of removal or remediation of certain hazardous substances located in, on or under its property, pursuant to various federal, state and local laws, ordinances and regulations. These laws may impose liability without regard to whether the Company knew of, or was responsible for, the presence of the hazardous substances. Any required remediation or removal of such substances may involve substantial costs. The Company is unaware of any hazardous substances in, on or under the properties it currently owns or operates that requires removal or remediation. However, the presence of hazardous substances, or the failure properly to remediate such substances when present, may adversely affect the Company's ability to sell or rent such real property or to borrow money using such real property as collateral. Furthermore, some environmental laws may create a lien on a contaminated site in favor of the government for damages and costs it incurs in connection with remediation of hazardous or toxic substances. The Company may also be subject to claims by third parties resulting from environmental contamination emanating from property it owns or operates. No assurances can be given that future legislation will not impose significant additional obligations on the Company. See "BUSINESS AND PROPERTIES -- Governmental Regulation -- Environmental Matters."

  Compliance With Americans With Disabilities Act

     Under the Americans With Disabilities Act (the "ADA"), "public accommodations" such as the Marts, are required to meet certain federal requirements relating to access and use by persons with disabilities. In order for certain public areas of the Marts to comply with the requirements of the ADA, structural barriers to handicapped access must be removed, where removal is "readily achievable." A number of additional federal, state and local laws exist which may also require modifications to the Marts, or restrict certain renovations thereof, with respect to access thereto by disabled persons. Noncompliance with the ADA or any of such other laws may result in the imposition of fines or an award of damages to private plaintiffs. The Company believes that the cost of bringing all of the Marts into compliance with the ADA will not be material. However, in the event additional changes are necessitated as a result of future legislation or otherwise, the Company's operations could be adversely affected. See "BUSINESS AND PROPERTIES -- Governmental
Regulation -- Americans With Disabilities Act."

  Possible Uninsured or Underinsured Losses

     The Company carries liability, fire, extended coverage and rental loss insurance covering all of the Marts, with policy specifications and limits which the Company believes are of the type and amount customarily obtained for or by an owner on real property assets. Insurance for certain types of losses (such as from earthquakes or wars) is not generally obtained because such losses are either uninsurable or not economically insurable. In the event of a loss that is uninsured or for which insurance coverage is insufficient to pay the full value or replacement cost of any damage, the Company would be unable to replace the property damaged or destroyed unless it could obtain additional financing. However, the ability of the Company to incur additional indebtedness is restricted by the terms of its current indebtedness. See "FORMATION
TRANSACTIONS -- Financing."

CONTROL OF BOARD OF DIRECTORS; CHANGE OF CONTROL

     Pursuant to the Shareholders Agreement, dated as of October 2, 1995, among the Company and the shareholders of the Company named therein, as amended (the "Shareholders Agreement"), Portman Holdings has the right to designate all of the members of the Board of Directors of the Company until 1997 and a majority until 2000 subject to certain limitations, including the death or resignation of Mr. Portman. Portman Holdings presently owns 17.5% of the common stock of the Company and none of the Notes. Accordingly, the interests of Portman Holdings may differ from those of the Company's lenders, including the holders of the Notes. See "THE SHAREHOLDERS AGREEMENT." Additionally, in the event Portman Holdings were to acquire any of the Notes, its interests may be different from those of the other holders of the Notes. For a discussion of the potential impacts of such acquisition see, "THE NOTES -- The Indenture."

     Certain Changes of Control (as defined under "THE NOTES") in the Company would give rise to the right of the holders of the Notes to require redemption thereof. The transfer of shares of common stock of the Company is not restricted by the terms of any agreement other than for compliance with applicable securities laws. Accordingly, there can be no assurance that such a Change of Control of the Company will not occur. If such event did occur, if the Company was unable to redeem the Notes as required under the Indenture, an event of default could be declared by the holders of the Notes. Upon such event of default, the Company would be, by reason of cross-default provisions, in default under the Gift Mart Financing, the Revolver, the Antecedent Debt Bonds and the AMM Escrow Bonds, which represent an aggregate of up to $127.0 million of indebtedness, and would be required to make payments to the creditors of the Gift Mart Financing and the Revolver prior to redeeming the Notes. See
"-- Financing Risks -- Cross-Defaults." Accordingly, unless the Company could refinance all such indebtedness following a default, the Company would not be able to make the payments required under the terms of its indebtedness, including the Notes. See "THE NOTES -- The Indenture -- Redemption."

CONFLICTS OF INTEREST


     Mr. Portman is both the Chief Executive Officer and the Chairman of the Board of the Company and the sole shareholder of the general partner of Portman Holdings. Portman Holdings and its affiliates and certain employees of the Company have interests in the entities which own the California Gift Show, the Florida Gift Shows, the Orlando Surf Expo and Lightfair, which are trade shows managed by the Company. In addition, the Company and Portman Holdings are parties to certain agreements pursuant to which each provides certain services to the other, which agreements are negotiated between the executives of the Company and Portman Holdings and which have been approved by the independent directors of the Company. Mr. Portman devotes a portion of his time to the affairs of Portman Holdings. Additionally, Mr. Portman and members of his family own interests in entities that are indebted to the Company. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The foregoing relationships and agreements may result in conflicts of interest.


     Mr. Portman is a party to a Noncompetition Agreement dated as of October 2, 1995 which provides that Mr. Portman will not directly or indirectly own and/or manage trade marts, trade shows, special events or consumer shows within 13 specified counties in the State of Georgia for a period of three years from the date thereof. See "BUSINESS AND PROPERTIES -- Noncompetition Agreement."

FORWARD LOOKING STATEMENTS

  "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     A number of the matters and subject areas discussed in the foregoing "Risk Factors" section and in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company's actual future operations involving any one or more of such matters and subject areas. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future operations and results to differ from the Company's current expectations regarding the relevant matter or subject area. The operations and results of the Company's business also may be subject to the effect of other risks and uncertainties in addition to the relevant qualifying factors identified in the foregoing "Risk Factors" section, including, but not limited to, general economic conditions in the U.S. and specifically in the Southeast and in the industries represented at the Marts, the inability of the Company to generate sufficient funds to make required payments under the terms of its indebtedness or the inability to respond to changes in the wholesale Mart industry.

                                USE OF PROCEEDS

     The Private Placement Notes were originally issued as a modification of existing indebtedness and resulted in no cash proceeds to the Company. See "FORMATION TRANSACTIONS -- Background." The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for the Exchange Notes, the Company will receive a like principal amount of Private Placement Notes, which were issued by the Company as of October 2, 1995, the terms of which are identical in all material respects to the Exchange Notes. The Private Placement Notes surrendered in exchange for the Exchange Notes will be retired. Accordingly, the issuance of the Exchange Notes will not result in any change in the indebtedness of the Company.

                               THE EXCHANGE OFFER

GENERAL

     The Company is undertaking the Exchange Offer pursuant to the Exchange and Registration Rights Agreement (see "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT") which was entered into in conjunction with a series of transactions pursuant to which the Company was organized. See "FORMATION TRANSACTIONS -- Background."

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING PRIVATE PLACEMENT NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will exchange the Exchange Notes for Private Placement Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below.

     As of the date of this Prospectus, $160 million in aggregate principal amount of the Private Placement Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date of this Prospectus to all registered holders of the Private Placement Notes. The Company's obligation to accept the Private Placement Notes for exchange is subject to certain conditions set forth below under "-- Certain Conditions to the Exchange Offer."

     The Exchange Offer and withdrawal rights will expire at 12:00 midnight, New
York City time on             , 1996, unless extended. The Company expressly
reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, by giving written notice of such extension to the Exchange Agent and by making a public announcement thereof. The Company will give notice by press release of any extension as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 A.M., New York City time, on the next business day following the previously scheduled Expiration Date. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through Midnight, New York City time. During any such extension, all Private Placement Notes previously tendered and not accepted for exchange will remain subject to the Exchange Offer and may, subject to the terms and conditions set forth in this Prospectus and in the Letter of Transmittal, be accepted for exchange by the Company, subject to the withdrawal rights of tendering holders.

     The Company expressly reserves the right to amend the Exchange Offer and to reject any Private Placement Notes not theretofore accepted for exchange upon the occurrence of certain conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." In the event the Exchange Offer is terminated, the Private Placement Notes not accepted for exchange will be returned without expense to the tendering holder as promptly as practicable thereafter.

PROCEDURES FOR TENDERING PRIVATE PLACEMENT NOTES

     The tender by a holder of Private Placement Notes in the manner set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal. Except as set forth below or in the accompanying Letter of Transmittal, a holder who wishes to tender Private Placement Notes for exchange pursuant to the Exchange Offer must transmit the Private Placement Notes, together with a properly completed and duly executed Letter of Transmittal, and all other documents required thereby, to the Exchange Agent at its address set forth therein on or prior to the Expiration Date.

     THE METHOD OF DELIVERY OF THE PRIVATE PLACEMENT NOTES, LETTERS OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE

TIMELY DELIVERY. THE LETTER OF TRANSMITTAL AND THE PRIVATE PLACEMENT NOTES SHOULD NOT BE SENT TO THE COMPANY.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Private Placement Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) by an Eligible Institution (as defined below). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guaranty must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States and, in each instance, which is a participant in the Securities Transfer Agent Medallion Program or similar program (collectively, "Eligible Institutions"). If the Private Placement Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Private Placement Notes surrendered for exchange must either
(i) be endorsed by the registered holder, with the signature thereon guaranteed by an Eligible Institution or (ii) be accompanied by a bond power, duly executed by the registered holder, with the signature thereon guaranteed by an Eligible Institution. The term "registered holder" as used herein with respect to the Private Placement Notes means any person in whose name the Private Placement Notes are registered on the books of the Trustee, which is currently the registrar for the Notes.

     Tenders may be made in principal amounts of $1.00 and integral multiples thereof. Subject to the foregoing, holders may tender less than the aggregate principal amounts represented by the Private Placement Notes deposited with the Exchange Agent provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Private Placement Notes. The Exchange Offer is not conditioned upon any minimum principal amount of Private Placement Notes being tendered for exchange.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of Private Placement Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any Private Placement Notes not properly tendered or to reject any Private Placement Notes, the acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer as to any Private Placement Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Private Placement Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Placement Notes for exchange must be cured within such time as the Company shall determine. No alternative, conditional or contingent tenders will be accepted. Neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Private Placement Notes for exchange, nor shall any of them incur any liability for failure to give such notification. Tenders of the Private Placement Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, or other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

     Any beneficial owner whose Private Placement Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to tender the Private Placement Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender the Private Placement Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender directly, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Private Placement Notes, either (i) make appropriate arrangements to register ownership of the Private Placement Notes in such holder's name or (ii) obtain an endorsement of, or instrument of transfer or exchange for, the Private Placement Notes from the registered holder as holder as above specified. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

     Each holder that tenders the Private Placement Notes in the Exchange Offer will be required to represent to the Company that the Exchange Notes to be acquired by such holder pursuant to the Exchange Offer are being acquired in the ordinary course of such holder's business and such holder has no intent or arrangement with any person to participate in the distribution of the Exchange Notes.

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to tender Private Placement Notes and the holder's certificates are not immediately available or time will not permit such certificates or other required documents to reach the Exchange Agent on or prior to the Expiration Date, a tender may be affected if:

          (a) the tender is made by or through an Eligible Institution; and

          (b) on or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, facsimile transmission, mail or hand delivery), substantially in the form provided by the Company, which contains a signature guaranteed by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery (unless such tender is for the account of an Eligible Institution) which sets forth the name and address of the holder of the Private Placement Notes and the amount of Private Placement Notes tendered, states that the tender is being made thereby and guarantees that within five New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with the Private Placement Notes and any required signature guarantees and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) all tendered Private Placement Notes as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the Expiration Date.

     A Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Exchange Agent and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, the exchange of Private Placement Notes accepted pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of certificates for such Private Placement Notes, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents.

ACCEPTANCE OF THE PRIVATE PLACEMENT NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE
NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will, promptly after the Expiration Date, accept all the Private Placement Notes properly tendered and not withdrawn and will immediately thereafter instruct the Exchange Agent to issue the Exchange Notes. See
"-- Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted Private Placement Notes that are tendered for exchange when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     The form and terms of the Exchange Notes will be identical to the form and terms of the Private Placement Notes, except that the Exchange Notes have been registered under the Securities Act. The Exchange Notes will bear interest from and including their issuance date at the same rate and upon the same terms as the Private Placement Notes. Holders of the Private Placement Notes whose Private Placement Notes are accepted for exchange will receive accrued but unpaid interest thereon to, but not including, the issuance date of the Exchange Notes, such interest to be payable with the first interest payment on the

Exchange Notes, and will be deemed to have waived the right to receive any payment in respect of interest on the Private Placement Notes accrued from and after the date of issuance of the Exchange Notes. Accrued but unpaid interest on the Private Placement Notes will be payable with the first interest payment on the Exchange Notes. See "THE NOTES."

     In all cases, issuance of Exchange Notes for Private Placement Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of the Private Placement Notes, a properly completed and duly executed Letter of Transmittal, and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Private Placement Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if the Private Placement Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted Private Placement Notes or substitute Private Placement Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder as promptly as practicable after the rejection of tender or the Expiration Date.

WITHDRAWAL RIGHTS

     Tenders of Private Placement Notes may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for exchange, pursuant to
the Exchange Offer, may also be withdrawn at any time after           , 1996.
For a withdrawal to be effective, a written, telegraphic or facsimile transmitted notice of withdrawal must be received by the Exchange Agent at the address or number set forth in the Letter of Transmittal. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Placement Notes to be withdrawn, (ii) identify the Private Placement Notes to be withdrawn (including the certificate number or numbers and principal amount of the Private Placement Notes), and (iii) be signed in the same manner required for the Letter of Transmittal by which such Private Placement Notes were tendered (including any required signature guarantees, endorsements, and/or powers). All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. The Private Placement Notes so withdrawn, if any, will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Private Placement Notes which have been tendered for exchange but which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn Private Placement Notes may be retendered by following any of the procedures described under "-- Procedures for Tendering Private Placement Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the Exchange Notes in exchange for, any Private Placement Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of the Private Placement Notes for exchange or the exchange of the Exchange Notes for the Private Placement Notes, any of the following events shall occur which occurrence, in the sole judgment of the Company and regardless of the circumstances (including any action by the Company) giving rise to any such events, makes it inadvisable to proceed with the Exchange Offer:

          (a) there shall be threatened, instituted, or pending any action or proceeding before, or any injunction, order, or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Private Placement Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order, or injunction shall be sought, proposed, introduced, enacted, promulgated, or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any domestic or foreign government or governmen-tal authority that might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders having obligations with respect to resales and transfers of Exchange Notes that are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus or would otherwise make it inadvisable to proceed with the Exchange Offer;

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or the over-the-counter market, (ii) any limitation by any governmental agency or authority which adversely affects the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or (iv) a commencement of a war, armed hostilities, or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing, existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects of the Company that is or may be adverse to the Company.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Private Placement Notes tendered, and no Exchange Notes will be issued in exchange for any such Private Placement Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

ASSISTANCE

     All executed Letters of Transmittal and Private Placement Notes that are being tendered should be directed to the Exchange Agent. Questions and requests for assistance or additional copies of the Prospectus, the Letter of Transmittal, and other related documents may be directed to the Exchange Agent at the address or telephone number set forth in the Letter of Transmittal.

     LETTERS OF TRANSMITTAL AND PRIVATE PLACEMENT NOTES SHOULD NOT BE SENT TO THE COMPANY.

THE EXCHANGE AGENT

     Reliance Trust Company will act as Exchange Agent for the Exchange Offer. The Company will pay the Exchange Agent a fee of approximately $1,500 for services in connection with the Exchange Offer and will reimburse the Exchange Agent for out-of-pocket expenses, including legal fees. In addition, the Company will indemnify the Exchange Agent against certain liabilities and expenses in connection with their services, including liabilities under the federal securities laws. The Company will also reimburse any custodians, nominees or fiduciaries the reasonable out-of-pocket expenses incurred by them in handling or forwarding tenders for their customers; however, any such expenses are anticipated to be nominal as no Private Placement Notes appear to be held of record by such entities.

TRANSFER TAXES

     Tendering holders of Private Placement Notes will not be obligated to pay brokerage commissions, fees or, subject to the instructions in the Letter of Transmittal with respect to special issuance instructions, transfer taxes with respect to the exchange of such notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than any applicable income taxes, in connection with the Exchange Offer.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Private Placement Notes for which they are exchanged, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized because of the Exchange Offer.

RESALES OF THE EXCHANGE NOTES

     The Company is relying upon a series of no-action letters issued by the Division of Corporate Finance of the Commission, including Letter from Exxon Capital Holding Corp. (available May 13, 1988), Letter from Shearman and Sterling (available July 2, 1993) and Letter from Morgan Stanley & Co. (available June 5, 1991), concerning the prospectus delivery and registration requirements of subsequent resales of privately placed securities. The Company has not requested a no-action letter relating to the Exchange Offer because the cited no-action letters were granted in situations similar to the Exchange Offer.

     Such series of no-action letters issued with respect to other transactions indicates the view of the Division of Corporate Finance of the Commission that a holder who exchanges Private Placement Notes for Exchange Notes in the ordinary course of business and who is not an affiliate of the Company will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 thereof. Such a holder must represent to the Company that (1) the Exchange Notes are being acquired in the ordinary course of the holder's business; (2) the holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; (3) neither the holder, nor any such other person is an affiliate of the Company, and (4) if the holder is not a broker-dealer, the holder is not engaged in and does not intend to engage in a distribution of Exchange Notes. However, if any holder is an "affiliate" of the Company within the meaning of Section 405 of the Securities Act or acquires Exchange Notes in the Exchange Offer for the purpose of distributing the Exchange Notes, such holder could not rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. The Company believes that none of the current registered holders of the Private Placement Notes are affiliates of the Company.

OTHER

     For a description of the Exchange Notes, see "THE NOTES."

     For a description of the Exchange and Registration Rights Agreement, see "EXCHANGE AND REGISTRATION RIGHTS AGREEMENT."

TAX CONSEQUENCES

     For a description of certain federal income tax consequences to holders of Private Placement Notes of tendering in the Exchange Offer, see "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- Consequences of Exchange of Notes to the Holders."

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

     AMC was incorporated on September 29, 1995 and organized effective October 2, 1995 in conjunction with the exchange of certain assets, debt and equity and the debt restructuring of Mr. Portman and the Portman Companies with their creditors. The businesses of Mr. Portman and the Portman Companies, which were contributed to AMC, are referred to collectively as the "Atlanta Market Center Companies." As part of the Formation, such businesses, along with certain other assets, were contributed in exchange for 10,880,302 shares of common stock of AMC. Certain creditors accepted Private Placement Notes plus 51,292,851 shares of common stock of AMC in exchange for outstanding indebtedness of certain businesses of Mr. Portman and the Portman Companies. These transactions have been accounted for as troubled debt restructurings under generally accepted accounting principles. The following unaudited pro forma condensed combined statements of operations for the period from January 1, 1995 through October 1, 1995 and the year ended December 31, 1994 reflect the pro forma results of operations of the Company for such periods assuming the Formation had taken place on January 1, 1994. This pro forma financial information includes the combined historical results of operations of the Atlanta Market Center Companies adjusted for the pro forma effects of the troubled debt restructuring and formation of the Company. The pro forma effects of the investment in EC Holdings and certain promissory notes issued by AMC Orlando and AMC Tampa, which have also been contributed to AMC effective October 2, 1995, have not been included due to their immaterial effect on operating results. These pro forma condensed statements of operations should be read in conjunction with the AMC consolidated balance sheet as of October 2, 1995 and related notes thereto, the combined financial statements and related notes thereto of the Atlanta Market Center Companies, and the notes to pro forma financial statements appearing elsewhere herein.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
          FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH OCTOBER 1, 1995
                                  (UNAUDITED)


                                                            HISTORICAL
                                                             COMBINED
                                                          ATLANTA MARKET     PRO FORMA      PRO FORMA
                                                         CENTER COMPANIES   ADJUSTMENTS        AMC
                                                         ----------------   -----------     ---------
                                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
Revenues:
  Rental...............................................      $ 35,707                        $35,707
  Trade shows..........................................        14,661                         14,661
  Other................................................         4,472                          4,472
                                                         ----------------                   ---------
                                                               54,840                         54,840
                                                         ----------------                   ---------
Operating expenses:
  Building operations..................................         8,556                          8,556
  Trade shows..........................................         2,994                          2,994
  Marketing............................................         5,649                          5,649
  General and administrative...........................         8,770                          8,770
  Bad debt expense.....................................           668                            668
  Property taxes.......................................         2,487                          2,487
  Depreciation and amortization........................         9,549                          9,549
                                                         ----------------                   ---------
                                                               38,673                         38,673
                                                         ----------------                   ---------
     Operating income..................................        16,167                         16,167
Other expense (income):
  Interest expense.....................................        25,560        $ (17,704)(d)     6,933
                                                                                (1,433)(e)
                                                                                   510(f)
  Other, net...........................................          (199)             (21)(d)      (220)
                                                         ----------------   -----------     ---------
                                                               25,361          (18,648)        6,713
                                                         ----------------   -----------     ---------
     Income (loss) before income taxes and
       extraordinary item (note a).....................        (9,194)          18,648         9,454
Income taxes...........................................            --            3,687(g)      3,687
                                                         ----------------   -----------     ---------
     Income (loss) before extraordinary item...........      $ (9,194)       $  14,961       $ 5,767
                                                         =============       =========      ========
Per share income before extraordinary item -- primary
  (note i).............................................                                      $   .09
                                                                                            ========
Per share income before extraordinary item -- fully
  diluted (note i).....................................                                      $   .08
                                                                                            ========


           See accompanying notes to pro forma financial statements.

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)

                                                       HISTORICAL
                                                        COMBINED
                                                     ATLANTA MARKET     PRO FORMA      PRO FORMA
                                                    CENTER COMPANIES   ADJUSTMENTS        AMC
                                                    ----------------   -----------     ---------
                                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                                       DATA)
     Revenues:
       Rental.....................................      $ 44,950                        $44,950
       Trade shows................................        14,619                         14,619
       Other......................................         4,633                          4,633
                                                    ----------------                   ---------
                                                          64,202                         64,202
                                                    ----------------                   ---------
     Operating expenses:
       Building operations........................        10,739                         10,739
       Trade shows................................         3,602                          3,602
       Marketing..................................         6,968                          6,968
       General and administrative.................         9,484                          9,484
       Bad debt expense...........................         1,183                          1,183
       Property taxes.............................         5,702                          5,702
       Depreciation and amortization..............        13,527                         13,527
                                                    ----------------                   ---------
                                                          51,205                         51,205
                                                    ----------------                   ---------
               Operating income...................        12,997                         12,997
                                                    ----------------                   ---------
     Other expense:
       Interest expense...........................        25,946        $ (17,723)(d)     7,460
                                                                           (1,467)(e)
                                                                              704(f)
       Other, net.................................           373             (114)(d)       259
                                                    ----------------   -----------     ---------
                                                          26,319          (18,600)        7,719
                                                    ----------------   -----------     ---------
               Income (loss) before income
                 taxes............................       (13,322)          18,600         5,278
     Income taxes.................................            --            2,058(g)      2,058
                                                    ----------------   -----------     ---------
               Income (loss)......................      $(13,322)       $  16,542       $ 3,220
                                                    =============       =========      ========
     Per share income -- primary (note i).........                                      $   .05
                                                                                       ========
     Per share income -- fully diluted (note i)...                                      $   .05
                                                                                       ========

           See accompanying notes to pro forma financial statements.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

     The following notes describe the pro forma adjustments necessary to reflect the effects of the debt restructuring and issuance of shares by AMC in exchange for the assets and businesses of the Atlanta Market Center Companies as described in notes (a), (b), and (c).

     (a) In connection with the Formation, the indebtedness of the Apparel Mart and the Merchandise Mart has been reduced, resulting in an extraordinary gain of $67,995,635. Such gain has been recorded as of October 1, 1995, the effective last day of business for these formerly separate entities, in the historical combined financial statements of the Atlanta Market Center Companies. Such gain is not reflected in the accompanying pro forma financial statements.

     (b) On October 2, 1995, AMC issued $160,000,000 in principal amount of Private Placement Notes maturing on July 31, 2000 and bearing interest at 7.5% per annum until July 31, 1997 and 9.0% per annum thereafter through maturity, in exchange for remaining debt outstanding of the Apparel Mart and the Merchandise Mart after the reduction noted in (a) above. For accounting purposes, the Private Placement Notes have been recorded at an amount equal to the total future cash payments, including interest, specified by the terms of the Private Placement Notes since the outstanding debt including accrued interest prior to the troubled debt restructuring exceeded the total future cash payments required by the terms of the Private Placement Notes. Accordingly, the effective interest rate on the Private Placement Notes is zero since all future cash payments will be accounted for as a reduction of the carrying amount of the Private Placement Notes, and no interest expense will be recognized on the Private Placement Notes for any period between the restructuring and maturity of the Private Placement Notes.

     (c) On October 2, 1995, AMC issued 62,173,153 shares of common stock in exchange for the assets (including the secured rights of certain lenders to such assets in excess of amounts exchanged for the Private Placement Notes described in (b) above) and businesses of the Apparel Mart, the Merchandise Mart, the Gift Mart, AMCMC, and certain other Mart and non-mart related assets. In addition, AMC has issued warrants to purchase 29,171,178 additional shares of its common stock at an exercise price of $1 per share to certain shareholders and Mr. Portman. Such warrants will be exercisable (i) only during such time as the then current equity value of the Company, as determined by an independent valuation, equals or exceeds 150% of its value at the time of the Formation and (ii) only during the five-year period commencing on October 2, 1997. At the time of the Formation, the fair value of the Company approximated $62 million or $1 per share, as determined based upon negotiation with the lenders who had an independent valuation performed on their behalf, which considered present values, discounted cash flows, and real estate appraisals in determining the going concern value.

     Because the exercisability of the warrants is contingent upon the equity value of the Company exceeding 150% of its value at the time of the Formation and at the present time it cannot be assumed that such condition is likely to occur, the issuance of the warrants has not been recorded in the Company's financial statements. In the event that such condition is met in the future or the Company determines it is likely to occur, the Company will record the cost of the warrants at such time. Such cost will be the difference between the per share equity value of the Company at the date this condition is met and the exercise price of $1 per share multiplied by the number of warrants then outstanding. Such cost will be amortized as additional interest cost over the remaining term of the Notes or expensed at the time of determination if the Notes have matured.


     (d) Reflects the elimination of all interest expense and related amortization of debt issuance costs on the Apparel Mart and Merchandise Mart debt in accordance with the accounting described in (b) above. The resulting pro forma interest expense represents the historical interest expense on the Gift Mart indebtedness adjusted for the effect of the modification as described in
(f) below. During the period from January 1, 1995 through October 1, 1995, the Gift Mart indebtedness averaged approximately $108,715,000 and accrued interest at an average rate of approximately 7.86%. During the year ended December 31, 1994, the Gift Mart indebtedness averaged approximately $112,698,000 and accrued interest at an average rate of approximately 5.99%.

     (e) Reflects the elimination of all interest expense recorded on affiliate advances that were forgiven as part of the overall debt restructuring and reorganization into AMC effective as of October 2, 1995. Such amounts approximated $1,433,000 and $1,467,000 for the period from January 1, 1995 through October 1, 1995 and the year ended December 31, 1994, respectively. Also refer to (d) above for a discussion of the resulting pro forma interest expense.



     (f) Reflects the pro forma increase in interest expense on the Gift Mart indebtedness giving effect to the modification of the Gift Mart indebtedness on October 2, 1995 as if it had occurred at the beginning of the earliest period reported. For 1994 and the period from January 1, 1995 through October 1, 1995 the Gift Mart loan accrued interest at a floating rate equal to LIBOR plus 1.375%. The modified indebtedness bears interest at a floating rate equal to the prime rate plus 1% or LIBOR plus 2% or IBOR plus 2%, at the option of the Company. For purposes of determining the pro forma effect of the modification on the interest expense of the Gift Mart, it has been assumed that the Company would have selected the rate of LIBOR plus 2% for the reported periods. Accordingly, the pro forma increase in interest expense has been calculated by applying the increase in the assumed interest rate on this modified debt (.625%) to the average outstanding Gift Mart loan balances of approximately $108,715,000 and $112,698,000 for the period from January 1, 1995 through October 1, 1995 and the year ended December 31, 1994, respectively.


     (g) Reflects income taxes at an effective rate of 39% on the pre-tax income of the Company.

     (h) During the year ended December 31, 1994 and the period from January 1, 1995 through October 1, 1995, the Atlanta Market Center Companies performed certain services for affiliates and were the recipients of certain other services performed by affiliates similar to the services called for under the service agreements described in "CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS -- Service Agreements." In addition, the Atlanta Market Center Companies incurred certain costs on their own behalf in those periods relating to certain of the functions included in the service agreements. Since the amounts relating to these services or related functions that are included in the historical financial statements of the Atlanta Market Center Companies is not significantly different from the amounts called for by the service agreements, no pro forma adjustments have been made relating to the service agreements.


     (i) Weighted average shares outstanding for each of the periods is assumed to be 62,173,153. Primary per share amounts have been calculated assuming no common stock equivalents resulting from outstanding warrants because the exercise of such warrants is contingent upon the condition that the equity value of the Company equals or exceeds 150% of its equity value at the time of the Formation, which condition has not been met. Even though the exercise price for the warrants is equal to the assumed market price for a share of AMC common stock, as a result of total warrants exceeding 20% of current outstanding shares, fully diluted per share amounts have been calculated assuming 16,736,548 additional shares issuable and outstanding and assuming earnings increases of approximately $464,000 and $586,000 for the period from January 1, 1995 through October 1, 1995 (the 1995 Period) and the year ended December 31, 1994, respectively. Such assumed earnings increases result from assumed reductions in interest expense on the Gift Mart indebtedness, which have been determined using tax-effected interest rates of 3.7% and 3.5% for the 1995 Period and 1994, respectively, applied to the proceeds that would have been received from the additional 16,736,548 shares assumed to be issued. Such proceeds are assumed to have been used to reduce the Gift Mart indebtedness.

                                   AMC, INC.
                        ATLANTA MARKET CENTER COMPANIES

                       SELECTED HISTORICAL FINANCIAL DATA

     Set forth below is certain selected historical financial data for the Atlanta Market Center Companies, which comprise the predecessor entities of AMC, as of and for each of the years in the five-year period ended December 31, 1994, as of and for the 274-day period ended October 1, 1995 and for the period from October 1, 1994 through February 28, 1995, and for AMC as of February 29, 1996 and for the period from October 2, 1995 through February 29, 1996. AMC was organized effective October 2, 1995 with a fiscal year-end of August 31. The selected financial data presented below as of October 1, 1995 and for the 274-day period then ended and for, and as of the end of, each of the years in the three-year period ended December 31, 1994, is derived from the combined financial statements of the Atlanta Market Center Companies, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The information as of February 29, 1996 and December 31, 1991 and 1990 and for the periods then ended and for the period ended February 28, 1995 is unaudited. The results of operations of AMC for the period from October 2, 1995 through February 29, 1996 are not necessarily indicative of the results to be expected for the fiscal year ending August 31, 1996. In the opinion of management, the financial data for such period includes all adjustments, including normal recurring adjustments, necessary for a fair presentation of the data. The selected financial data set forth below should be read in conjunction with the combined financial statements of the Atlanta Market Center Companies and related notes thereto, the consolidated balance sheet of AMC and subsidiaries, as of October 2, 1995 and related notes thereto, the unaudited consolidated financial statements of AMC and subsidiaries as of February 29, 1996 and for the period from October 2, 1995 through February 29, 1996 and the unaudited combined financial statements of the Atlanta Market Center Companies for the period from October 1, 1994 and through February 28, 1995, and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included elsewhere in this Prospectus.

                PERIOD FROM          PERIOD FROM         PERIOD FROM
              OCTOBER 2, 1995      OCTOBER 1, 1994     JANUARY 1, 1995                    YEAR ENDED DECEMBER 31,
                  THROUGH         THROUGH FEBRUARY         THROUGH        -------------------------------------------------------
             FEBRUARY 29, 1996        28, 1995         OCTOBER 1, 1995      1994        1993        1992       1991        1990
             -----------------    -----------------    ---------------    --------    --------    --------    -------    --------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT
 OF
OPERATIONS
 DATA:
 Revenues...            $28,933        $28,072             $54,840        $ 64,201    $ 63,177    $ 61,930    $54,040    $ 54,055
 Operating
 expenses,
 exclusive
   of
   depreciation
   and
   amortization...       15,724         15,133              29,124          37,677      35,205      34,777     28,379      29,076
 Depreciation
   and
   amortization...        5,569          6,016               9,549          13,527      14,472      12,811      8,023       8,063
                        -------        -------             -------        --------    --------    --------    -------    --------
 Operating
 income...                7,640          6,923              16,167          12,997      13,500      14,342     17,638      16,916
 Interest
expense...                3,553         13,042              25,560          25,946      24,018      28,840     23,903      32,935
 Other
  expenses
  (income)...              (157)            11                (199)            373        (310)       (415)     2,381         727
 Income
   tax
expense...                1,613             --                  --              --          --          --         --          --
                        -------        -------             -------        --------    --------    --------    -------    --------
   Income
    (loss)
    before
     extraordinary
     item...            $ 2,631        $(6,130)            $(9,194)       $(13,322)   $(10,208)   $(14,083)   $(8,646)   $(16,746)
                        =======        =======             =======        ========    ========    ========    =======    ========
 Income
   (loss)
   before
   extraordinary
   item per
   share -- primary...  $   .04        $ (a)               $ (a)          $ (a)       $ (a)       $ (a)       $ (a)      $ (a)
                        =======        =======             =======        ========    ========    ========    =======    ========
 Income
   (loss)
   before
   extraordinary
   item per
   share -- fully
   diluted...           $   .04        $ (a)               $ (a)          $ (a)       $ (a)       $ (a)       $ (a)      $ (a)
                        =======        =======             =======        ========    ========    ========    =======    ========


                                                                               DECEMBER 31,
                             FEBRUARY 29,   OCTOBER 1,   ---------------------------------------------------------
                                 1996          1995        1994        1993        1992        1991        1990
                             ------------   ----------   ---------   ---------   ---------   ---------   ---------
                                                            (AMOUNTS IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets.............   $  238,159    $  215,348   $ 213,675   $ 219,903   $ 236,739   $ 241,925   $ 204,313
  Corporate notes/mortgage
    loans payable..........      335,342       354,505     407,532     410,541     414,094     399,440     347,906
  Long-term advances from
    affiliate..............           --            --      12,048      12,048      12,048      12,048      12,048
  Deficit..................   $ (107,857)   $ (152,165)  $(231,015)  $(220,210)  $(207,966)  $(191,024)  $(177,795)
                             ===========    ==========   ==========  ==========  ==========  ==========  ==========


                PERIOD FROM          PERIOD FROM         PERIOD FROM
              OCTOBER 2, 1995      OCTOBER 1, 1994     JANUARY 1, 1995                    YEAR ENDED DECEMBER 31,
                  THROUGH         THROUGH FEBRUARY         THROUGH        -------------------------------------------------------
             FEBRUARY 29, 1996        28, 1995         OCTOBER 1, 1995      1994        1993        1992       1991        1990
             -----------------    -----------------    ---------------    --------    --------    --------    -------    --------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT RATIOS)
OTHER:
 Distributions
   to
 stockholders/
   partners...      $    --            $   990            $     103       $  1,077    $  1,694    $  2,526    $ 1,087    $     --
                    =========          =======            =========       ========    ========    ========    =======    ========
 Ratio of
  earnings
   to
   fixed
   charges(b)...         1.04              .53                  .64            .49         .58         .52        .64         .50
                    =========          =======            =========       ========    ========    ========    =======    ========
 Earnings
   to
   fixed
   charges
  coverage
  deficiency...     $    (a)           $(6,130)           $  (9,194)      $(13,322)   $(10,208)   $(14,083)   $(8,646)   $(16,746)
                    =========          =======            =========       ========    ========    ========    =======    ========

- ---------------

(a) Not applicable.

(b) For purposes of computing the ratio of earnings to fixed charges, earnings represent operating income plus other income and minus other expenses as indicated above plus land rental expense. Fixed charges consist of interest expense, inclusive of amortization of debt expense and related interest costs on the Notes that will be recorded as a reduction of the carrying value of the Notes when paid, and land rental expense. For all periods shown except for the period from October 2, 1995 through February 29, 1996, earnings were inadequate to cover fixed charges. On a pro forma basis (unaudited), assuming the debt restructuring had occurred prior to January 1, 1994, the ratio of earnings to fixed charges for the period from January 1, 1995 through October 1, 1995 and for the year ended December 31, 1994 is
    1.03 and 0.65, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The following discussion is based on the combined financial statements of the Atlanta Market Center Companies as of October 1, 1995, December 31, 1994 and December 31, 1993, for the period from January 1, 1995 through October 1, 1995 (the date immediately preceding the Formation; such period being referred to as the "1995 Period"), for each of the years in the three-year period ended December 31, 1994, for the period from October 1, 1994 through February 28, 1995 and the three-month period ended February 28, 1995, and on the consolidated financial statements of AMC as of February 29, 1996 and for the period from October 2, 1995 through February 29, 1996, and the three-month period ended February 29, 1996. The fiscal year of the Atlanta Market Center Companies ended on December 31. The fiscal year of AMC ends on August 31. The following discussion may be of limited significance due to the different periods compared therein and the significant restructuring that occurred on October 2, 1995. The following discussion should be read in conjunction with the "Selected Historical Financial Data," and the financial statements and notes thereto appearing elsewhere in this document. References herein to the Company mean AMC after the Formation and the Atlanta Market Center Companies prior thereto.

     The Atlanta Market Center Companies represent a combination of businesses which principally owned and managed trade marts, trade shows, special events and activities reasonably related thereto and were controlled by Mr. Portman, who was a general partner or sole stockholder of the entities included in the Atlanta Market Center Companies. In 1991, Mr. Portman and certain affiliates restructured substantially all of their then existing indebtedness under the OCPA.

     Effective October 2, 1995, Mr. Portman and certain affiliates entered into a series of agreements with their lenders to terminate the OCPA and restructure the existing indebtedness. Under the terms of these agreements, the net assets of the Atlanta Market Center Companies were contributed to AMC, which had been formed principally for such purpose. In exchange for the existing debt reduced by certain amounts forgiven by the lenders, the creditors of Mr. Portman and certain affiliates, including the creditors of the Company, received 82.5% of the equity interest in the Company, the Private Placement Notes, the AMM Escrow Bonds and the Antecedent Debt Bonds. This restructuring has been accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("SFAS 15"). As a result of this troubled debt restructuring in which the existing debt exceeded the fair value of the equity interests issued and the total future principal and interest payments called for under the Notes, the Notes have initially been recorded at an amount equal to the total future cash payments, including interest, specified by their terms in accordance with SFAS 15. All future cash payments will be accounted for as a reduction of the carrying amount of the Notes, and no interest expense will be recognized on the Notes.

RESULTS OF OPERATIONS

  General

     The Company's principal sources of revenues are rental revenues from the lease of showroom and exhibition space in the Marts and trade show revenues, which relate to specific shows staged for related industries. The Company leases showroom space over terms ranging from one to five years (on average three years) with rent payable monthly over the term of the lease. In addition, the Company rents exhibition space for short terms thereby affording Manufacturers an opportunity to exhibit merchandise during a specific trade show.

     The number of trade shows or markets in a particular industry is keyed to the major sales seasons for such industry. A majority of the Company's trade shows occur from January through September of each calendar year. Accordingly, the Company experiences periodic fluctuations in its trade show revenues, with the lowest revenues occurring in the period from October through December of each calendar year. Other revenues of the Company, such as parking and advertising sales, fluctuate periodically with trade show revenues as these revenues are significantly impacted by the timing and number of trade shows.

     Certain indirect operating expenses, such as marketing and administrative expenses, are incurred in advance of the ultimate receipt of revenues related to such marketing efforts, particularly in the case of trade shows. Accordingly, the relationship of operating income to revenues will vary from period to period based on the timing of trade shows and the Company's general marketing efforts.

     The Company provides for losses on tenant receivables that are more than 60 days delinquent. Such policy has resulted in bad debt expense that has been determined to be generally reflective of experienced losses. The Company does continue to pursue collection of such receivables once reserved and does not write them off until collection efforts indicate write-off is appropriate. Since rents are due no later than the beginning of each month and accrued accordingly, all rental receivables at a period-end are past due. This ultimately results in larger aggregate allowances as a percentage of total receivables. There are no individually significant tenant receivables for which there is an allowance at any of the reporting period-ends, nor are there any trends, events, or conditions resulting in the allowance which management expects will materially impact future operating results, liquidity, or capital resources.

     In addition, because of the troubled debt restructuring accounted for under SFAS 15, the Company's operations for all periods after the Formation will reflect lower interest expense because interest on the Notes is charged against the carrying value of the Notes and no interest expense is recognized.

  Quarter Ended February 29, 1996 Compared to Quarter Ended February 28, 1995

     Rental revenues increased approximately $390,000 during the quarter ended February 29, 1996 as compared to the quarter ended February 28, 1995. Rental revenues increased approximately $433,000 in the Gift Mart. Approximately $427,000 of this increase was due to an increase in rental rates and $6,000 was due to an increase in occupancy. Rental revenues in the Merchandise Mart decreased approximately $25,000, reflecting a decrease in occupancy of approximately $433,000, partially offset by an increase in rental rates of approximately $408,000. Rental revenues in the Apparel Mart decreased approximately $18,000, reflecting an approximately $136,000 decrease in rental rates, partially offset by an increase in occupancy of approximately $118,000.

     The percentage of total rentable square feet of each of the Marts which are subject to leases which expire during calendar year 1996 are as follows:
Merchandise Mart: 23%; Apparel Mart: 23%; and Gift Mart: 32%. These percentages are typical for the Marts because lease terms range from one to five years and no single lease is significant to the rental revenues derived from any building. Management typically attempts to renew expiring leases approximately 60 days prior to expiration.

     Trade show revenues increased approximately $403,000, or approximately 6.4%, for the quarter ended February 29, 1996, compared to the quarter ended February 28, 1995. This increase was due to an increase in revenues associated with the January 1996 gift show as compared to the January 1995 gift show.

     Other revenues increased approximately $133,000, or approximately 10.2%, for the quarter ended February 29, 1996, compared to the quarter ended February 28, 1995. This increase in revenues reflects an increase in the number of advertising sales and the rates charged for such advertising in the trade show directory produced for the January 1996 gift show as compared to the directory produced for the January 1995 gift show.

     Building operations expenses increased approximately $149,000 for the quarter ended February 29, 1996 as compared to the quarter ended February 28, 1995 due to increases in utilities and repairs and maintenance expenses.

     Trade show expenses increased approximately $553,000 for the quarter ended February 29, 1996 as compared to the quarter ended February 28, 1995. This increase was due to an increase in expenses relating to the January 1996 gift show as compared to the January 1995 gift show. The most significant increase in expense resulted from an upgrade in the buyer registration system, which was implemented to better accommodate an increased number of buyers.

     Marketing expenses decreased approximately $683,000 for the quarter ended February 29, 1996 as compared to the quarter ended February 28, 1995. This decrease was the result of a decrease in media advertising during the quarter ended February 29, 1996 as compared to the quarter ended February 28, 1995.

     General and administrative expenses increased approximately $124,000 for the quarter ended February 29, 1996 as compared to the quarter ended February 28, 1995. This increase in administrative expenses was primarily due to normal increases in salary expense.

     Bad debt expense increased approximately $491,000 for the quarter ended February 29, 1996 as compared to the quarter ended February 28, 1995 due to certain recoveries of receivables in the 1995 quarter, which previously had been written off.

     Property taxes increased approximately $121,000 for the quarter ended February 29, 1996 compared to the quarter ended February 28, 1995 due to an anticipated increase in property tax expense for 1996.

     Depreciation expense decreased from approximately $3,521,000 during the quarter ended February 28, 1995 to approximately $3,323,000 during the quarter ended February 29, 1996 due to certain tenant and capital improvements becoming fully depreciated during calendar year 1995.

     The resulting operating income was approximately $6,170,000 for the quarter ended February 29, 1996 as compared to $5,801,000 for the quarter ended February 28, 1995. This increase in operating income of approximately 6.4% was due to the increase in revenues.

     Interest expense decreased approximately $5,954,000 during the quarter ended February 29, 1996 as compared to the quarter ended February 28, 1995. This decrease in interest expense was due to the fact that, subsequent to the Formation, interest on the Company's Notes is charged against the carrying value of the Notes and no interest expense is recognized on the Notes.

     Income tax expense was approximately $1,586,000 for the quarter ended February 29, 1996. No income tax expense was recognized during the quarter ended February 28, 1995 due to the fact that, prior to the Formation, the predecessor companies were partnerships or S corporations, and any liability for income taxes was that of the partners and stockholders and not that of the Company.

     Net income was approximately $2,588,000 for the quarter ended February 29, 1996 as compared to a net loss of approximately $2,223,000 for the quarter ended February 28, 1995. This increase in net income is due to the fact that interest expense relating to the Notes is charged against the carrying value of the Notes and no interest expense is recognized on such Notes, which increase was partially offset by increased income tax expense.

  Period from October 2, 1995 through February 29, 1996 Compared to Period from October 1, 1994 through February 28, 1995

     Rental revenues increased approximately $633,000 during the period from October 2, 1995 through February 29, 1996 as compared to the period form October 1, 1994 through February 28, 1995. Rental revenues increased approximately $787,000 in the Gift Mart. Approximately $777,000 of this increase was due to an increase in rental rates and approximately $10,000 was due to an increase in occupancy. Rental revenues in the Merchandise Mart decreased approximately $91,000, reflecting an approximately $690,000 decrease in occupancy, partially offset by an increase in rental rates of approximately $599,000. Rental revenues in the Apparel Mart decreased approximately $63,000, reflecting an approximately $239,000 decrease in rental rates, partially offset by an increase in occupancy of approximately $176,000.

     Trade show revenues increased approximately $351,000, or approximately 5.0%, for the period from October 2, 1995 through February 29, 1996, compared to the period from October 1, 1994 through February 28, 1995 due to an increase in revenues associated with the January 1996 gift show as compared to the January 1995 gift show.

     Other revenues decreased approximately $123,000, or approximately 6.4%, for the period from October 2, 1995 through February 29, 1996, compared to the period from October 1, 1994 through February 28, 1995. This decrease in revenues was due to the receipt of insurance proceeds received during the 1995 period that were not received in 1996. The decrease in the 1996 period was partially offset by increases in publishing revenues.

     Building operations expenses increased approximately $33,000 for the period from October 2, 1995 through February 29, 1996, compared to the period from October 1, 1994 through February 28, 1995 due to increases in utilities and repairs and maintenance expenses.

     Trade show expenses increased approximately $547,000 for the period from October 2, 1995 through February 29, 1996, compared to the period from October 1, 1994 through February 28, 1995. This increase was due to an increase in expenses relating to the January 1996 gift show to implement an upgrade in the buyer registration system.

     Marketing expenses decreased approximately $305,000 for the period from October 2, 1995 through February 29, 1996, compared to the period from October 1, 1994 through February 28, 1995. This decrease resulted from a decrease in media advertising during the period from October 2, 1995 through February 29, 1996 compared to the period from October 1, 1994 through February 28, 1995.

     General and administrative expenses remained relatively constant for the period from October 2, 1995 through February 29, 1996, compared to the period from October 1, 1994 through February 28, 1995.

     Bad debt expense increased approximately $520,000 for the period from October 2, 1995 through February 29, 1996 as compared to the period from October 1, 1994 through February 28, 1995 due to certain recoveries of receivables in the 1995 period which previously had been written off.

     Property taxes remained relatively stable for the period from October 2, 1995 through February 29, 1996, compared to the period from October 1, 1994 through February 28, 1995.

     Depreciation expense decreased approximately 7.4% from approximately $6,017,000 during the period from October 1, 1994 through February 28, 1995 to approximately $5,569,000 during the period from October 2, 1995 through February 29, 1996 due to certain tenant and capital improvements becoming fully depreciated during calendar year 1995.

     The resulting operating income was approximately $7,640,000 for the period from October 2, 1995 through February 29, 1996 as compared to $6,923,000 for the period from October 1, 1994 through February 28, 1995. This increase in operating income of approximately 10.4% was due to the increase in revenues.

     Interest expense decreased approximately $9,489,000 during the period from October 2, 1995 through February 29, 1996 as compared to the period from October 1, 1994 through February 28, 1995. This decrease in interest expense was due to the fact that subsequent to the Formation interest on the Company's Notes is charged against the carrying value of the Notes and no interest expense is recognized on such Notes.

     Income tax expense was approximately $1,613,000 for the period from October 2, 1995 through February 29, 1996. No income tax expense was recognized during the period from October 1, 1994 through February 28, 1995 due to the fact that prior to the Formation, the predecessor companies were partnerships or S corporations, and any liability for income taxes was that of the partners and stockholders and not that of the Company.

     Net income was approximately $2,631,000 for the period from October 2, 1995 through February 29, 1996 as compared to a net loss of approximately $6,131,000 for the period from October 1, 1994 through February 28, 1995. This increase in net income is due to the fact that interest expense relating to the Notes is charged against the carrying value of the Notes and no interest expense is recognized on such Notes, which increase was partially offset by increased income tax expense.

  1995 Period (Nine-Month Period) Compared To Year Ended December 31, 1994 (Twelve-Month Period)

     Rental revenues for the 1995 Period were approximately 65.1% of total revenues, compared to approximately 70.0% of total revenues for the year ended December 31, 1994. This decrease in the percentage of total revenue is due to the fact that the majority of the Company's trade shows for the year had occurred as of September 30 and only nine months of rental revenue had been earned as of this date. Trade show revenues were approximately $14.7 million, or approximately 26.7% of total revenues, for the 1995 Period, as compared to approximately $14.6 million, or approximately 22.4% of total revenues, for the year ended December 31, 1994. This increase was due to an increase in revenue associated with the gift shows.

     Other revenues increased to approximately 8.2% of total revenues for the 1995 Period, compared to approximately 7.2% of total revenues for the year ended December 31, 1994, primarily reflecting increases in advertising sales from market publications, parking and fees associated with third party management contracts.

     Building operations expense was approximately 15.6% of total revenues during the 1995 Period as compared to approximately 16.7% during 1994. This slight decrease was due to decreased utilities cost during the 1995 Period.

     Marketing expense remained relatively stable at approximately 10.3% of total revenues during the 1995 Period as compared to approximately 10.9% during 1994.

     General and administrative expenses increased from approximately 14.8% of total revenues during 1994 to approximately 16.0% of total revenues during the 1995 Period due to normal salary increases.

     Bad debt expense was approximately 1.2% of total revenues during the 1995 Period as compared to 1.8% during 1994. This decrease was due to the success of increased collection efforts during the 1995 Period. Included in bad debt expense in the 1995 Period was approximately $130,000 related to a receivable from Portman Apparel Associates, L.P., an affiliate of the Company.

     Property tax expense was approximately 4.5% of total revenues during the 1995 Period as compared to approximately 8.9% during 1994 due to a lower assessed value of the Mart buildings during the 1995 Period.

     Depreciation and amortization expense decreased from approximately 21.1% of total revenues during 1994 to approximately 17.4% during the 1995 Period due to the fact that certain tenant improvement costs became fully depreciated during 1994.

     Operating income was approximately 29.5% of total revenues for the 1995 Period compared to approximately 20.2% for 1994 for the reasons described above.

     Interest expense as a percentage of total revenues was approximately 46.6% for the 1995 Period compared to approximately 40.4% for the year ended December 31, 1994, primarily reflecting increases in interest rates during the 1995 Period. The weighted average interest rate increased from 6.16% in 1994 to 8.12% in the 1995 Period. Average debt outstanding was approximately $421.9 million during the 1995 Period, compared to $421.7 million for the year ended December 31, 1994.

     The earnings from investment in affiliates of approximately $0.09 million in the 1995 Period represents earnings from the Company's investment in Portman Lightfair. The loss from investment in affiliates of approximately $0.5 million in 1994 represents a loss from a 25% interest in a joint venture formed in 1994 to develop and produce a special event, which was partially offset by earnings received from Portman Lightfair.

     The loss before extraordinary item was approximately $9.2 million for the 1995 Period, compared to approximately $13.3 million in 1994 for the reasons described above. Immediately prior to the Formation, an extraordinary gain from the debt restructuring of approximately $68.0 million was realized, resulting in net earnings for the period of approximately $58.8 million, as compared to a loss of approximately $13.3 million for 1994.

  Year Ended December 31, 1994 Compared To Year Ended December 31, 1993

     Rental revenues remained relatively constant at approximately $44.9 million during 1994 reflecting decreases in average rental rates per square foot in the Merchandise and Apparel Marts and decreases in average occupancy in the Merchandise Mart, which were offset by increases in the rental rates and average occupancy for the Gift Mart in 1994. Occupancy in the Apparel Mart has remained fairly stable from period to period despite a small loss in apparel tenants which was offset by the leases of the ISP. Rental revenues increased approximately $3,219,000 in the Gift Mart. Approximately $1,569,000 of this increase was due to an increase in rental rates and approximately $1,650,000 was due to an increase in occupancy. Rental revenues in the Merchandise Mart decreased approximately $1,930,000. This decrease was due to a decrease in occupancy of approximately $50,000, and a decrease in rental rate of approximately $1,880,000. Rental revenues in the Apparel Mart decreased approximately $779,000, reflecting an approximately $2,132,000 decrease in rental rates, partially offset by an increase in occupancy of approximately $1,353,000.

     Trade show revenues increased approximately $0.2 million, or approximately 1.3%, in 1994 compared to 1993, primarily because of the continued growth of the gift trade shows, although one less trade show was held in 1994.

     Other revenues increased approximately $0.4 million, or approximately 9.3%, in 1994 as compared to 1993. This increase was primarily due to an increase in advertising sales, which was attributable to increased volume and rates of the gift trade show directory that is produced for each major gift market.

     Building operations expenses increased approximately $413,000 during 1994 due to the aging of the Merchandise Mart and the Apparel Mart as well as the increased occupancy in the Gift Mart.

     Trade show expenses decreased approximately $319,000 during 1994 as compared to 1993. This decrease was the result of a decrease in expenses in the Gift Mart, which ceased leasing temporary space in 1993, and due to the fact that one less trade show was held in 1994.

     Marketing expenses increased approximately $1,685,000 from 1993 to 1994. This increase was due to an effort to expand the gift show and decrease the decline experienced in the apparel shows. Increases in marketing expenses related to the gift show include advertising, publishing and salaries. Increases relating to the apparel shows include advertising, consulting and buyer services.

     General and administrative expenses increased approximately $460,000 in 1994 compared to 1993. This increase in administrative expenses was due to salary and benefit increases associated with the opening of the ISP in the Apparel Mart, an increase in accounting and data processing costs and the payment of an extension fee relating to the Gift Mart construction loan.

     Bad debt expense increased from approximately $755,000 during 1993 to approximately $1,183,000 during 1994. This increase was due to significant recoveries experienced during 1993. Included in bad debt expense in 1994 was approximately $357,000 related to a receivable from Portman Apparel Associates, L.P., an affiliate of the Company.

     Property taxes decreased approximately $193,000, or approximately 3%, from 1993 to 1994 due to a revaluation of the buildings during 1994 that resulted in lower appraised values on which property taxes are calculated.

     Depreciation and amortization expense decreased from approximately $14,471,000 in 1993 to approximately $13,527,000 in 1994, a decrease of 6.5%.
Depreciation expense in the Gift Mart increased approximately $738,000 due to its increase in occupancy and the related increase in depreciation expense on tenant improvements. Depreciation expense in the Apparel Mart decreased approximately $1,252,000 due to the fact that approximately $4,520,000 of tenant improvements related to the expansion of the Apparel Mart in 1989 became fully depreciated in January of 1994.

     The resulting operating income was approximately $13.0 million, or approximately 20.2% of total revenues in 1994, compared to operating income of approximately $13.5 million, or approximately 21.4% of total revenues, in 1993. This decrease in operating income reflects the increased operating expenses described above.

     Interest expense increased approximately $1.9 million, or approximately 8.0%, in 1994 as compared to the prior year due to higher interest rates during 1994. The weighted average interest rate on borrowings was approximately 6.16% in 1994 and 5.63% in 1993.

     Interest income decreased approximately $0.2 million, or approximately 25.9%, during 1994 as compared to 1993 due to the repayment of working capital advances to affiliates.

     The loss from investment in affiliates of approximately $0.5 million in 1994 represents a loss from a 25% interest in a joint venture, which was partially offset by earnings received from Portman Lightfair.

     The resulting net loss for 1994 was approximately $13.3 million, an approximately 30.5% increase over the net loss of approximately $10.2 million in 1993.

  Year Ended December 31, 1993 Compared To Year Ended December 31, 1992

     Rental revenues remained relatively constant at approximately $44.5 million in 1993 compared to 1992 as average occupancy and rental rates in the Gift Mart increased but average occupancy and rental rates in the other Marts decreased. Rental revenues increased approximately $2,364,000 in the Gift Mart. Approximately $1,007,000 of this increase was due to an increase in rental rates and approximately $1,357,000 was due to an increase in occupancy. Rental revenues in the Merchandise Mart decreased approximately $2,369,000, reflecting an approximately $3,101,000 decrease in occupancy, partially offset by an increase in rental rates of approximately $732,000. Rental revenues in the Apparel Mart decreased approximately $852,000. Approximately $302,000 of this decrease was due to a decrease in rental rates and approximately $550,000 of this decrease was due to a decrease in occupancy.

     Trade show revenues increased approximately $1.7 million, or approximately 13.7%, for the year ended December 31, 1993 compared to the prior year due to the growth of the gift trade shows and the staging of two trade shows that were not held in 1992.

     Other revenues increased approximately 12.5% in 1993 as compared to 1992 due to increases in advertising sales, parking revenues, and fees associated with third party management contracts.

     Building operations expenses decreased approximately $285,000 during 1993 as compared to 1992 due to the decrease in certain contracted services including security, elevator maintenance and cleaning partially offset by an increase in certain operating expenses relating to the Gift Mart as its occupancy increased.

     Trade show expenses increased approximately $739,000 in 1993 as compared to 1992. This increase was due to costs associated with two trade shows, which were held in 1993, but not in 1992.

     Marketing expenses decreased approximately $665,000 in 1993 as compared to 1992 due to increased marketing efforts in 1992 related to the opening of the Gift Mart.

     General and administrative expenses increased approximately $1,451,000 during 1993 as compared to 1992. Salaries increased due to an increase in number of employees and costs associated with turnover in certain managers. Salaries and consulting fees also increased in 1993 due to the start-up efforts of the ISP.

     Bad debt expense decreased from approximately $1,746,000 during 1992 to $755,000 during 1993. This decrease was due to significant recoveries of previously written-off receivables during 1993.

     Property taxes increased approximately $180,000, or approximately 3%, from 1992 to 1993 due to increases in the valuation of the Apparel Mart and the Gift Mart by the taxing authorities, partially offset by a decrease in the property tax rate in 1993.

     Depreciation and amortization expense increased from approximately $12,811,000 in 1992 to approximately $14,471,000 in 1993, an increase of 13%.
Depreciation expense for the Gift Mart increased due to its continued increase in occupancy and the related increase in depreciation expense on tenant improvements. Depreciation expense for the Apparel Mart increased due to depreciation on assets placed in service in 1992 and 1993. Depreciation expense for the Merchandise Mart increased due to depreciation associated with the conversion of permanent showroom space into trade show exhibit halls.

     Operating income in 1993 decreased to approximately $13.5 million, or approximately 21.4% of total revenues in 1993, compared to operating income of approximately $14.3 million, or approximately 23.2% of total revenues in 1992, reflecting the increased operating expenses described above.

     Interest expense decreased approximately $4.8 million, or approximately 16.7%, in 1993 as compared to 1992 due to the decrease in interest rates. The weighted average interest rate on borrowings was approximately 5.63% in 1993, compared to 6.83% in 1992. Total average debt outstanding increased from approximately $422.4 million in 1992 to approximately $426.7 million in 1993.

     Interest income decreased approximately 26.9% for the year ended December 31, 1993 compared to the prior year due to the repayment of working capital advances to affiliates. Earnings from investment in affiliates increased to $.08 million in 1993, an increase of 175.3%, representing the Company's earnings from its investment in Portman Lightfair.

     Net loss in 1993 was approximately $10.2 million, a decrease of approximately 27.5% compared to the net loss of approximately $14.1 million in 1992.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of cash are internally generated funds and borrowings under the Revolver. The availability of cash flows generated by the Gift Mart are limited by the terms of the Gift Mart Financing. See "FORMATION TRANSACTIONS -- Financing -- Gift Mart Financing." Net income from operations less capital improvements of the Gift Mart must be used to repay principal outstanding on the Gift Mart Financing and cannot be used to fund operations or capital improvements of other properties of the Company. Principal payments on the Gift Mart Financing totaled $1.6 million for the period from October 2, 1995 through February 29, 1996, $3.2 million for the 1995 Period, $5.1 million for the year ended December 31, 1994, and $3.9 million for the year ended December 31, 1993.

     Borrowings under the Revolver of up to $10 million may be used solely to fund operations and capital improvements and for acquisition and start-up costs
for new trade shows in an amount not to exceed $2.5 million. At May   , 1996,
the Company had $          million available under the Revolver, and the
borrowings outstanding of $          were accruing interest at the rate of
     % per annum.

     Cash flows from operations were approximately $5.1 million during the period October 2, 1995 through February 29, 1996, $12.6 million during the 1995 Period, $16.3 million during 1994, $8.7 million during 1993, and $2.3 million during 1992. Cash flows from operations have been positive during the past several years, despite the net losses of the Company, primarily due to the fact that net income is negatively impacted by depreciation expense, which is a non-cash charge to earnings and also, all interest expense incurred over the past three years has not been paid. Under the terms of the Notes and the Gift Mart Financing, the Company is required to use certain portions of the cash flows to repay its indebtedness. The terms of such debt also limit the Company's ability to incur additional debt or create additional liens. Accordingly, such provisions may limit the Company's ability to make required capital improvements.

     Significant capital expenditures were incurred during the 1995 Period and the three years ended December 31, 1994, and ongoing capital expenditures will be necessary to adequately maintain the Company's properties. Total capital expenditures were $6.2 million in the 1995 Period, $12.0 million in 1994, $4.3 million in 1993, and $10.6 million in 1992. Prior to the Formation, these capital expenditures were funded through cash flows from operations and borrowings from commercial banks and affiliated entities. Management expects that capital expenditures, including tenant improvements, of approximately $7.0 million to $9.0 million will be needed to improve and maintain the buildings during the year ending August 31, 1996, an aggregate of $3.7 million of which had been incurred through February 29, 1996. There can be no assurance, however, that changes in the competitive environment, governmental regulations or unforeseen loss or damage will not cause capital expenditures to exceed management's estimate. See "RISK FACTORS -- Forward Looking Statements."

     Debt repayments totalled $3.2 million in the 1995 Period, $8.3 million in 1994 and $5.3 million in 1993. No principal debt payments were made in 1992, but $13.1 million in proceeds were received from the Gift

Mart lenders. During 1996, the Company will be required to repay approximately $1.0 million of the principal amount of its indebtedness under the AMM Escrow Bonds, of which the Company had paid approximately $500,000 at March 31, 1996. Principal payments to reduce the indebtedness under the Gift Mart Financing and the Notes will be determined based upon cash flows of the Gift Mart and of the Company, respectively.

     Management expects that cash flows from operations and borrowings under the Revolver will be sufficient to fund planned capital expenditures during the 1996 fiscal year and interest and principal payments on the Company's indebtedness. Over the longer term, management anticipates that internally generated funds will be sufficient to fund required capital expenditures and scheduled debt service prior to the maturity date for the Gift Mart Financing, provided the Company can maintain its operating revenues and expenses at current levels. There can be no assurance that the Company can maintain current revenue levels which are affected by changing economic conditions in the specific industries represented at its Marts and trade shows. In addition, there can be no assurance that the overall level of capital expenditures will not increase as the Marts age. In the event that internally generated funds and borrowings under the Revolver are insufficient, the Company would be required to seek financing; however, the Company's ability to do so is limited under the terms of the Revolver.

     The remaining principal balance on the Gift Mart Financing is due on July 31, 1998, with an option to extend the maturity date for one year, if specified performance levels are achieved. The Company's Notes are due and payable on July 31, 2000. See "THE NOTES." The Company will not generate sufficient cash to repay such indebtedness and intends to refinance both of these debt obligations at maturity by extending their maturity dates or securing other financing. There can be no assurance that the Company will be able to extend the maturity dates of any of its indebtedness or secure alternative financing to fund the repayment thereof.

INFLATION

     The Company deals with the effects of inflation by adjusting rental rates on new leases and renewal leases. In times of higher inflation, the Company's operating results are negatively impacted due to the fact that most lease terms are from one to five years while the term of most service contracts is one year or less.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") which is effective for fiscal years beginning after December 15, 1995. This statement requires that long-lived assets that are to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of their recoverability would be performed and any resulting impairment loss recorded. The implementation of SFAS 121 is not expected to materially impact the Company's financial position or results of operations because the Company periodically evaluates its commercial property and other assets for impairment using independent appraisals, cash flow analyses, and other relevant information. The Company has not experienced any significant impairment losses.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which is effective for fiscal years beginning after December 15, 1995. This standard defines a fair value-based method of measuring employee stock options or similar equity instruments. In lieu of recording the value of such options as compensation expense, companies may provide pro forma disclosures quantifying the difference between compensation cost included in net income as prescribed by current accounting standards and the related cost measured by such fair value-based method. The Company currently does not have any stock-based employee compensation plans. The Company will provide disclosure in its financial statements after the effective date of the standard relating to its outstanding warrants to the extent applicable.

                             FORMATION TRANSACTIONS

BACKGROUND

     Mr. Portman and the Portman Companies have been involved in designing, developing, operating and owning office buildings, hotels, trade marts and trade shows throughout the world for more than 40 years.

     In 1991, as a result of declines in the commercial real estate markets, Mr. Portman and the Portman Companies were unable generally to meet their debt obligations. Accordingly, Mr. Portman, the Portman Companies and substantially all of their creditors entered into the OCPA. The OCPA established a plan under which the creditors agreed to forebear from enforcing certain rights with respect to debt of Mr. Portman and the Portman Companies, and the rights to receive cash flows and proceeds from sales or refinancings of business assets were assigned to a collateral pool to secure such creditors.

     Commencing in 1993, as a result of the inability to sell or refinance certain assets of the Portman Companies as contemplated by the OCPA, the parties to the OCPA began discussions to explore ways to terminate the OCPA and to restructure the debt governed thereby.

     In November 1995, a final plan was implemented which involved exchanges of certain assets, debt and equity, as well as debt restructurings, with an effective date of October 2, 1995 (the "Formation Date"). In a series of transactions, the OCPA was terminated, and Portman Holdings, in which AMC has no ownership interest, and AMC were formed. Certain assets subject to the OCPA and certain interests in the Portman Companies were transferred to Portman Holdings, which is controlled by Mr. Portman. Except for its equity interest in AMC, after completion of the restructurings, all of the net assets held by Portman Holdings are assets and liabilities of entities other than the predecessor companies to AMC. Other assets subject to the OCPA, as more fully described below, were transferred to AMC.


     On the Formation Date there were five classes of creditors (Classes A through E) under the OCPA holding claims against Mr. Portman personally. In addition, each of the Apparel Mart, the Merchandise Mart and the Gift Mart were encumbered by separate mortgage loans. As a part of the OCPA termination, certain of this debt was forgiven and the remainder was restructured, resulting in an extraordinary gain of approximately $68.0 million for two of the predecessor companies, The Atlanta Apparel Mart and the Atlanta Merchandise Mart, L.P. The debt was restructured as follows:


     - Class A Claims: On the Formation Date, there were two types of Class A claims under the OCPA. One type, in the aggregate amount of $2,706,639 held by the lending syndicate that held the mortgage loan on the Merchandise Mart, was paid down to $1,656,007, which balance was modified to become the Fixed Rate Class A AMM Escrow Notes due July 31, 1997 in the principal amount of $1,656,007 (the "AMM Escrow Bonds"). Those bonds were issued directly to the thirteen banks comprising the lending syndicate which held the mortgage loan on the Merchandise Mart. The other type of Class A claim, in the aggregate amount of $8,033,600 held by eight separate banks in varying amounts (being the banks which agreed to fund new working capital to Mr. Portman when the OCPA was first put in place), was modified to become the Class A Elevated Antecedent Debt Notes due July 31, 2000 in the principal amount of $8,033,600 (the "Antecedent Debt Bonds").


     - Class B, C & D Claims: On the Formation Date, the Class B, C & D claims under the OCPA, which represented personal obligations of Mr. Portman, were determined to aggregate $280,329,854. These claims were extinguished in exchange for the transfer by Mr. Portman of interests in certain assets which had previously secured such claims and such interests were then contributed to AMC by the claimants for approximately 29,203,000 shares of common stock issued by AMC.


     - Class E Claims: On the Formation Date, the Class E claims under the OCPA aggregated $8,483,953. These claims were extinguished for no further consideration.

     - Apparel Mart Financing: On the Formation Date, the then existing Apparel Mart mortgage financing was held by a lending syndicate comprised of seven banks and had an outstanding balance of approximately $162,000,000. On the Formation Date, approximately $72,000,000 of this debt (while still an obligation of the predecessor companies) was forgiven and the balance of approximately $90,000,000 was transferred to AMC and modified to become $80,000,000 in principal amount of the

      Private Placement Notes issued directly to the individual members of the lending syndicate. In addition, the members of the lending syndicate received an aggregate of approximately 10,790,000 shares of common stock of AMC, as well as warrants to purchase an additional approximately 8,409,000 shares.

     - Merchandise Mart Financing: On the Formation Date, the then existing Merchandise Mart mortgage financing was held by a lending syndicate comprised of thirteen banks or other financial institutions and had an outstanding balance of approximately $153,000,000. On the Formation Date, approximately $60,000,000 of this debt (while still an obligation of the predecessor companies) was forgiven. A portion of this debt in the amount of $2,706,639 constituted a Class A claim, which was dealt with as described above. The balance of approximately $91,000,000 was transferred to AMC and modified to become the remaining $80,000,000 in principal amount of the Private Placement Notes issued directly to the individual members of the lending syndicate. In addition, the members of the lending syndicate received an aggregate of approximately 11,300,000 shares of common stock of AMC, as well as warrants to purchase an additional approximately 8,807,000 shares.

     - Gift Mart Financing: On the Formation Date, the then existing Gift Mart mortgage financing was held by a lending syndicate comprised of five banks and had an outstanding balance of $107,282,009. On the Formation Date, this financing was modified to extend the term, to increase the interest rate and to reflect numerous other changes from the original loan documentation.

     In the Formation, assets of approximately $214.9 million and liabilities of approximately $345.4 million, representing all of the assets and liabilities of the Marts and AMCMC, and the AMM Escrow Bonds and Antecedent Debt Bonds were transferred to AMC. In addition, AMC received a $3,756,306 Purchase Money Note of AMC Orlando, and a $446,220 Purchase Money Note of AMC Tampa. Each of such Purchase Money Notes bear interest at the rate of 7.5% per annum and are due and payable on July 20, 1999. Further, AMC received all of the common stock of LFGP, which holds a 49.9981% general partnership interest in Portman Lightfair, and of EC Holdings, which indirectly holds an interest in the EC and ECW mixed use complexes located in San Francisco, California. The investments in LFGP and EC Holdings have insignificant or no carrying values. Finally, AMC received the Unimproved Land located in Atlanta, Georgia, with a carrying value of approximately $0.4 million.

FINANCING

     In connection with the Formation, the Company assumed and modified certain indebtedness related to its assets and issued debt instruments to certain former creditors as a modification of existing debt, the terms of which indebtedness are described below.

  Gift Mart Financing

     Principal, Interest and Repayment. Atlanta Gift Mart, L.P., the partners of which are wholly-owned subsidiaries of the Company, assumed the Gift Mart Financing in the principal amount of $107.3 million with certain modifications. Such indebtedness is due July 31, 1998 provided that the term may be extended for one additional year if the Company achieves specified performance levels. Interest on the Gift Mart Financing is payable at the prime rate plus 100 basis points or LIBOR plus 200 basis points or IBOR plus 200 basis points at the Company's option. The Company obtained an interest rate cap to the extent the applicable rate exceeds 9% until September 1998. In addition, in connection with the modification of the Gift Mart Financing as part of the Formation, the Company incurred an extension fee in the amount of 1% of the principal balance outstanding on October 2, 1995, payable in four equal annual installments. There is no scheduled amortization; however, all net cash flow of Atlanta Gift Mart, L.P. available for debt service after payment of current interest must be applied to reduce the outstanding principal of the Gift Mart Financing. Net cash flow for such purpose is cash remaining after payment of operating and other expenses, including certain payments made to the Company by Atlanta Gift Mart, L.P. and its corporate partners pursuant to a management agreement (see "BUSINESS AND PROPERTIES -- The Marts -- Gift Mart and Trade Shows") and by the subsidiaries of the Company that own Atlanta Gift Mart, L.P. pursuant to a tax sharing agreement in an amount equal to all income taxes which would be payable if they were not included in the Company's consolidated income tax returns (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Service Agreements -- Services of Portman Holdings"). In addition, under the terms of the Gift Mart Financing, in the event the Company proposes to repay the Notes with proceeds of any debt or equity financing, a portion, based upon the ratio of the respective outstanding balances under the Notes and the Gift Mart Financing, must be applied to reduce indebtedness under the latter until the principal amount outstanding under the latter reaches $77 million. A portion of the indebtedness under the Gift Mart Financing is personally guaranteed by Mr. Portman.

     Events of Default. Events of default under the Gift Mart Financing include, among other things, nonpayment, bankruptcy (of Atlanta Gift Mart, L.P., the Company or Mr. Portman), breaches of covenants, sale of the Gift Mart, any judgment against the Company in excess of $1 million, involuntary termination of Messrs. Portman or Ryan in certain circumstances, the death or incapacity of Mr. Portman, failure of the Gift Mart to maintain specified quarterly levels of net operating income or any material adverse change in the financial condition of Atlanta Gift Mart, L.P. In addition, any default under the Notes which results in an acceleration of the indebtedness thereunder will constitute a default under the Gift Mart Financing. Finally, any default under the AMM Escrow Bonds, the Antecedent Debt Bonds or the Revolver will constitute an event of default under the Gift Mart Financing if any such default results in acceleration of the indebtedness under the Notes.

  Revolving Line of Credit

     Principal, Interest and Repayment. The Company has entered into the Revolver with The Provident Bank which permits borrowings by the Company of up to $10 million and matures on October 2, 2000. Borrowings under the Revolver are available for working capital, capital improvements, mandatory debt service and acquisition and start-up costs for new trade shows not to exceed $2.5 million. Interest on the Revolver accrues at either LIBOR plus 215 basis points or the prime rate plus 100 basis points, at the Company's option. Interest is due and payable monthly and the principal is payable at maturity. The Company also has agreed to pay a commitment fee of 0.5% per annum on the average daily unused portion of the Revolver, which is payable quarterly in arrears. Borrowings under the Revolver are secured by a first priority deed to secure debt on both the Apparel Mart and Merchandise Mart and the pledge of related assets and the receivables of such Marts. Under the terms of the Revolver, the Company is subject to certain restrictions on its ability to incur additional debt. At May
  , 1996, the Company had $       available under the Revolver and the
borrowings outstanding of $       were accruing interest at the rate of      %
per annum.

     Events of Default. Events of default under the Revolver include, among other things, nonpayment, breaches of covenants, bankruptcy or insolvency of the Company, certain changes in control of the Company, sale of the Marts, or any material adverse change in the financial condition of the Company. Additionally, The Provident Bank may accelerate the indebtedness under the Revolver upon a default under, and acceleration or nonpayment upon maturity of, the Gift Mart Financing, the Notes or any other obligation of the Company or its subsidiaries in excess of $10 million. Upon the occurrence of one or more events of default, the lender may, by giving notice to the Company, terminate its obligation to make any loans to the Company, except that if the Company becomes insolvent, the lender will automatically be relieved of such obligations.

  The Notes

     Principal, Interest and Repayment. The Notes, which are due July 31, 2000, bear interest at 7.5% per annum until July 31, 1997 and at 9.0% per annum thereafter payable quarterly in arrears. Upon the earlier of the one hundred twentieth (120th) day following the end of each fiscal year or the thirtieth
(30th) day following the completion of the annual reports required by the Indenture, the Company is required to repay the principal amount of the Notes to the extent of 50% of the Company's annual cash operating revenues in excess of the sum of (i) the Company's operating expenses, real estate taxes and insurance costs; (ii) mandatory debt service and debt reduction on the Gift Mart Financing, the AMM Escrow Bonds, the Antecedent Debt Bonds, the Notes, the Revolver and any other debt permitted under the Notes; (iii) the Company's income taxes; and (iv) $10 million. Repayment is also required to the extent that the Company's unrestricted cash and investments (as defined in the Indenture) exceed $15 million at the end of each fiscal year. Indebtedness under the Notes is secured by a deed to secure debt on both the Apparel Mart and the Merchandise Mart properties and the pledge of related assets, subject to the prior lien securing the Revolver. See "THE NOTES" for a description of additional terms of the Notes.

  Antecedent Debt Bonds

     Principal, Interest and Repayment. An aggregate of $8,033,600 in principal amount of the Antecedent Debt Bonds were issued in connection with the Formation, of which $730,327 in principal amount were issued to Atlanta Gift Mart, L.P. and pledged to the Gift Mart lenders. The Antecedent Debt Bonds are due July 31, 2000 and do not bear interest. The bonds are secured by (i) a first priority pledge of the outstanding stock of EC Holdings and the subsidiaries which own the Atlanta Gift Mart, L.P., (ii) a 34% direct and indirect limited partnership interest in JPA Shanghai Associates, Ltd., which interest is owned, and was pledged, by Portman Holdings and (iii) a first priority deed to secure debt encumbering the Unimproved Land. The Company is entitled to liquidate any of the collateral provided that the net proceeds are applied to the reduction of the indebtedness under the Antecedent Debt Bonds (subject to the rights of creditors under the Gift Mart Financing or the Notes in respect of the sale of the stock of the subsidiaries which own the Atlanta Gift Mart, L.P.). In the event that the Company has not liquidated its interest in the properties held by EC Holdings or the Unimproved Land by October 2, 1997, a majority of the holders of the Antecedent Debt Bonds can direct the bond trustee to foreclose on such collateral for the bonds. Further, the bondholders have the right to cause the bond trustee to foreclose on the interest in JPA Shanghai Associates, Ltd. after October 2, 1998 but only if they have exercised their rights to foreclose on the properties held by EC Holdings and the Unimproved Land.

     Events of Default. Events of default under the Antecedent Debt Bonds include nonpayment at maturity, the lapse of the security interest in the collateral, bankruptcy of the Company, acceleration of the Notes, or acceleration or failure to pay at maturity the Gift Mart Financing.

  AMM Escrow Bonds

     Principal, Interest and Repayment. An aggregate of $1,656,007 principal amount of the Company's AMM Escrow Bonds were issued in connection with the Formation. The AMM Escrow Bonds mature on July 31, 1997 and bear interest at 8.5% per annum. The bonds are secured by notes of AMC Orlando and AMC Tampa that were issued in exchange for the redemption of common stock of such corporations owned by Mr. Portman (the "Trade Show Notes"). The initial principal amount of the Trade Show Notes aggregated $4,202,526 and the Trade Show Notes bear interest at 7.5% per annum payable quarterly. The principal amount of the Trade Show Notes is payable in equal semi-annual payments over the loan term. The AMM Escrow Notes are also secured by the Company's partnership interest in Portman Lightfair.

     The Company is required to make quarterly interest payments and semi-annual principal payments under the AMM Escrow Bonds. The principal payments are equal to the aggregate principal installments due under the Trade Show Notes. Additionally, to the extent payments received under the Trade Show Notes by the Company exceed the scheduled payments under the AMM Escrow Bonds, such excess is to be applied to prepay principal under the AMM Escrow Bonds. Principal will also be repaid to the extent of any distributions to the Company in respect of its partnership interest in Portman Lightfair.

     Events of Default. Events of default under the AMM Escrow Bonds include, among other things, nonpayment of principal or interest, lapse of the security interest in any collateral, bankruptcy of the Company, acceleration of the Notes or acceleration or failure to pay at maturity the Gift Mart Financing.

                            BUSINESS AND PROPERTIES

GENERAL

     AMC was incorporated as a Georgia corporation on September 29, 1995 and organized effective as of October 2, 1995 in conjunction with the Formation. See "FORMATION TRANSACTIONS -- Background." AMC is a special purpose corporation, the business of which is restricted by the terms of Article II of AMC's Articles of Incorporation to owning and managing trade marts, trade shows, special events and consumer shows and activities reasonably related thereto, and the ownership of the Unimproved Land, stock in EC Holdings and the Trade Show Notes (and collateral relating thereto). The Bylaws of AMC provide that any amendment to
Article II of AMC's Articles of Incorporation requires the approval of a majority of the "Independent Directors." Generally, an "Independent Director" is a person who has not been affiliated or associated with the Company, Portman Holdings or their respective affiliates or certain of their advisors during the preceding five years or who is approved by the holders of a majority of the common stock of the Company to serve in such capacity.

     The Company's principal executive offices are located at 240 Peachtree Street, N.W., Suite 2200, Atlanta, Georgia 30303, and its telephone number is
(404) 220-3000.

TRADE SHOW AND MART INDUSTRY OVERVIEW

     A wholesale trade show allows Manufacturers to offer their goods to a broad range of retailers at a single location. Trade shows are held at trade marts, which are buildings specifically designed to serve as wholesale trade facilities, or at other exhibition facilities. Trade marts offer Manufacturers showrooms and also conduct periodic industry specific trade shows (also known as "markets"). Buyers attend trade shows because they offer the opportunity to view and compare products of numerous Manufacturers in a time and cost efficient manner. Accordingly, trade shows are an intermediary between Manufacturers and retailers in the distribution of products. A trade show is generally located in a city which offers convenient transportation and adequate infrastructure to support a large number of attendees. Trade shows are typically prominent in industries in which products are non-standardized, change frequently or require physical inspection before purchase. The success of a trade show depends both upon the breadth of merchandise offered and participation by a large number of buyers.

     Trade shows are attended by buying groups of large retailers who prefer the efficiency of purchasing associated therewith over individual meetings with Manufacturers. Additionally, trade shows are attended by many retailers who cannot afford to visit numerous Manufacturers and whose purchasing power may not warrant visits from sales representatives of Manufacturers. For these reasons, management believes that trade shows represent an essential buying opportunity for smaller retail purchasers.

     Because of travel time and costs, trade shows have historically drawn their participants from the region in which they are located. Therefore, the success of a trade show has depended in part on the economic performance of its geographic region.

     Trade marts offer Manufacturers the opportunity to rent showrooms for a period of years, rather than just one trade show. Manufacturers historically have made significant investments in such showrooms. These showrooms may be open only during industry specific trade shows held at the trade mart or may serve as a year round sales facility. In addition, some Manufacturers prefer only to rent temporary exhibit space within a trade mart for a short period during a particular trade show. Manufacturers may prefer to introduce new lines and products in temporary exhibit space before investing in a showroom. The number of trade shows or markets in a particular industry is keyed to major sales seasons for such industry.

COMPANY STRATEGY

     The success of a particular trade mart or a trade show depends upon its ability to attract Manufacturers of a broad range of merchandise which in turn attracts a substantial number of buyers. Similarly, a Manufacturer of merchandise seeks the opportunity to sell its products to the broadest number of buyers. Accordingly, the Company markets to both Manufacturers and buyers.

     The Company seeks out Manufacturers primarily through industry lists and targeted mailings. In addition, the Company identifies Manufacturers at other trade marts and trade shows in its industries and markets to them as well. Similarly, the Company attempts to attract new and additional buyers for its trade shows and Marts by targeted mailings using industry lists. The Company also keeps records of all persons participating as buyers at its trade shows and Marts and advises them of upcoming trade shows through direct mailings. Further, the Company markets its Marts and trade shows through industry publications.

     Wholesaling activities, on which the Company's revenues depend, are affected by the general level of economic activity in the United States. Economic factors which affect retailing such as interest rates, economic growth and consumer confidence also have a direct impact on the Company's business. In addition, economic conditions in the housing industry have a direct impact on the demand for many of the products offered through the Company's Marts and trade shows.

     The Company provides many services which are important to attract both Manufacturers and buyers to its facilities. For example, the Company provides food services which are used by Manufacturers to entertain buyers. The Company also focuses on cross-merchandising opportunities by educating buyers about the variety of goods available from its various Marts. The Company sends buyers registered for a trade show a buying guide which identifies Manufacturers that will attend the trade show and includes specific floor plans with the location of Manufacturers so that buyers can plan their trip in advance. Additionally, the Company offers services such as seminars, fashion shows, parties, entertainment, hotel reservation services and negotiated airline discounts to attract buyers. Such services and promotions are described in marketing materials prepared by the Company and mailed directly to buyers. The Company believes its marketing efforts to attract buyers are important to Manufacturers who evaluate a trade mart based, among other things, upon the number of buyers which visit it.

     The Company continually seeks to introduce new product lines in its Marts. In recent years, the Marts have focused on product lines which present cross-selling opportunities with existing product lines because a related line of products can be introduced more efficiently if a critical mass of related merchandise already exists. The Company's strategy has also been to expand existing product lines and, accordingly, the number of Manufacturers represented at its Marts. The Company's goal is to become a cross-category buying destination where buyers can satisfy their buying requirements in a short period of time rather than traveling to a number of different trade shows. Commencing in January 1996, the Company consolidated its semi-annual gift show with its home furnishings markets (into the international gift and home furnishings market) to further maximize cross-selling opportunities for its Manufacturers. This trade show brought together merchandise from five industries. Aerial walkways between the Company's Marts facilitate cross-selling opportunities and the Company is also seeking approval to construct additional aerial walkways between the Gift Mart and the other Marts to facilitate further such opportunities. See "-- Governmental Regulation -- Construction of Pedestrian Bridges."

     The Company believes that the breadth of merchandise at the Company's Marts will enable it to attract additional buyers on a national and international basis. Management believes that this strategy will make the Marts less dependent on the regional economy of the Southeast. The Company believes that its goal of establishing the Marts as national in scope will significantly enhance the attractiveness of the Marts and distinguish them from competitive trade marts operating primarily on a regional basis with a more limited range of merchandise.

     The Company also manages four trade shows which are not operated in conjunction with its Marts (the "independent trade shows"). See "-- Independent Trade Shows." In seeking Manufacturers and buyers for its independent trade shows, the Company employs the same methods as it uses in the operation of its Marts. The Company seeks opportunities to manage and, in limited circumstances, to acquire additional existing trade shows. Generally, the Company will seek independent trade shows in emerging industries or established trade shows which it believes can be expanded through the Company's management.

RECENT DEVELOPMENTS



     The Company is currently evaluating the feasibility of creating a floral and holiday center in the Merchandise Mart by relocating tenants from the Gift Mart and securing leases from new tenants. The Company believes that the creation of this center will provide additional cross-merchandising opportunities. If the Company decides to develop the floral and holiday center, the Company estimates that such development would involve expenditures of approximately $6.0 million through August 31, 1997 in order to rebuild three floors of the Merchandise Mart and to build pedestrian bridges between the Gift Mart and the Merchandise Mart.


THE MARTS

  Overview

     The Marts are open throughout the year to accommodate those Manufacturers who operate their showrooms as year round sales facilities and for the convenience of buyers. The Company's Marts historically have generated more than 90% of the Company's revenues representing both rental revenues and trade show revenues. The showrooms are generally rented for periods of one to five years and are furnished by the tenants. Many tenants make significant investments in tenant improvements. Each showroom is separately keyed. The Company also currently devotes five floors of the Merchandise Mart, one floor of the Apparel Mart and one floor of Inforum (an adjacent building partially managed by the Company) for use as exhibit halls in which the Company rents temporary booths to Manufacturers for short periods during particular trade shows. Periodically, the Company redesignates space as rentable, non-rentable, permanent or temporary.

     The Company requires that prospective buyers at its Marts meet certain entrance criteria. To qualify for entry into the Marts, a prospective buyer must furnish a business license and appropriate evidence of their business operations. Each buyer must have a photo identification to enter the Marts. Generally, these procedures are important to buyers because they ensure that only wholesale buyers are allowed to participate in the Marts, and accordingly such procedures protect their business.

  Apparel Mart and Trade Shows

     The Company operates the Apparel Mart, which is a wholesale buying facility for purchasers of women's, children's and men's apparel, jewelry and fashion accessories. In the 1995 Period, the Company generated approximately 27.0% of its rental and trade show revenues through the Apparel Mart. Buyers at the Apparel Mart have historically been primarily regional specialty store retailers but department stores, catalog sellers and immediate delivery retailers also contribute to sales.

     The Apparel Mart is comprised of approximately 1.1 million rentable square feet currently devoted to permanent space which currently houses approximately 590 showrooms, and approximately 156,000 rentable square feet currently devoted to temporary exhibit space. During major trade shows, the showrooms are supplemented by approximately 450 temporary booths. Because of the seasonality and buying patterns of the apparel industry, there are five trade shows each year. As of February 29, 1996, approximately 62% of the showrooms in the Apparel Mart was leased.

     The Apparel Mart has suffered declines in both tenant revenues and buyer participation in trade shows in recent years reflecting the overall negative trends in the apparel industry. In response to these negative developments, the Company has consolidated its tenants in the Apparel Mart to make shopping more convenient and to better utilize its occupied space. The Company has also added smaller showrooms to allow larger Manufacturers to test new goods and to provide an affordable option for smaller Manufacturers. Additionally, the Apparel Mart has increased its focus on the "cash and carry" market, whereby buyers can buy merchandise for immediate delivery to complement existing inventory and without satisfying a minimum purchase requirement. This is particularly attractive to smaller purchasers because they do not have to make large payments for future inventories.

     In 1993, the ISP was created within the Apparel Mart, which targets Manufacturers offering athletic and sports clothing, footwear and equipment. As of February 29, 1996, of the 226,000 square feet then allotted to the ISP approximately 45.9% was leased. Management believes that the majority of the remaining unleased space will be leased on a short term basis for the Olympics, which are being held in Atlanta in 1996, for a variety of uses including a press center. Management currently is evaluating its long term strategy regarding the ISP, which has leased more slowly than expected.

  Gift Mart and Trade Shows

     The Company operates the Gift Mart, which is a wholesale buying facility for purchasers of giftware. Buyers at the Gift Mart are primarily operators of small specialty gift stores but also include mass merchandisers who shop the Gift Mart primarily for upper end merchandise. While buyers at the Gift Mart are predominantly regional, a significant number come from other regions of the U.S. and foreign countries. In the 1995 Period, approximately 36.9% of the Company's rental and trade show revenues were generated through the Gift Mart.

     The Gift Mart is comprised of approximately 1,000,000 rentable square feet which is all permanent space and currently houses approximately 550 showrooms. During larger trade shows, the showrooms are supplemented by approximately 3,100 temporary booths in various exhibition space throughout the other Marts. The gift industry typically has two larger trade shows in January and July, and two additional trade shows in March and September of each year. As of February 29, 1996, approximately 98% of the Gift Mart's permanent space was leased.

     While the Gift Mart has performed well to date, management believes that the Gift Mart must find solutions to problems caused by conflicting dates of the major trade shows and too many scheduled trade shows, two of which the Company manages. The Company is currently assessing ways to attract new international and out-of-region buyers, enhance selling activities at the markets and promote cross-merchandising opportunities offered by the Company's other Marts.

     The Company manages the Gift Mart pursuant to a management agreement dated as of October 2, 1995 between the Company and its indirect subsidiary, Atlanta Gift Mart, L.P. Pursuant to the terms of the management agreement, the Company supervises, directs, controls, leases, markets, promotes, manages and operates the Gift Mart. The initial term of the management agreement expires on September 30, 2005, and such term will be automatically renewed for two five year terms, so long as the Company is not in default under the management agreement and Atlanta Gift Mart, L.P. does not give timely notice of termination.

     Pursuant to the terms of the management agreement, the Company is paid a management fee equal to 3.0% of the gross revenues of the Gift Mart and receives a commission on certain leases, extensions or renewals of leases. These payments are treated as operating expenses of the Gift Mart and thus, can be paid to AMC even though net cash flow of the Gift Mart must be utilized to reduce the outstanding principal of the Gift Mart Financing. See "FORMATION
TRANSACTIONS -- Financing -- Gift Mart Financing." Either party may terminate the management agreement if the other party breaches such agreement or files bankruptcy, appoints a receiver or seeks reorganization, liquidation or similar relief. Under the terms of the management agreement, each party agrees to indemnify the other against any claims by third parties, including costs and expenses, arising because of negligence, willful misconduct or breach of the management agreement by the other party.

  Merchandise Mart and Trade Shows

     The Company operates the Merchandise Mart, which is a wholesale buying facility for purchasers of home furnishings, including rugs, home textiles, home accents and furniture. In recent years, the products exhibited in the Merchandise Mart have evolved, reflecting changes in the home furnishings industry. To adjust to these changes, the Company has attempted to capitalize upon its ability to allocate space to and attract Manufacturers from segments of the home furnishings industry that are growing. This has resulted in a shift away from more commodity oriented products to products sought by higher-end department and specialty stores and certain home furnishings stores to differentiate themselves from mass market competition. For example, Manufacturers of broadloom carpets occupied approximately 360,000 square feet in the Merchandise Mart until consolidations and other changes in that industry resulted in a shift from participation in the Merchandise Mart to participation in the annual "Surfaces" trade show in Las Vegas. A portion of the space formerly occupied by such carpet Manufacturers is now leased to Manufacturers of handmade and machine-made area rugs, a growing industry segment. Similarly, with the departure of a substantial number of traditional case good furniture Manufacturers to a semi-annual trade show held in High Point, North Carolina, the Merchandise Mart has expanded the amount of space leased to Manufacturers of home accents and decorative and accent furniture. In the 1995 Period, the Company generated approximately 36.1% of its rental and trade show revenues through the Merchandise Mart.

     The Merchandise Mart is comprised of approximately 1.4 million rentable square feet currently devoted to permanent space which currently houses approximately 430 showrooms, and approximately 525,000 rentable square feet currently devoted to temporary exhibit space. During larger trade shows, the showrooms are supplemented by approximately 750 temporary booths. Each of the home furnishings industries is concentrated together and occupies space on specified floors of the Merchandise Mart.

     Rugs. As noted above, until 1993, the Merchandise Mart housed all major Manufacturers in the broadloom carpet industry. With the departure of the broadloom manufacturers, the Company refocused on handmade and machine-made area rugs to replace these vendors. As of February 29, 1996, approximately 96.9% of the approximately 274,000 square feet of rentable permanent space in the Merchandise Mart designated for the area rug industry was leased and was occupied by approximately 105 showrooms for area rugs. Two area rug trade shows are held in January and July of each year. The January show is the largest and draws approximately 65 exhibitors who lease temporary exhibit space. Buyers come not only from the Southeast, but from other regions of the U.S. and foreign countries as well.

     Home Textiles. Home textiles was introduced as a separate industry in the Merchandise Mart in January 1994. The home textiles industry was introduced through the consolidation and expansion of many Manufacturers in this industry segment who were located throughout the Gift Mart. The home textiles industry is allocated approximately 113,000 square feet of rentable permanent space, of which approximately 88.1% was leased as of February 29, 1996.

     Home Accents. The home accents industry, representing lighting, wall decor, silks, florals, antiques, clocks, decorative and accent furniture and garden products, comprises approximately 249,000 square feet of rentable permanent space of which approximately 88.1% was leased as of February 29, 1996. Approximately 22% of this total rentable permanent space is focused as a gardens section space and is comprised of smaller spaces which are leased primarily by small Manufacturers. This industry has evolved and expanded as the amount of space rented by traditional case good furniture Manufacturers has declined.

     Home Furnishings. The home furnishings industry, which has historically been comprised of traditional case good Manufacturers, is allocated approximately 380,000 square feet of rentable permanent space of which approximately 42.9% was leased as of February 29, 1996. As noted above, this is a declining industry segment as historically structured; accordingly, the Company is expanding the space allocated to other industries such as home accents, which features furniture integrated with other home accents rather than as a separate industry. The Company is also seeking to attract new industries to replace the declining number of traditional case good furniture Manufacturers at the Merchandise Mart.

INDEPENDENT TRADE SHOWS

     The Company manages independent trade shows, one of which the Company has an interest in and three of which are owned by third parties. In the 1995 Period, the Company generated less than 10% of its revenue through the management of trade shows for third parties.

     The Company is party to a separate management agreement with the owners of certain trade shows: CGS Associates, L.P. ("CGS"); AMC Tampa; and AMC Orlando (collectively, the "Owners"). CGS owns the California Gift Show; AMC Tampa owns the Florida Gift Shows; and AMC Orlando owns the Orlando Surf Expo. Because of the locations where these trade shows are produced, the merchandise offered and/or the times when the shows are held, none of these trade shows directly compete with the trade shows owned by the Company. Pursuant to the terms of these management agreements, the Company supervises, directs, controls, markets, promotes, manages and operates all of the trade shows owned by the Owners. Each management agreement has an initial term that expires on October 2, 2000, and the management agreement with CGS may be renewed for continuing one year terms, absent breach by the Company until either party gives timely notice of termination.

     The Company is paid a management fee equal to 1.5% of the gross revenues of the trade shows owned by CGS, and 3.0% of the gross revenues of the trade shows owned by each of AMC Tampa and AMC Orlando.

     Each Owner may terminate its respective management agreement if the trade shows managed by the Company fail to generate specified levels of net cash flow for any fiscal year, unless the Company can demonstrate that the shortfall was primarily a result of matters beyond the reasonable control of the Company. Additionally, an Owner may terminate its management agreement as to one or more trade shows if such Owner has an agreement to sell such trade shows to an unaffiliated third party. Either party may terminate its management agreement if the other party breaches such management agreement or files bankruptcy, appoints a receiver or seeks reorganization, liquidation or similar relief.

     Under the terms of the management agreements, each party agrees to indemnify the other against any claims by third parties, including costs and expenses, arising because of the negligence, willful misconduct or breach of the management agreement by the other party.

     CGS, AMC Orlando and AMC Tampa are beneficially owned by members of Mr. Portman's family and certain past and present employees of the Company and Portman Holdings. AMC Orlando and AMC Tampa are indebted to the Company. See "FORMATION TRANSACTIONS -- Financing" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Other Agreements, Indebtedness and Interests -- AMC Tampa and AMC Orlando."

     The Company indirectly owns a 49.9981% interest in Portman Lightfair, which indirectly owns an interest in a lighting trade show. The other beneficial owners of Portman Lightfair are members of Mr. Portman's family and certain past and present employees of the Company and Portman Holdings. The lighting trade show was first produced in 1990 and is held alternately in New York City, Chicago and San Francisco. The show features commercial lighting products and services for professionals in the construction industry.

     The Company seeks opportunities to manage and, in limited circumstances, to acquire additional existing trade shows. The ability of the Company to purchase additional trade shows is limited by the terms of its financing. See "FORMATION TRANSACTIONS -- Financing -- Revolving Line of Credit." While the Company has experienced success with certain existing trade shows, the Company and its affiliates have also experienced losses in connection with the development of certain other trade shows and special events in the past.

SPECIAL EVENTS

     The Company has from time to time engaged in the special events business, which includes the development, acquisition, and management of parties, fan participation and other special events. These events are open to the general public on an admission fee basis. This business differs in many respects from the Company's core wholesale trade mart and trade show businesses, which are usually not open to the general public and do not charge an admission fee.

     Special events, a relatively new activity for the Company, are generally speculative endeavors, the success of which is dependent on attendance. The Company's experience with special events to date has been that it has been unable to recoup the capital investments it has made. The Company at present has no plans or commitments to participate in any new special events on a basis that would involve significant costs or expenses to the Company.

OTHER

     Under a contract with the owner of the Inforum, the Company markets, promotes, leases, licenses, manages and operates the convention facility located in the Inforum. The Inforum is an office building located adjacent to the Apparel Mart which was designed and developed as a trade mart, and the two buildings are connected by an aerial walkway. Exhibition space in the Inforum is utilized for temporary booths during major trade shows at the Company's Marts.

     The Company is in the process of leasing available space in its Marts for a variety of uses during the 1996 Olympics being held in Atlanta, including for hospitality and press use.

     The Company also actively seeks to rent space throughout the Marts when it is not being utilized for trade shows for functions such as parties, fundraisers and other events. Additionally, the Company derives revenue from parking facilities that are part of the Apparel Mart and Gift Mart, and retail leasing of certain ground floor space in the Marts.

COMPETITION

     The Company's Marts and trade shows compete with a variety of other trade marts and trade shows throughout the United States. In addition, new or additional trade marts or trade shows may be organized by existing competitors or new market entrants which may adversely impact the Company's operations. For example, the Inforum, a building located adjacent to the Company's Marts, was designed and developed as a trade mart and conference center, and it is possible that portions of the Inforum could be operated as some form of a trade mart in the future.

     Existing competitors to the Apparel Mart include the New York City garment district and regional marts located in Dallas, Chicago, San Francisco and Miami. Existing competitors to the Gift Mart include regional marts located in New York, Dallas, Chicago, San Francisco and Los Angeles, as well as trade shows owned or managed by a large competitor in New York, Boston, Washington, D.C., Chicago and San Francisco. Existing competitors to the Merchandise Mart include High Point, North Carolina and the Surfaces show in the area rug industry; mill showrooms and a semi-annual trade show in New York in the home textile industry; and High Point, North Carolina and trade marts in Dallas and San Francisco in the home accents and furniture industries.

     The Company believes the primary basis on which trade marts compete is ease and cost of transportation to a trade mart, availability and cost of local accommodations, transportation, food and other services, and critical mass of merchandise. Because of its location in Atlanta with its favorable air transportation, infrastructure, accommodations and services, the convenience and efficiencies of the Marts, and the breadth of its product line in a concentrated area and emphasis on cross-merchandising, the Company believes it distinguishes itself from, and is well positioned to compete against, other trade marts and trade shows in each of its industries.

     The Company also faces some indirect competition from Manufacturers who engage in direct retail sales. Developments in telecommunication could establish additional direct contact between Manufacturers and buyers.

THE PROPERTIES

     The Company owns or ground leases the parcels of land on which its three Marts are located and owns the Unimproved Land in downtown Atlanta, Georgia. The Marts, which are wholly-owned by the Company, are adjacent to one another and are connected by aerial walkways. Through its subsidiary, EC Holdings, the Company also owns small minority interests in two mixed use complexes in the financial district of San Francisco, California, EC and ECW.

     Periodically, the Company redesignates space as rentable, non-rentable, permanent or temporary.

  Apparel Mart

     The Apparel Mart, which was opened in 1979 and expanded in 1989, is a 15-story building located on an approximately 3.6 acre site. The property is comprised of eleven separate tracts of land, approximately 65% of which is ground leased to the Company. The facility has approximately 1.1 million rentable square feet currently devoted to permanent space, and approximately 156,000 rentable square feet currently devoted to temporary exhibit space. Additionally, the building has a 15-story atrium, a penthouse theater that seats approximately 1,000, a restaurant and on-site parking, all of which the Company owns. As of February 29, 1996, approximately 62% of the showroom space was leased. Additional rental of exhibit space occurs during the Company's trade shows. The Apparel Mart is subject to a deed to secure debt, which secures the obligations of the Company under the Revolver, and a deed to secure debt, which secures the obligations of the Company under the Notes.

  Merchandise Mart

     The Merchandise Mart, which was opened in 1961 and expanded in 1967 and 1986, is located on an approximately 2.3 acre site. The property is comprised of eight parcels, seven of which represent 0.6 acre and are ground leased by the Company. The remaining 1.7 acre parcel is owned by the Company. The 23-story building has approximately 1.4 million rentable square feet currently devoted to permanent space and approximately 525,000 rentable square feet currently devoted to temporary exhibit space. As of February 29, 1996, the permanent space in the Merchandise Mart was approximately 65% leased. Additional rental of exhibit space occurs during the Company's trade shows. Additionally, the executive offices of the Company are located in the Merchandise Mart. The Merchandise Mart is subject to a deed to secure debt, which secures the obligations of the Company under the Revolver, and a deed to secure debt, which secures the obligations of the Company under the Notes.

  Gift Mart

     The Gift Mart, which was opened in January 1992, is an 18-story building located on an approximately 1.8 acre site. The Company owns this property, which is subject to a deed to secure debt, which secures the Company's obligations under the Gift Mart Financing. See "FORMATION TRANSACTIONS -- Financing -- Gift Mart Financing." The 18-story building contains approximately 1.0 million rentable square feet, which is all permanent space, and a five-level parking garage. As of February 29, 1996, approximately 98% of such space was leased.

  Other Properties

     The Company indirectly owns small minority interests in two mixed use complexes in San Francisco's financial district. EC, in which the Company owns an approximately 3.4% interest, is comprised of four office buildings, a retail mall and a hotel. The adjacent ECW, in which the Company owns an approximately 6.7% interest, is comprised of two office buildings and a hotel. Pursuant to the limited partnership agreements for EC and ECW, the general partners of such partnerships can make capital calls from time to time. The general partner of EC recently has made such a capital call, pursuant to which the Company would be required to contribute additional capital to maintain its current equity interest in the limited partnership. The Company has not responded to this capital call and does not presently intend to make capital contributions to this limited partnership. Accordingly, the Company's interest in EC will decrease to reflect the increased capital of other partners therein. Management currently intends to sell its interests in both these partnerships. Any net proceeds from such sales must be used to amortize the Antecedent Debt Bonds. The stock of the Company's subsidiary that owns the interests in EC and ECW has been pledged as security for the Antecedent Debt Bonds.

     The Company also owns the Unimproved Land, an approximately 0.3 acre tract of land in downtown Atlanta. The land currently is used for surface parking, which generates sufficient net income to cover its operating costs. The Company is not actively marketing the land for sale, however, if the property were sold, any net proceeds must be used to amortize the Antecedent Debt Bonds. The Unimproved Land is subject to a first priority deed to secure debt, which secures the Antecedent Debt Bonds.

  Leases

     The leases for tracts of land that are a part of the Apparel Mart site have terms expiring from February 2066 to August 2071. The leases for tracts of land that are a part of the Merchandise Mart site have terms expiring in June 2061. Under the terms of these leases, the Company may assign, sublet or encumber its leasehold interests in such properties. The only event of default is the failure of the Company to pay when due rent, taxes, assessments or other charges required to be paid to the lessor or to pay insurance premiums for insurance policies required to be maintained by the Company pursuant to the terms of each lease. If the Company fails to cure such default within 90 days of receiving a notice of default, the lessor may take possession of the property.

GOVERNMENTAL REGULATION

  Environmental Matters

     Under federal, state and local environmental laws, ordinances and regulations, as owner or operator of real property, the Company may be liable for the costs of removal or remediation of hazardous substances on, under or in its property. Environmental laws may impose liability regardless of whether the owner or operator knew of, or was responsible for, the presence of such hazardous substances. Any required remediation or removal of such substances may involve substantial costs. The Company has no knowledge of hazardous substances being generated or disposed of on its properties.

     In July 1995, the Company obtained Phase I environmental assessments regarding each of the Marts and the Unimproved Land from independent environmental consultants. The principal purpose of Phase I assessments is to identify apparent potential environmental contamination for which the Company may be responsible and, secondarily, to assess, to a limited extent, the potential for environmental regulatory compliance liabilities. The Phase I assessment reports did not reveal any environmental liability that management believes would have a material adverse effect on the Company's business, assets or operations, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports did not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware.

     No assurances can be given that (i) future or amended laws, ordinances or regulations or more stringent interpretations or enforcement policies of existing environmental requirements would not impose any material environmental liability or (ii) the environmental condition of the Company's properties will not be affected by changes occurring subsequent to the date of the environmental assessments, by the condition of properties in the vicinity of the subject properties, or by third parties unrelated to the Company.

     The Company believes that its properties are in compliance, in all material respects, with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters, the violation of which could have a material adverse effect on the Company. The Company has not been notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of its present or future properties.

  Americans with Disabilities Act

     Under the ADA, "public accommodations," such as the Marts, are required to meet certain federal requirements relating to access and use by persons with disabilities. In order for certain public areas of the Marts to comply with the requirements of the ADA, structural barriers to handicapped access must be removed, where removal is "readily achievable." A number of additional federal, state and local laws exist which may also require modifications to the Marts, or restrict certain renovations thereof, with respect to access thereto by disabled persons. Noncompliance with the ADA or any of such other laws may result in the imposition of fines or an award of damages to private plaintiffs. The Company believes it is currently in compliance in all material respects with all ADA requirements.

  Construction of Pedestrian Bridges

     The Marts are connected by aerial walkways to facilitate the movement of pedestrians among the Marts. Bridges provide the opportunity to cross-merchandise the gift industry with the Company's other core industries, a key marketing strategy of the Company. The Company currently is planning to construct three additional bridges between the Gift Mart and the Merchandise Mart. The Company has obtained approval of the City of Atlanta to build one of these additional bridges. Construction of new bridges requires the pre-approval of the lenders of the Gift Mart as well as the City of Atlanta. There can be no assurance that the Company can obtain the necessary approvals.

NONCOMPETITION AGREEMENT

     In conjunction with the Formation, Mr. Portman entered into a Noncompetition Agreement with the Company dated as of October 2, 1995 (the "Noncompetition Agreement"). The Noncompetition Agreement generally provides that Mr. Portman will not directly or indirectly own and/or manage trade marts, trade shows, special events and consumer shows within 13 specified counties in the State of Georgia for a period of three years from the date thereof. The Noncompetition Agreement also contains certain prohibitions against the use of corporate and trade names of the Company by Mr. Portman, and certain restrictions on the disclosure and use by Mr. Portman of trade secrets and other confidential information of the Company.

EMPLOYEES

     The Company had approximately 240 full-time employees at December 31, 1995. In addition, the Company hires temporary employees as needed to support its operations during peak trade shows. The Company believes its employee relations are good.

LEGAL PROCEEDINGS

     The Company is subject to certain claims in the ordinary course of business. The Company is not involved in any legal proceedings which it believes could have a material adverse effect upon its financial condition or operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the Company's Bylaws, the Board of Directors consists of seven directors, divided into three classes (Class I, Class II and Class III), with each class serving staggered three year terms. Certain of the Company's directors must be Independent Directors as defined in the Company's Bylaws. Class I and Class II each consist of two directors, one of whom in each class must be an Independent Director. Class III consists of three directors, two of whom must be Independent Directors. The initial term of each class of directors will be less than three years. Class I is comprised of A.J. Robinson and Andrew Young (an Independent Director) whose initial terms will expire at the annual meeting of shareholders in 1997. Class II is comprised of D. Raymond Riddle (an Independent Director) and John M. Ryan whose initial terms will expire at the annual meeting of shareholders in 1998. Class III is comprised of R. Charles Loudermilk, Sr. (an Independent Director), Mr. Portman and Stanley P. Steinberg (an Independent Director) whose initial terms will expire at the annual meeting of shareholders in 1999. Officers of the Company serve at the discretion of the Board of Directors of the Company. Certain information regarding the executive officers and directors of the Company is set forth below.

                NAME                   AGE                          POSITION
- -------------------------------------  ---   ------------------------------------------------------
John C. Portman, Jr..................  71    Chairman of the Board and Chief Executive Officer
John M. Ryan.........................  52    President and Director
Jeffrey L. Portman...................  37    Executive Vice President -- Sales and Marketing
David J. Nadeau......................  38    Treasurer and Senior Vice President -- Finance
Virginia S. Gorday...................  50    Senior Vice President -- Operations and Administration
Neal G. Patton.......................  40    Secretary and General Counsel
Lawrence B. Gardner..................  44    Vice President -- Human Resources
R. Charles Loudermilk, Sr............  68    Director
D. Raymond Riddle....................  62    Director
A. J. Robinson.......................  41    Director
Stanley P. Steinberg.................  63    Director
Andrew Young.........................  64    Director

     John C. Portman, Jr. has served as Chairman of the Board of the Company since its incorporation, and as Chief Executive Officer of the Company since the Formation. Prior thereto, Mr. Portman was the principal of the Portman Companies for over 40 years. Mr. Portman has also served as the Chairman of Portman Properties, Inc., the managing general partner of Portman Holdings, since the Formation. Mr. Portman was the general partner of Los Angeles Bonaventure Company, which filed a petition under Chapter 11 of the federal bankruptcy code within the last five years. Mr. Portman is also President, sole director and sole shareholder of the general partner of Portman Apparel Associates, L.P. ("Portman Apparel"), whose principal property was the subject of a receivership action, which action resulted in foreclosure of such property in April 1996. Mr. Portman is the father of Jeffrey L. Portman.

     John M. Ryan has served as a Director of the Company since its incorporation, and as President of the Company since the Formation. Prior thereto, he had served as President of AMCMC since June 1994, as Chief Financial Officer and Executive Vice President of the Portman Companies and Treasurer of related entities from September 1991 through October 1995, and as Executive Vice President of Portman Capital Company, one of the Portman Companies, for more than five years prior thereto. Mr. Ryan is an executive officer of the general partner of Portman Apparel, whose principal property was the subject of a receivership action, which action resulted in foreclosure of such property in April 1996.

     Jeffrey L. Portman has served as Executive Vice President -- Sales and Marketing of the Company since the Formation. Prior thereto, he had served as Executive Vice President -- Sales & Marketing for AMCMC since June 1994. He had served as General Manager of the Atlanta Decorative Arts Center, a company owned and controlled by Mr. Portman's wife, from July 1989 until June 1994. Jeffrey Portman is the son of Mr. Portman.

     David J. Nadeau has served as Treasurer and Senior Vice
President -- Finance since the Formation. Prior thereto, he had served as Senior Vice President -- Finance for AMCMC since June 1994. Prior thereto, he had served as Vice President of Finance for the Portman Companies beginning in April 1991. He was Vice President of En-tout-cas (USA), a subsidiary of Crest Nicholson PLC, an English private limited company from August 1987 until September 1990. Mr. Nadeau is an executive officer of the general partner of Portman Apparel, whose principal property was the subject of a receivership action, which action resulted in foreclosure of such property in April 1996.

     Virginia S. Gorday has served as Senior Vice President -- Operations and Administration of the Company since the Formation. Prior thereto, she had served as Senior Vice President -- Operations for AMCMC since March 13, 1995. She served as Deputy Executive Director of Housing for the Atlanta Housing Authority from November 1994 through March 1995. Prior thereto, she was Vice President -- Property Management for Peachtree Center Management Company, one of the Portman Companies, for more than five years.

     Neal G. Patton has served as Secretary and General Counsel of the Company since the Formation. Prior thereto, he had served as General Counsel of AMCMC since November 1994. He served as Assistant General Counsel of the Portman Companies from November 1986 to November 1994.

     Lawrence B. Gardner has served as Vice President -- Human Resources of the Company since the Formation. Prior thereto, he had served as Vice
President -- Human Resources for the Portman Companies for more than five years.

     R. Charles Loudermilk, Sr. has served as a Director of the Company since the Formation. Mr. Loudermilk has been the Chairman, Chief Executive Officer and President of Aaron Rents, Inc., for more than five years.

     D. Raymond Riddle has served as a Director of the Company since the Formation. Mr. Riddle has served as Chairman and Chief Executive Officer of National Services Industries, Inc. ("NSI") since September 1994, and had served as President and Chief Executive Officer of NSI beginning in January 1993. Prior thereto, he had served as President and Chief Executive Officer of Wachovia Corporation of Georgia for more than five years. Mr. Riddle serves on the Boards of Directors of Atlanta Gas Light Company, Equifax Inc., National Services Industries, Inc., Fuqua Enterprises, Inc. and Atlantic American Corporation.

     A. J. Robinson has served as a Director of the Company since its incorporation. In addition, he has served as the President of Portman Properties, Inc., the managing general partner of Portman Holdings, since the Formation. Prior thereto, he had been employed by Portman Overseas, one of the Portman Companies, first as Executive Vice President and then as President, for more than five years.

     Stanley P. Steinberg has served as a Director of the Company since the Formation. Mr. Steinberg has been Chairman and Chief Executive Officer of Sony Retail Entertainment, a subsidiary of Sony Corporation of America since August 1994. Mr. Steinberg was Executive Vice President of Walt Disney Imageering, a wholly-owned subsidiary of the Walt Disney Company, from January 1989 to July 1994. Prior thereto, he was Executive Vice President of the Portman Companies.

     Andrew Young has served as a Director of the Company since the Formation. Mr. Young has served as Vice Chairman of Law Companies Group, an engineering and environmental consulting firm since January 1990. Prior thereto, he had served as the Mayor of Atlanta from 1981 to 1989. Mr. Young is a director of Delta Airlines Inc., Host Marriott Corporation and Cox Communications, Inc.

AUDIT COMMITTEE

     The Board of Directors has established an Audit Committee, upon which Messrs. Riddle, Young and Loudermilk serve. Mr. Riddle is the Chairman of the Audit Committee. Each member of the Audit

Committee must be an Independent Director. The Audit Committee makes recommendations concerning the selection and engagement of the Company's independent accountants. A majority of the Audit Committee must approve the selection of any independent accountant of the Company prior to the engagement of such independent accountant. The Audit Committee reviews the scope of the audits of the Company and the subsidiaries as recommended by the independent accountants, the scope of internal auditing procedures and reviews the reports to the Audit Committee of the independent accountants and the internal auditors.

COMPENSATION COMMITTEE

     The Board of Directors has established a Compensation Committee, upon which Messrs. Steinberg, Riddle and Loudermilk serve. Mr. Steinberg is the Chairman of the Compensation Committee. Each member of the Compensation Committee must be an Independent Director. The Compensation Committee administers the Company's incentive and stock option plans (if any) and other employee benefit and compensation plans. Additionally, the Compensation Committee reviews, fixes and determines the compensation paid by the Company and its subsidiaries to all (1) directors, (2) executive officers, (3) employees whose aggregate annual compensation (excluding leasing commissions) exceeds $100,000 and (4) employees who are related to an executive officer or director of the Company or its subsidiaries.

DIRECTOR COMPENSATION

     The Company's Independent Directors receive an annual fee of $20,000, paid quarterly, $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended. Additionally, Independent Directors are reimbursed for reasonable expenses incurred in connection with attendance at such meetings.

ACTION REQUIRING APPROVAL OF INDEPENDENT DIRECTORS

     Pursuant to the Company's Bylaws, certain actions of the Company and its subsidiaries require the affirmative approval of a majority of the Independent Directors. These actions include: (1) adoption of the consolidated annual budget and business plan; (2) any expenditure within the reasonable control of the Company which would cause a line item in the approved consolidated annual budget to be exceeded by more than 10%; (3) any transaction not provided for in the approved consolidated annual budget involving in excess of 10% of the net worth of the Company; (4) any amendment to the Company's Articles of Incorporation involving the stated purpose of the Company; (5) the incurrence or refinancing of debt not contemplated by the approved consolidated annual budget; (6) with certain exceptions, the issuance of any security of the Company or any of its subsidiaries or any security convertible into any such security or the grant of a stock option or right to purchase any such security; (7) the dissolution, merger, consolidation or liquidation of the Company or any of its subsidiaries;
(8) the election of directors of any subsidiary; and (9) any amendment to the Bylaws of the Company or of any of the Company's subsidiaries.

COMPENSATION OF EXECUTIVE OFFICERS

     The Company's first fiscal year ends August 31, 1996. The following table sets forth certain information concerning the compensation of the Company's Chief Executive Officer and the four executive officers who are anticipated to be the most highly compensated based upon base salary for the current fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                                   -----------------------------------
                                                          FISCAL                          OTHER ANNUAL
              NAME AND PRINCIPAL POSITION                  YEAR    SALARY(1)   BONUS(2)   COMPENSATION
- --------------------------------------------------------  ------   ---------   --------   ------------
John C. Portman, Jr.....................................   1996    $ 700,000   $    --       $8,640
  Chairman of the Board and
  Chief Executive Officer
John M. Ryan............................................   1996      280,000        --        8,640
  President and Director
Jeffrey L. Portman......................................   1996      140,000        --        8,640
  Executive Vice President --
  Sales and Marketing
David J. Nadeau.........................................   1996      125,000    35,000        2,500
  Treasurer and Senior
  Vice President -- Finance
Virginia S. Gorday......................................   1996      115,000    35,000        2,500
  Senior Vice President --
  Operations and Administration

- ---------------

(1) Represents annual base salary.
(2) The Company anticipates the payment of bonuses for the 1996 fiscal year to the individuals listed above; however, no bonuses have been paid by the Company to date during such fiscal year except as listed.

          PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     As of March 31, 1996, there were 62,173,153 shares of common stock, $1.00 par value, of the Company ("Common Stock") outstanding. The following table sets forth, as of March 31, 1996, certain information with respect to the beneficial ownership of Common Stock by each person who owned, at such date, at least 5% of the outstanding Common Stock, each director of the Company who owns Common Stock, each executive officer of the Company named in the Summary Compensation Table above who owns Common Stock, and all directors and executive officers of the Company as a group. Except as otherwise noted below, each such person has sole voting and investment power with respect to all shares shown below.

     All of the Company's initial shareholders are subject to the terms of the Shareholders Agreement, which provide that Portman Holdings has the right to nominate or designate all seven of the Company's directors until the 1997 annual shareholders' meeting. Each year thereafter, until the 2000 annual shareholders' meeting, the number of directors to be nominated or designated by Portman Holdings shall decrease by one. Accordingly, commencing at the 2000 annual shareholders' meeting, and at all times thereafter, Portman Holdings shall designate or nominate three directors. See "THE SHAREHOLDERS AGREEMENT."

                                                                      AMOUNT AND
                       NAME AND ADDRESS                               NATURE OF             PERCENT
                      OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP       OF CLASS
- ---------------------------------------------------------------  --------------------       --------
Portman Holdings, L.P..........................................       10,880,302(1)          17.5000%
  240 Peachtree Street, N.W.
  Suite 2200
  Atlanta, Georgia 30303
John C. Portman, Jr............................................       11,372,408(1)(2)       18.2915%
  Chief Executive Officer and Chairman
  240 Peachtree Street, N.W.
  Suite 2200
  Atlanta, Georgia 30303
Citicorp Real Estate, Inc......................................        6,863,798             11.0398%
  599 Lexington Avenue
  25th Floor, Zone 11
  New York, New York 10043
Banque Paribas, New York Branch................................        6,098,883              9.8095%
  The Equitable Tower
  787 Seventh Avenue
  New York, New York 10019
Joan N. Portman................................................        4,479,356(3)(4)        7.2046%
  240 Peachtree Street, N.W.
  Suite 2200
  Atlanta, Georgia 30303
The First National Bank of Chicago.............................        4,988,643              8.0238%
  One First National Plaza
  Mail Suite 0630
  Chicago, Illinois 60670
Unibank A/S, New York Branch...................................        4,252,089              6.8391%
  13-15 West 54th Street
  New York, New York 10019
Paine-Webber Real Estate Securities Inc........................        4,375,425(3)           7.0375%
  1285 Avenue of Americas
  New York, New York 10019

                                                                      AMOUNT AND
                       NAME AND ADDRESS                               NATURE OF             PERCENT
                      OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP       OF CLASS
- ---------------------------------------------------------------  --------------------       --------
The Industrial Bank of Japan Trust Company.....................        3,282,259              5.2792%
  191 Peachtree Tower
  191 Peachtree Street, N.E.
  Suite 3600
  Atlanta, Georgia 30303
Jeffrey L. Portman.............................................           13,568(5)            *
  240 Peachtree Street, N.W.
  Suite 2200
  Atlanta, Georgia 30303
John M. Ryan...................................................            3,895(6)            *
  240 Peachtree Street, N.W.
  Suite 2200
  Atlanta, Georgia 30303
Stanley P. Steinberg...........................................            3,254(7)            *
  240 Peachtree Street, N.W.
  Suite 2200
  Atlanta, Georgia 30303
All executive officers and directors as a group (12 persons)...       11,393,125             18.3248%

- ---------------

*   Less than 1%.
(1) Includes 10,880,302 shares which are owned of record by Portman Holdings, with respect to which John C. Portman, Jr., as sole shareholder of Portman Properties, Inc., the sole general partner of Portman Holdings, has sole voting and investment power.
(2) Includes 492,106 shares which are owned of record by Peachtree Hotel Company, with respect to which John C. Portman, Jr., as sole general partner of Peachtree Hotel Company, has sole voting and investment power.
(3) Includes 4,375,425 shares owned by Paine-Webber Real Estate Securities Inc. subject to an agreement by Joan N. Portman to purchase such shares on or before October 1, 1996. Paine-Webber Real Estate Securities Inc. has sole voting power with respect to the shares.
(4) Includes 103,931 shares owned by CGS Associates, L.P., with respect to which Joan N. Portman, as sole general partner of CGS Associates, L.P., has sole voting and investment power.
(5) Such shares are owned of record by AMC Orlando, in which Jeffrey L. Portman is a shareholder.
(6) Includes 3,254 shares owned of record by AMC Orlando, in which John M. Ryan is a shareholder.
(7) Such shares are owned of record by AMC Orlando, in which Stanley P. Steinberg is a shareholder.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERVICE AGREEMENTS


     Prior to the Formation, the Portman Companies shared personnel who provided certain services, including risk management, tax services, human resources services and legal services, to all of such affiliated entities. Following the Formation, such personnel will continue to provide certain of those services for both the Company and Portman Holdings pursuant to a series of agreements as described below. The cost of such services were determined based upon the cost of services obtained from third parties or the direct personnel expenses of the personnel providing such services. The service agreements have been approved by the independent directors of the Company. Additional services may be provided from time to time by Portman Holdings and the Company to each other during a transition period as the need arises. It is the Company's intention that such services will also be reimbursed based on the direct personnel expenses of the personnel providing such services or the cost to the Company for such services.


  Services of Portman Holdings

     The Company and Portman Holdings have entered into an agreement dated November 13, 1995 (the "Risk Management Agreement") whereby Portman Holdings will provide risk management services to the Company. Portman Holdings will receive $102,000 in twelve equal monthly installments for these services. Portman Holdings will also be reimbursed for preapproved out-of-pocket expenses and receive 50% of any claims management fee which is reimbursed to the Company by insurance companies. The Risk Management Agreement expires on December 31, 1996, subject to annual renewal by Portman Holdings and the Company.

     The Company and Portman Holdings have also entered into an agreement dated January 24, 1996 (the "Financial and Strategic Planning Agreement") whereby Portman Holdings will provide financial and strategic planning services to the Company. Portman Holdings will receive $10,000 per month for these services. The Financial and Strategic Planning Agreement expires on December 31, 1996, subject to annual renewal by Portman Holdings and the Company.

     The Company and Portman Holdings have entered into an agreement dated January 24, 1996 (the "Staff Support Agreement") whereby Portman Holdings will provide the services of two support personnel to assist Mr. Portman. Portman Holdings will receive $5,000 per month for these services, which represents approximately one half of the costs of providing such personnel. The Staff Support Agreement expires on December 31, 1996, subject to annual renewal by Portman Holdings and the Company.

     The Company and Portman Holdings have entered into an agreement dated November 14, 1995 (the "Tax Services Agreement") whereby Portman Holdings will provide tax services to the Company on a time available basis based on specified rates for personnel involved. The Tax Services Agreement expires on December 31, 1996. The scope of services is to be mutually agreed upon. The total cost of services during the Company's 1996 fiscal year is estimated to be approximately $80,000-$100,000.

     The Company and Portman Holdings have entered into an agreement dated October 25, 1995 (the "Cash Management Services Agreement") whereby Portman Holdings will provide the Company with the services of its cash management administrator in implementing and administering the Company's cash management system. Services are reimbursed at a rate of $30 per hour. The total estimated cost of services during the Company's 1996 fiscal year is estimated to be approximately $1,500.

     The Company and Portman Holdings have entered into an agreement dated April 1, 1996 (the "Construction Management Services Agreement") whereby Portman Holdings will provide consulting services related to construction management. Portman Holdings will receive $5,000 per month for these services. The Construction Management Services Agreement expires on January 31, 1997, subject to earlier termination by either party with sixty (60) days' prior written notice.

     The Company and Portman Holdings have entered into an agreement dated May 1, 1996 (the "Security Services Agreement"), whereby Portman Holdings will provide certain security services for the Mart buildings. Portman Holdings will receive approximately $29,000 per year for such services. The initial term of the Security Services Agreement expires on December 31, 1996 and such agreement will automatically renew for successive terms of one (1) year, subject to termination by either party after the initial term with thirty (30) days' prior written notice.

  Services of the Company

     The Company and Portman Holdings have entered into an agreement dated November 13, 1995 (the "Telephone Service Agreement") whereby the Company will provide various telephone services to Portman Holdings, its affiliates and the Atlanta Decorative Arts Center ("ADAC"), which is owned and controlled by Mr. Portman's wife, Joan N. Portman. The services include maintenance and consulting services at specified hourly rates, telephone services based on cost plus a mark-up, and equipment at specified rates. The Telephone Service Agreement has an initial term of one year but may be terminated at any time by either party on two-months' written notice. Such agreement provides that it will be automatically extended for a second one-year term in the event it is not terminated prior to the expiration of the initial term. The total billings for these services during the Company's 1996 fiscal year is estimated to be approximately $87,000.

     The Company and Portman Holdings have also entered into an agreement dated November 13, 1995 (the "Human Resource Service Agreement") whereby the Company will provide human resource services to Portman Holdings, its affiliates and ADAC. The fee for the services is based on a fixed rate per employee per month and is payable on a monthly basis. The Human Resource Service Agreement has an initial term of one year but may be terminated at any time by either party on three-months' written notice. Such agreement provides that it will be automatically extended for a second one-year term in the event it is not terminated prior to the expiration of its initial term. The total billings for these services during the Company's 1996 fiscal year is estimated to be approximately $120,000.

     The Company and Portman Holdings have entered into an agreement dated November 13, 1995 (the "Legal Services Agreement") whereby the Company's legal department will provide legal services to Portman Holdings and its affiliates on a time available basis at specified hourly rates. The agreement expires on December 31, 1996. The total billings for these services during the Company's 1996 fiscal year is estimated to be approximately $20,000.

     The Company and Portman Holdings have entered into an agreement dated November 13, 1995 (the "Computer Service Agreement") whereby the Company will provide computer services to Portman Holdings, its affiliates and ADAC. Maintenance services are provided at an hourly rate and access to hardware and software at a base rate of $7,100 per month subject to increases and additional costs in certain circumstances. The initial term of the Computer Service Agreement is one year, but it may be terminated at any time by either party on six-months' written notice. Such agreement provides that it will be automatically extended for a second one-year term in the event it is not terminated prior to the expiration of its initial term. The total billings for these services during the Company's 1996 fiscal year is estimated to be approximately $113,000.

     The Company and Portman Holdings have entered into an agreement dated January 1, 1996 (the "AMC Security Services Agreement"), whereby the Company will provide certain security services for a building owned by Portman Holdings. AMC will receive approximately $12,000 per year for such services. The term of the AMC Security Services Agreement will expire on December 31, 1996.

  Interests in Portman Holdings

     At October 2, 1995, Portman Holdings owed the Company $320,507, which primarily represented reimbursable expenses and has subsequently been paid. Mr. Portman is the sole shareholder of Portman Properties, Inc., the sole general partner of Portman Holdings, and beneficially owns a 36.5783% interest in such partnership. Joan N. Portman and Jeffrey L. Portman beneficially own a 21.2417% and 4.6743% interest, respectively, in Portman Holdings, and the other adult children of Mr. Portman and a trust, the beneficiaries of which are Mr. Portman's adult children and their heirs, beneficially own an aggregate 37.5057% interest in Portman Holdings.

OTHER AGREEMENTS, INDEBTEDNESS AND INTERESTS

     The Company is a party to a separate management agreement with AMC Orlando, AMC Tampa and CGS. See "BUSINESS AND PROPERTIES -- Independent Trade Shows." Additionally, as part of the Formation, the Company received a Purchase Money Note of each of AMC Orlando and AMC Tampa. Each of such Purchase Money Notes bears interest at the rate of 7.5% per annum and is due and payable on July 20, 1999. See "FORMATION TRANSACTIONS -- Background." Further, the Company has accounts receivable from certain affiliates, primarily representing management fees and reimbursable expenses, upon which interest does not accrue.

  AMC Tampa and AMC Orlando

     At October 2, 1995, AMC Orlando owed the Company $25,753 in addition to the Purchase Money Note in the principal amount of $3,756,306. Jeffrey L. Portman beneficially owns a 10.9679% interest in AMC Orlando, and Messrs. Steinberg and Ryan, directors of the Company, each beneficially own a 2.6302% interest in AMC Orlando. Mr. Portman's other adult children beneficially own an aggregate 60.0999% interest in AMC Orlando.

     The Company holds the Purchase Money Note of AMC Tampa which at October 2, 1995 was in the principal amount of $446,220. Jeffrey L. Portman beneficially owns an 11.9075% interest in AMC Tampa, and Messrs. Steinberg and Ryan beneficially own a 5.7110% and 2.8555% interest, respectively, in AMC Tampa. Mr. Portman's other adult children beneficially own an aggregate 65.2485% interest in AMC Tampa.

     Messrs. Portman and Ryan are executive officers and directors of both AMC Orlando and AMC Tampa, and Neal G. Patton, Secretary and General Counsel of the Company, is an executive officer of AMC Orlando and AMC Tampa.

  CGS

     At October 2, 1995, CGS owed the Company $63,914. Joan N. Portman beneficially owns a 47.5477% interest in CGS and Jeffrey L. Portman beneficially owns a 7.7115% interest in CGS. Mr. Portman's other adult children beneficially own an aggregate of 41.2534% interest in CGS.

  Portman Apparel

     At October 2, 1995, Portman Apparel owed the Company $514,658, which was reserved and subsequently written off by the Company due to the foreclosure of Portman Apparel's principal property. Mr. Portman is the sole shareholder, sole director and President of S.F. Fashion Center, Inc., the sole general partner of Portman Apparel and beneficially owns an 85.8% interest in such partnership. Messrs. Ryan and Robinson, directors of the Company, beneficially own a 4.0% and 3.0% interest, respectively, in Portman Apparel. An adult child of Mr. Portman also beneficially owns a 0.2% interest in Portman Apparel. Mr. Ryan and Mr. Nadeau, Treasurer and Senior Vice President -- Finance, are executive officers of S.F. Fashion Center, Inc.

                                   THE NOTES

     The Exchange Notes are identical to the Private Placement Notes in all material respects. The only significant difference between the two is that the Exchange Notes are registered pursuant to the Securities Act. Accordingly, the following description of the Notes is equally applicable to the Exchange Notes and the Private Placement Notes. Capitalized terms not defined below have the meanings set forth under "-- Definitions" below.

     The following description summarizes certain portions of the Indenture, but does not purport to be complete and is subject to, and qualified in its entirety by, reference to, all provisions of the Indenture. Holders of the Private Placement Notes are, and holders of the Exchange Notes will be, entitled to the benefit of, bound by, and deemed to have notice of, all of the provisions of the Indenture. Copies of the forms of the Notes and the Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part, and copies of the Notes and the Indenture are available upon request from the Company.

GENERAL

     The Private Placement Notes have been, and the Exchange Notes will be, issued pursuant to the Indenture. The terms of the Notes include those set forth in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture.

     The Notes are general secured obligations of the Company limited to $160 million aggregate principal amount. The Private Placement Notes and the Exchange Notes are treated as a single class of securities under the Indenture. The Notes will not have the benefit of a sinking fund.

INTEREST

     The Notes bear interest from the date of issuance until July 31, 2000, or earlier upon an acceleration or redemption, at the rate of (i) 7.5% per annum on the principal amount outstanding to and including July 30, 1997 and (ii) 9.0% per annum on the principal amount outstanding thereafter. The Company will pay interest quarterly in arrears on October 31, January 31, April 30 and July 31 of each year (each an "Interest Payment Date"), to holders of record at the close of business on the October 15, January 15, April 15 or July 15 next preceding each Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 1, 1995. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

PRINCIPAL

     To collect principal payments, holders of the Notes must surrender the Notes to a Paying Agent (as hereinafter defined). In any case where the date for any payment on the Notes is not a Business Day, such payment will be made on the next succeeding Business Day; however, no interest shall accrue for the period from and after the day upon which the payment was due. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandonment property law designates another person. After any such payment, holders entitled to the money must look only to the Company for payment.

PAYMENTS AND PAYING AGENT

     The Company maintains an office or agency where the Notes may be presented for payment (the "Paying Agent"). Initially, the Trustee will act as Paying Agent of the Notes. The Company may appoint and change any Paying Agent upon notice to the Trustee and the holders of the Notes. The Company or any of its subsidiaries may act as Paying Agent. On each due date of the principal, or the interest on any Note, the Company will deposit with the Paying Agent money sufficient to pay such principal or interest that is due. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may, however, pay principal and interest by check payable in such money, and the Company may mail an interest check to a holder's registered address.

FORM, REGISTRATION AND TRANSFERS

     The Notes are issuable only in registered form without coupons in an aggregate principal amount not to exceed $160 million. No Note is binding or obligatory for any purpose unless there appears on such Note a certificate of authentication duly executed by the Trustee, and such certificate shall be conclusive evidence and the only evidence that such Note has been duly authenticated and delivered and is entitled to the benefits of the Indenture. The Company maintains an office or agency where the Notes may be presented for registration of transfer or for exchange (the "Registrar"). Initially, the Trustee will act as the Registrar of the Notes. The Registrar keeps a register of the Notes and of their transfer and exchange. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate and deliver Notes at the Registrar's request. All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange.

     Prior to due presentation for registration of transfer, the Trustee, the Registrar, the Paying Agent and the Company may deem and treat the registered holder of any Note as the absolute owner of such Note for the purpose of making payment and for all other purposes.

RESTRICTIONS ON ACTIVITIES OF THE COMPANY

     The Indenture provides that, among other things, the Company will not:

          (a) declare or pay any dividends, purchase any of its Capital Stock, make any distribution of assets, Capital Stock, warrants, rights, options, obligations or securities to its shareholders or issue or sell any Capital Stock (except (i) pursuant to warrants outstanding on the date of the Indenture or (ii) an underwritten registered Initial Public Offering) or any warrants, rights or options to acquire such Capital Stock or permit any of its Subsidiaries to do any of the foregoing;

          (b) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any debt other than the debt evidenced by the Notes, other than debt existing on the date of the Indenture after giving effect to the terms of the Indenture, and any refinancing thereof, and unsecured debt incurred in the ordinary course of business for property or services;

          (c) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties or sign or file, or permit any of its Subsidiaries or a third party to sign or file, a financing statement that names the Company or any of its Subsidiaries as debtor, excluding the Liens created by the Collateral Documents and Permitted Liens;

          (d) create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale or leaseback transaction or which require annual payments in excess of $100,000;

          (e) consolidate with, or merge with or into, any other entity, except a Subsidiary;

          (f) sell, transfer, lease or otherwise dispose of all or a substantial part of its property and assets, except for cash consideration with respect to sales in the ordinary course of its business; or

          (g) engage in, or allow a Subsidiary to engage in, directly or indirectly, any line of business activity other than the ownership and/or management of trade marts, trade shows, special events and consumer shows and activities reasonably related thereto.

REDEMPTION

     The Indenture provides that the Company must redeem all or a portion of the Notes under certain circumstances.

     So long as any of the Notes remain outstanding, upon the earlier of the one hundred twentieth (120th) day following the end of each Fiscal Year or the thirtieth (30th) day following the completion of the annual reports required by the Indenture, the Company shall redeem an aggregate principal amount of Notes at a redemption price of 100% of the principal amount plus accrued and unpaid interest thereon to the date thereof, equal to the Excess Cash Flow for such Fiscal Year, with each holder receiving a pro rata portion of such payment and redemption.

     After payment in full of the Antecedent Debt Bonds, the Company shall redeem the Notes to the extent of any net proceeds of any refinancing of the Gift Mart Financing. The Company is also required to apply certain insurance and condemnation awards in respect of properties subject to the Mortgages in accordance with the terms set forth therein. The Company also must redeem all then outstanding Notes at a redemption price of 100% of outstanding principal plus accrued interest thereon on July 31, 2000.

     Upon a Change in Control, any holder may require the Company to repurchase all or any part of such holder's Notes at a cash purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, if any. In the event of such a repurchase, the Company will comply with all then currently applicable securities laws. Upon a Change in Control, the Company is required pursuant to the Indenture to notify the Trustee and holders of the Notes, to establish the date of purchase not earlier than thirty
(30) days nor later than sixty (60) days from the date of such notice and establish appropriate procedures consistent with Section 4.09 of the Indenture. If such Change of Control did occur, the Company would not have sufficient funds to redeem the Notes and upon the failure of the Company to redeem the Notes within the time specified and as otherwise required under the Indenture, an event of default would occur. Upon such a failure, the Company would be, by reason of cross-default provisions, in default under the Gift Mart Financing, the Revolver, the Antecedent Debt Bonds and the AMM Escrow Bonds and the Company would be required to make payments to the creditors of the Gift Mart Financing, with respect to proceeds from the Gift Mart, and the Revolver, with respect to proceeds from the Apparel Mart and the Merchandise Mart, prior to redeeming the Notes. Accordingly, unless the Company could refinance all such indebtedness following a default, the Company would not be able to make the payments required under the terms of its indebtedness, including the Notes.

     At any time prior to maturity, the Company may elect to redeem the Notes, in whole or in part, at a redemption price of 100% of the principal amount of the Notes being redeemed plus accrued interest thereon to the date of redemption; provided however, that any holder may, in its discretion, refuse to accept a voluntary partial redemption (a "Refusing Holder") provided that other holders holding Notes having an outstanding principal balance at least equal to the amount of the proposed partial redemption are willing to accept partial redemption ("Accepting Holders") and in such event the pro rata portion of such partial redemption otherwise payable to the Refusing Holder shall be distributed pro rata to Accepting Holders.

COLLATERAL FOR THE NOTES

     The Notes are secured by mortgages on the Apparel Mart and the Merchandise Mart, which are subordinated to the deed to secure debt on these properties which secures the obligations of the Company under the Revolver. The rights of the holders of the Notes are subordinated to the rights of the lenders of the Revolver, as to the Apparel Mart and Merchandise Mart, and to the rights of lenders under the Gift Mart Financing, as to the Gift Mart, which represent an aggregate of up to $117 million in debt and bear interest at fluctuating rates. See "FORMATION TRANSACTIONS -- Financing."

DEFAULTS AND REMEDIES

     Under the Indenture, events of default include, among other things, (i) default for ten (10) days in payment of interest on the Notes; (ii) default in payment of principal on the Notes at maturity, upon redemption, upon declaration, acceleration or otherwise; (iii) failure by the Company to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period or after final maturity) of other debt of the Company or any Subsidiary if the amount accelerated (or so unpaid) exceeds $10 million and continues for thirty (30) days after the required notice to the Company; (v) certain events of bankruptcy or insolvency with respect to the Company, Atlanta Gift Mart, L.P. or any Material Subsidiary; (vi) certain judgments or decrees for the payment of money in excess of $1 million; (vii) defaults related to the Employee Retirement

Income Security Act of 1974, as amended; (viii) failure to own, directly or indirectly, 100% of the Gift Mart, the Apparel Mart and the Merchandise Mart;
(ix) a material adverse change; and (x) failure to register the Exchange Notes on or before one hundred ninety (190) days after October 2, 1995, which date has been extended to two hundred fifty (250) days after October 2, 1995.

     If an event of default occurs and is continuing, the Trustee or the holders of at least a majority in principal amount of the Notes (the "Required Holders") may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Company, Atlanta Gift Mart, L.P. or any other Material Subsidiary are events of default which will result in the Notes being due and payable immediately upon the occurrence of such events of default. The occurrence of an event of default which results in acceleration of the indebtedness under the Indenture is an event of default under the Gift Mart Financing, the Revolver, the Antecedent Debt Bonds and the AMM Escrow Bonds. Such cross-default provisions under the Gift Mart Financing and the Revolver will result in the rights of holders of the Notes being subordinated to the rights of creditors under the Gift Mart Financing, as to the Gift Mart, and the Revolver, as to the Apparel Mart and the Merchandise Mart. Holders may not enforce the Indenture, the Notes or the Collateral Documents except as provided in the Indenture. The Trustee may refuse to enforce the Indenture, the Notes or the Collateral Documents unless it receives reasonable indemnity or security. Subject to certain limitations, Required Holders may direct the Trustee in its exercise of any trust or power. See "-- Limitations on Suits and Actions." The Trustee may withhold from holders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

     The Indenture does not require the Trustee to send holders periodic reports regarding the absence of an Event of Default or compliance with the terms of the Indenture.

LIMITATION ON SUITS AND ACTIONS

     A holder may not pursue any remedy with respect to the Indenture or the Notes unless (i) the holder gives the Trustee written notice of a continuing event of default; (ii) the Required Holders make a written request to the Trustee to pursue the remedy; (iii) such holders offer to the Trustee reasonable indemnity against any cost, liability or expense to be incurred in compliance with such request; (iv) the Trustee does not comply with the request within sixty (60) days after the receipt of the request and the offer of indemnity; and
(v) during such 60-day period, the Required Holders do not give the Trustee a direction that is inconsistent with the request. The Trustee shall comply with
Section 316(a) of the Trust Indenture Act in making any determination of whether the Required Holders have concurred in any request or direction of the Trustee to pursue any remedy.

NO RECOURSE AGAINST OTHERS

     A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes, the Collateral Documents or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each holder waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

MODIFICATIONS OF THE NOTES AND THE INDENTURE

     The Company and the Trustee may amend or supplement the Indenture or the Notes upon notice to, but without the consent of any holder: (a) to cure any ambiguity, defect or inconsistency; (b) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (c) to provide for uncertificated Notes; or (d) to make any change that does not adversely affect the rights of any holder.

     Subject to certain conditions, the Company and the Trustee may amend the Indenture or the Notes without prior notice to the holders, but with the written consent of the Required Holders. The Required Holders, by written notice to the Trustee, may waive future compliance with any provision of the Indenture or the Notes.

     Notwithstanding the foregoing, without the consent of each holder affected, an amendment or waiver may not (a) change the maturity date of the principal of, or any installment of interest on, any Note or reduce the principal amount thereof or the rate of interest thereon, or adversely affect any right of repayment at the option of any holder; (b) reduce the percentage in principal amount of the outstanding Notes required for any supplemental indenture, for any waiver of compliance with certain sections of the Indenture and their consequences provided for in the Indenture; (c) waive a default in the payment of principal of, or interest on, any Note; or (d) modify any of the provisions of the Indenture relating to the modification of the Indenture or Notes without the consent of the Required Holders.

TRUSTEE DEALINGS WITH THE COMPANY

     Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its affiliates and may otherwise deal with the Company or its affiliates with the same rights it would have if it were not Trustee.

INDEMNIFICATION OF TRUSTEE

     The Indenture provides that the Company will indemnify the Trustee for any loss, liability or expense incurred without negligence, willful misconduct or bad faith on its part, arising out of, or in connection with, the acceptance or administration of the Indenture.

REPLACEMENT OF NOTES

     If any Note is mutilated, destroyed, lost or stolen, and in the absence of notice to the Company or the Trustee that any such Note has been acquired by a bona fide purchaser, the Company will execute and the Trustee will authenticate and deliver a replacement Note of like tenor and principal amount. In each such case, the applicant for a substitute Note must furnish such evidence of destruction, loss or theft and such indemnity as the Company and the Trustee may require. Mutilated Notes must be surrendered before new ones will be issued. The Company and the Trustee may charge a holder for their expenses in replacing a Note.

     If any mutilated, lost, destroyed or stolen Note has become or is about to become due and payable, the Company, in its discretion, may pay such Note without issuing a replacement Note.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of Georgia.

DEFINITIONS

     For purposes of this section, the following terms have the respective meanings set forth below:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. With respect to natural persons, all individuals related by blood, marriage or adoption shall be deemed to be an Affiliate of such natural person.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York, in Atlanta, Georgia, or in the city of the Corporate Trust Office of the Trustee, are authorized by law to close.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including each class of common stock and preferred stock of such Person, but excluding any Indebtedness of such Person that is convertible into, or exchangeable for, such shares, interests, rights to purchase, warrants, options or participations.

     "Capitalized Lease Obligation" means, with respect to any lease of property which, in accordance with generally accepted accounting principles, appears on the lessee's balance sheet as a capital lease, the amount of the liability which should appear on such balance sheet.

     "Change of Control" means (a) prior to any Initial Public Offering, the individuals who are, either as of the date of the Indenture or the date of any determination, directors, executive officers and employees of the Company or of its Subsidiaries and the Affiliates of such directors, executive officers and employees cease to own, in the aggregate, either directly or indirectly, at least 15% of the common stock of the Company, (b) the time that the Company first determines or reasonably should have known that any "person" or "group" (other than a holder as of the Closing Date or an Affiliate of a holder as of the Closing Date) (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner" (as such term is used in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, if such right is then exercisable immediately), directly or indirectly, (considering all of the Persons described in clause (a) to be a single Person), together with such Person's Affiliates, of shares of the Company's Capital Stock which amount to 60% or more of any one class of such Capital Stock, or (c) the time that the Company first determines or reasonably should have known that any "person" or "group" (other than a holder as of the Closing Date or an Affiliate of a holder as of the Closing Date) (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the "beneficial owner" (as such term is used in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, if such right is then exercisable immediately), directly or indirectly, (considering all of the Persons described in clause (a) to be a single Person), together with such Person's Affiliates, of shares of the Company's Capital Stock which amount to 50% or more of any one class of such Capital Stock and the membership of the Independent Directors of the Company changes (whether by resignation, addition of new members, replacement of existing members, or the refusal to stand for reelection (upon expiration of a term of office)) by two or more persons, in the aggregate, in any consecutive twelve month period, other than by reason of death or legal disability, provided that the failure of any Independent Director standing for reelection to be reelected by the shareholders at the end of his term shall not be deemed to constitute a change in the membership of the Independent Directors for the purposes of this clause (c).

     "Collateral Documents" means the deed to secure debt and security agreement, assignment of leases and rents, assignment of contract documents and other agreements in respect of the collateral securing the Notes, and any agreements in replacement thereof, as the same may be amended, modified or supplemented from time to time.

     "Default" means any event that is, or after notice or passage of time or both would be, an event of default.

     "Excess Cash Flow" means, with respect to any Fiscal Year of the Company,
(a) the amount equal to 50% of the amount by which operating revenues of the Company and its Subsidiaries (to the extent either distributed to the Company or distributable to the Company) for such Fiscal Year (as determined annually within 90 days after the end of each Fiscal Year) exceeds the sum of (i) operating expenses, real estate taxes and insurance costs, (ii) mandatory debt service and mandatory debt reduction on the Gift Mart Financing (and any refinancing thereof), the AMM Escrow Bonds, the Antecedent Debt Bonds, the Notes, indebtedness under the Revolver and any other debt of the Company permitted hereunder (excluding debt service or reduction on nonrecourse indebtedness to the extent such debt service cannot be paid from the cash of the asset(s) of the Company acquired in connection with the incurrence of such nonrecourse indebtedness), (iii) corporate cash income taxes of the Company due for the Fiscal Year, and (iv) $10 million plus (b) the amount by which the Company's unrestricted cash and Investments (as defined in the Indenture) permitted under Section 4.28(a) of the Indenture but excluding principal and interest payments under clause (a) above, exceeds $15 million at the end of each Fiscal Year.

     "Fiscal Year" means the fiscal year of the Company which is the 12-month period beginning on September 1 and ending on the last day of August of the immediately succeeding calendar year. The

Company shall not change its fiscal year without the consent of the Required Holders and written notice to the Trustee.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including, without limitation, all obligations, contingent or otherwise, of such person in connection with acceptance facilities, Hedge Agreements (as defined in the Indenture), letter of credit facilities or other similar facilities and in connection with any agreement to purchase, redeem or otherwise acquire for value any capital stock of such Person, or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding and nonrecourse indebtedness), (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,
(iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though such indebtedness is nonrecourse indebtedness, but in such case, nonrecourse indebtedness shall include only the lesser of the amount secured by such property or the fair market value of such property), (iv) all Capitalized Lease Obligations of such Person, (v) all preferred stock issued by such Person which is redeemable other than at the option of such Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vi) all obligations of such Person under Ground Leases (as defined in the Indenture), (vii) all obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses
(i) through (vi) above and (viii) all Indebtedness referred to in clause (i),
(ii), (iii) or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such indebtedness is nonrecourse indebtedness, but in such case, indebtedness shall include only the lesser of the amount secured by such property or the fair market value of such property.

     "Initial Public Offering" means the first offer and sale to the public of shares of any Capital Stock of the Company by the Company pursuant to a registration statement that has been declared effective by the Commission.

     "Lien" means any lien, security interest, pledge or other charge or encumbrance of any kind, or any other type of preferential arrangement (including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property).

     "Material Subsidiary" means any Subsidiary of the Company which at the time of determination either (a) had net assets which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 10% of the Company's total net assets on a consolidated basis as of such date or
(b) had net revenues for the 12-month period ending on the date of the Company's most recent quarterly consolidated statement of income which constituted at least 10% of the Company's total net revenues on a consolidated basis for such period.

     "Mortgages" means each security deed, deed of trust, trust deed, mortgage or leasehold mortgage made by the Company or any of its Subsidiaries in favor of the Trustee for the benefit of the holders.

     "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (other than pursuant to clause (ii)(y) below):

          (i) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves including any penalties and interest in connection therewith (in the good faith judgment of the Board of Directors) have been established;

          (ii) Liens in respect of property or assets of the Company or any Subsidiary of the Company imposed by law, which were incurred in the ordinary course of business securing sums which are not overdue, such as carriers, warehousemen's, landlords' and mechanics' liens, easements, reservations, rights of way, zoning and restrictions on use and other similar Liens arising in the ordinary course of business, and (x) which do not (in the good faith judgment of the Board of Directors) in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or any Subsidiary of the Company or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

          (iii) purchase money Liens or purchase money security interests upon or in any property acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property which Liens are limited to the specific property so purchased;

          (iv) Liens or security interests existing on property at the time of its acquisition or on property of a Subsidiary existing at the time of acquisition of such Subsidiary (in each case other than any such Lien or security interest created in contemplation of such acquisition unless such Lien or security interest is as described in clause (iii) above);

          (v) Liens existing on the date of the Indenture as shown on a schedule thereto after giving effect to the provisions of the Indenture and Liens in connection with any refinancing thereof;

          (vi) Liens securing the Gift Mart Financing, the AMM Escrow Bonds and the Antecedent Debt Bonds existing on the date of the Indenture;

          (vii) Liens arising in connection with the incurrence of Capitalized Lease Obligations permitted under Sections 4.13 and 4.30 of the Indenture;

          (viii) Liens created under the Revolver or any replacement thereof;
     and

          (ix) Liens securing the Notes pursuant to the Indenture.

     "Person" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Subsidiary," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     The following description of the Exchange and Registration Rights Agreement summarizes certain portions of such agreement, but does not purport to be complete and is subject to, and qualified in its entirety by, reference to, all provisions of the agreement. A copy of the Exchange and Registration Rights Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and a copy of such agreement is available upon request from the Company.

     The Company has granted the holders of the Private Placement Notes certain registration rights, which are set forth in the Exchange and Registration Rights Agreement. Under the terms of such agreement, the Company agreed to use its best efforts to file a registration statement covering the offer by the Company to exchange Private Placement Notes for Exchange Notes and accordingly has filed the Registration Statement of which this Prospectus is a part. Further, the Company has agreed to accept for exchange Private Placement Notes or portions thereof properly tendered and not validly withdrawn pursuant to the Exchange Offer and to cause the Trustee to promptly authenticate and mail to each holder of Exchange Notes equal in principal amount to the principal amount of the Private Placement Notes tendered by such holder.

     The Exchange and Registration Rights Agreement requires that the Company pay all expenses incurred in connection with the filing of the Registration Statement. Each holder is required to pay all brokerage fees and commissions and transfer taxes, if any, relating to the sale or disposition of such holder's Private Placement Notes in the Exchange Offer.

                           THE SHAREHOLDERS AGREEMENT

     The following description of the Shareholders Agreement summarizes certain portions of the Shareholders Agreement, but does not purport to be complete and is subject to, and qualified in its entirety by, reference to, all provisions of the Shareholders Agreement. A copy of the Shareholders Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is made a part, and a copy of such agreement is available upon request from the Company.

     The Shareholders Agreement contains provisions relating to the election of directors of the Company. In addition, pursuant to the terms and provisions of the Shareholders Agreement, the Company has granted the shareholders registration rights relating to its Common Stock and has restricted its ability to issue securities.

     Under the terms of the Shareholders Agreement, initially, the members of the Board of Directors shall be nominated or designated by Portman Holdings, provided that four of such directors are Independent Directors, two of whom shall belong to Class III, and one of whom shall belong to each of Class I and Class II. Additionally, there shall be one of the three remaining directors in each of the three classes.

     Until the 1997 annual shareholders' meeting, Portman Holdings shall have the right to nominate or designate all seven directors (including directors of all classes previously nominated or designated by Portman Holdings), of whom four shall be Independent Directors. Each year thereafter, until the 2000 annual shareholders' meeting, the number of directors to be nominated or designated by Portman Holdings shall decrease by one and the number of such nominees or designees who must be Independent Directors shall decrease by one. Accordingly, commencing at the 2000 annual shareholders' meeting and at all times thereafter, Portman Holdings shall designate or nominate three directors, none of whom must be Independent Directors.

     Any person nominated or designated by Portman Holdings to replace an Independent Director must be approved by a majority of the then remaining Independent Directors, or if there are no remaining Independent Directors, by the holders of a majority of the Common Stock outstanding.

     The right of Portman Holdings to nominate or designate any directors shall cease upon the death of Mr. Portman, the failure of Mr. Portman to be Chief Executive Officer and Chairman of the Board of the Company and to be actively involved in the management of the Company or the failure of Portman Holdings and other Portman affiliates to own at least fifteen percent (15%) of the outstanding Common Stock of the Company. Further, the right of Portman Holdings to nominate or designate Independent Directors shall cease upon the resignation or removal, for any reason other than death or disability, or the refusal to stand for reelection of any two Independent Directors within any consecutive 12-month period. The right of Portman Holdings to nominate or designate any members of the Board of Directors also shall terminate in the event that by the date two hundred fifty (250) days from October 2, 1995, the Registration Statement has not been declared effective by the Commission. In such event, the Board of Directors would be elected by the shareholders as provided in the Georgia Business Corporation Act.

     The Company has agreed to use its best efforts to conduct a registered initial public offering of Common Stock upon receipt of a request therefor from holders of more than thirty-five percent (35%) of the then outstanding shares of Common Stock and the opinion of certain underwriters that such offering is feasible and would generate gross proceeds of at least $20 million under the then current market conditions. If such request is received prior to April 2, 1998, and if the underwriter's opinion does not indicate an issue price of at least $1.00 per share, then the written request for registration must be signed by holders of sixty percent (60%) of the then outstanding shares of Common Stock.

     During the term of the Shareholders Agreement, the Company will not authorize or issue any securities other than the outstanding shares of Common Stock, grant any option or right to purchase any security of the Company, issue any security convertible into such security or grant any option or right to purchase any such convertible security, or agree to do any of the foregoing, except: (a) pursuant to and in accordance with the terms and conditions of the warrants issued in conjunction with the Formation; (b) Common Stock sold in an

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

initial public offering; (c) the issuance of the Exchange Notes pursuant to the Exchange Offer; and (d) the issuance of Common Stock in connection with the Formation.

     The Shareholders Agreement shall automatically terminate upon October 2, 2015 or an initial public offering, except that the rights of the shareholders to demand a registration subsequent to an initial public offering shall continue in full force and effect.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon the provisions of the Code, regulations promulgated under the Code by the Treasury Department ("Treasury Regulations"), rulings, and judicial decisions now in effect, all of which are subject to change. The following discussion does not discuss all aspects of federal income taxation that may be relevant to a particular holder of the Notes in light of personal investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax, and foreign taxpayers), nor does such discussion address any aspects of state, local, or foreign tax laws.

CONSEQUENCES OF EXCHANGE OF NOTES TO THE HOLDERS

     Under proposed Treasury Regulations, a modification of a debt instrument that is a "significant modification" is deemed to result in a sale or exchange therefor for federal income tax purposes, resulting (in appropriate circumstances) in gain or loss to the holder of the modified debt instrument, cancellation of indebtedness to the issuer of the modified debt instrument, and various changes under the OID rules and bond premium amortization.

     Although there is no precedent directly on point or closely analogous, because the economic rights of the holders against the Company are not being modified, the Company intends to take the position that the exchange of Exchange Notes for Private Placement Notes is not a significant modification for these purposes and that instead the Exchange Notes should be treated as a continuation of the corresponding Private Placement Notes. The Company intends to report the transaction in this manner for federal income tax purposes. Even if the exchange of Notes is not treated as a continuation of the Private Placement Notes, any exchange of Notes should constitute a recapitalization of the Company within the meaning of Section 368(a)(1)(E) of the Code, which would be a tax-free transaction to the holders, except to the extent the principal amount of securities received exceeds the principal amount of securities surrendered therefor. Thus, the Company has obtained an opinion of Jones, Day, Reavis & Pogue to the effect that the holder of a Private Placement Note should not recognize gain or loss upon the exchange of such Private Placement Notes for Exchange Notes; the holder's basis in the Exchange Notes should be the same as its basis in the Private Placement Notes; and the holder's holding period for the Exchange Notes for federal income tax purposes should include any holding period for the Private Placement Notes. Such opinion is not binding on the Service or any court, and there can be no assurance that the Service will not assert successfully a contrary position.

     If the issue price of the Exchange Notes were less than that of the Private Placement Notes (see "-- Interest Income to Holders of Exchange Notes"), the holder would have greater OID with respect to the Exchange Notes than with respect to the Private Placement Notes exchanged therefor, but also would have a greater bond premium in the Exchange Notes than in the Private Placement Notes. For holders with a basis in their Private Placement Notes equal to their face amounts, these two changes may offset one another, leaving the holder with the same taxable interest income for each period under the Exchange Notes as it would have had under the Private Placement Notes. See "-- Interest Income to Holders of Exchange Notes."

CONSEQUENCES OF EXCHANGE OF NOTES TO THE COMPANY

     As noted above, although there is no precedent directly on point or closely analogous, because the economic rights of the holders against the Company are not being modified, the Company intends to take the position that the exchange of Exchange Notes for Private Placement Notes should not be deemed a significant modification for federal income tax purposes and that instead the Exchange Notes should be treated as a continuation of the Private Placement Notes exchanged therefor. The Company intends to report the transaction in this manner for federal income tax purposes. If this position is correct, the Company will not recognize any cancellation of indebtedness income as a result of issuance of the Exchange Notes pursuant to the Exchange Offer.

     If the Exchange Notes issued in the Exchange Offer are not treated as a continuation of the Private Placement Notes exchanged therefor, however, despite treatment as a recapitalization, the Company could recognize cancellation of indebtedness income. Section 108(e)(10) of the Code provides that, if a debtor issues a debt instrument in satisfaction of another debt instrument, there will be cancellation of indebtedness to the extent the issue price of the old debt exceeds the issue price of the new instrument. For these purposes, if the Exchange Notes are not treated as a continuation of the Private Placement Notes, the issue price of the Exchange Notes will be equal to (i) their fair market value at the time of issuance, if the Exchange Notes are treated as "traded on an established securities market" within the meaning of Section 1273(b)(3) of the Code ("Publicly Traded"); and (ii) their face amount in all other cases. Similarly, the issue price of the Private Placement Notes will be equal to (i) their fair market value at the time of issuance, if the Private Placement Notes are Publicly Traded, and (ii) their face amount in all other cases. Thus if neither the Exchange Notes nor the Private Placement Notes are Publicly Traded, there will be no cancellation of indebtedness income from an exchange of such Notes pursuant to the Exchange Offer; but if either is Publicly Traded, there could be such income. The amount of any such cancellation of indebtedness income cannot be determined prior to the exchange, but could be substantial.

     Under final Treasury Regulations, the Exchange Notes or Private Placement Notes will be treated as Publicly Traded if, during the 60-day period ending 30 days after their respective initial issuances, such Notes (i) are listed on a national securities exchange, an interdealer quotation system (such as The Nasdaq National Market), or certain foreign exchanges; or (ii) appear on a system of general circulation (a "Quotation Medium"), including a computer listing disseminated to subscribing brokers, dealers or traders, that provides a reasonable basis to determine fair market values by disseminating either (a) recent price quotations (including rates, yields or other pricing information) of one or more identified brokers, dealers or traders, or (b) actual prices (including rates, yields or other pricing information) of recent sales transactions. (For these purposes, a Quotation Medium does not include a directory or listing of brokers, dealers or traders for specific securities, such as yellow sheets, that provides neither price quotations nor actual prices of recent sales transactions.) There are no cases and no public or private rulings casting light on the determination of whether a Quotation Medium exists. The Company is not presently aware of any indication that a Quotation Medium exists for the Private Placement Notes, but can give no assurance that there is no such Quotation Medium or that one will not develop prior to the Expiration Date.

     Even if the Exchange Notes are not treated as a continuation of the Private Placement Notes and one or both of such types of Notes is Publicly Traded, the Company believes that any cancellation of indebtedness income should be deemed income to the previous owners of the Apparel Mart and the Merchandise Mart and not to the Company. Final Treasury Regulations provide that if the terms of a debt instrument are modified in connection with a sale or exchange of property and the modification triggers an exchange of notes under Section 1001 of the Code, unless the parties elect to the contrary, the modification is treated as a separate transaction taking place immediately before the sale or exchange and is attributed to the seller of the property, so that the seller (and not the transferee) recognizes any cancellation of indebtedness income generated by the modification. The Company received the Apparel Mart and the Merchandise Mart in a sale or exchange transaction in which the debt to which such properties were subject was modified by issuance of the Private Placement Notes and the parties agreed to report such transaction in accordance with the above regulations. At the time of such transactions, the Company was required as a condition of the transactions to agree to use its best efforts to conduct the Exchange Offer. Thus it can be argued that any cancellation of indebtedness income resulting from the exchange of Notes must be treated, under the above referenced Treasury Regulations, as occurring immediately prior to the transfer of the two Mart properties, and as giving rise to income to the prior owners of such properties rather than to the Company.

     There is, however, no authority directly supporting or contradicting such a conclusion beyond the language of the regulations themselves.

     Given the legal and factual uncertainties described above concerning the existence of a Quotation Medium and of which taxpayer would properly be required to recognize any cancellation of indebtedness income, the Company has not sought or obtained any opinion of counsel concerning the risks of cancellation of indebtedness income. No ruling has been sought from the Service on this subject, and there can be no assurance that the Service will not assert successfully a position contrary to that of the Company. In the event that tax treatment is not in accordance with the Company's interpretation, it is possible that the Company would recognize material cancellation of indebtedness income in connection with an exchange of Notes pursuant to the Exchange Offer. If it were required to recognize such income, the Company could face a substantial tax liability which could have a material adverse impact on the Company and its ability to pay interest and principal on the Notes.

INTEREST INCOME TO HOLDERS OF EXCHANGE NOTES

     The following discussion does not address all aspects of United States federal income taxation laws that may be relevant to holders of Notes subject to special rules under the United States federal income tax laws, such as individual retirement and other tax-deferred accounts, life insurance companies, tax exempt organizations, dealers in securities or currencies, financial institutions, persons holding Notes as part of a hedging, straddle, or conversion transaction, or persons whose functional currency is not the United States dollar. This discussion deals only with Exchange Notes held as capital assets and, except as otherwise noted, by initial purchasers.

     HOLDERS OF PRIVATE PLACEMENT NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF TENDERING SUCH PRIVATE PLACEMENT NOTES IN THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS, THE TAX BASIS OF SUCH HOLDER IN ITS EXCHANGE NOTES, ANY ELECTIONS MADE OR METHODS OF ACCOUNTING CHOSEN BY SUCH HOLDER, AND THE PROSPECTS FOR, AND THE POTENTIAL IMPACT OF, ANY CHANGES IN THE APPLICABLE TAX LAWS.

     Stated Interest. Unless otherwise provided by the OID rules discussed below, all interest payments on Exchange Notes will be includable in a holder's gross income as ordinary interest income in accordance with such holder's regular method of accounting for tax purposes. For cash basis holders, such payments will be includable in income when received (or when made available for receipt, if earlier). For accrual basis holders, such payments will be includable in income when all events necessary to establish the right to receive such payments have occurred.

     Original Issue Discount Rules. For federal income tax purposes, a debt instrument has OID if its "stated redemption price at maturity" exceeds its "issue price" by more than a specified de minimis amount. For OID purposes, the "stated redemption price at maturity" of a debt instrument is equal to its principal amount as of the date of original issuance plus all amounts (other than "qualified stated interest") payable prior to or at maturity. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), or that will be constructively received under Section 451 of the Code, at least annually in an amount equal to the product of the outstanding principal amount of the debt instrument and a single fixed rate of interest (adjusted to reflect differing lengths of time between payments, as appropriate), certain variable rates of interest, or certain combinations thereof. Under this definition, the scheduled interest payments on the Exchange Notes will be qualified stated interest only to the extent they do not exceed 7.5% of the principal balance each year. (See "THE NOTES -- The
Indenture -- Interest" for details of payments of interest.) Thus the stated redemption price at maturity for the Exchange Notes will include both the principal of the Exchange Notes and the amount of interest payable in excess of 7.5% per year. If the Private Placement Notes are Publicly Traded when issued, the Exchange Notes will have an issue price equal to the fair market value of the Private Placement Notes. If the Exchange Notes are not viewed as a continuation of the Private Placement Notes but such Exchange Notes are Publicly Traded, the Exchange Notes will have an issue price equal to their fair market value when issued. In all other cases, the issue price of the Exchange Notes should be equal to their face amount. Because the stated redemption price at maturity will exceed the face amount of the Exchange Notes (and their fair market value when issued), the Exchange Notes will be debt instruments with OID and will be subject to the rules governing such instruments.

     The amount of OID will vary depending upon whether either the Exchange Notes or the Private Placement Notes are Publicly Traded. The Exchange Notes will have OID at least equal to the interest payable in excess of 7.5% under the terms of the Indenture (i.e., the excess of the stated redemption price at maturity, which equals such excess interest plus the principal amount due, over the issue price which is no greater than the face amount). If either the Exchange Notes or the Private Placement Notes are Publicly Traded, the Exchange Notes may have greater total OID.

     As noted above, the Company is not presently aware whether the Private Placement Notes are Publicly Traded. Moreover, until 30 days after the issuance of the Exchange Notes, it will not be possible to conclusively determine that the Exchange Notes are not Publicly Traded. Thus, the total amount of OID cannot presently be determined.

     Because the Exchange Notes will have OID, holders of such Exchange Notes will be required to include OID in income as interest over the term of the Exchange Notes under a constant yield method. In general, OID must be included in income in advance of the receipt of cash representing that income, but such inclusions may be offset by amortization of bond premium as discussed below. Each holder should consult its own tax advisor regarding the impact to the holder of the OID rules and amortizable bond premium rules.

     Amortizable Bond Premium. If a holder purchases a debt instrument with OID for an amount that is greater than its adjusted issue price at the time of purchase, the amount includable in income as OID will generally be reduced by the portion of such acquisition premium properly allocated to such year. Such acquisition premium will generally be allocated to a year or other period under the constant yield method used in allocating OID, unless the holder has made certain contrary elections. Thus if a holder has a tax basis in its Exchange Notes equal to their face amount but the Exchange Notes have an issue price less than such face amount, the excess of face amount over issue price will be treated as OID, but there will be an equal amount of amortizable bond premium. In such a situation, unless the holder has made certain elections about the method of amortizing bond premium, the net result of the OID rules and the bond premium rules will be a zero inclusion in income, so that the holder will generally take interest into income as if the OID rules did not apply. Holders who amortize bond premium must reduce their tax bases in the related obligations by the amount of the aggregate allowable accruals of amortizable bond premium. Amortizable bond premium is treated for federal income tax purposes as an offset to interest income on the Exchange Notes, rather than as interest expense. Each holder is urged to consult its own tax advisor regarding the impact to the holder of the amortizable bond premium rules.

POSSIBLE WITHHOLDING TAX ON INTEREST AND OTHER CONSEQUENCES FOR NON-U.S. HOLDERS

     Except as discussed below, Non-U.S. Holders will generally be subject to U.S. withholding tax at the rate of thirty percent (30%). As used herein, a "Non-U.S. Holder" means a holder that is not one of the following: a citizen or resident of the United States; a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or an estate or trust the income of which is subject to United States federal income tax regardless of its source.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest or OID on its Exchange Notes is "effectively connected" with such trade or business, no withholding tax will apply if the holder submits to the paying agent (and the paying agent provides the Company with) a properly executed Internal Revenue Service Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of a Trade or Business in the United States) or successor form stating that interest paid on the Exchange Note is not subject to withholding tax because it is effectively connected with the owner's conduct of a trade or business in the United States.

     If the interest is not "effectively connected" with a United States trade or business of a Non-U.S. Holder, such interest may nevertheless qualify for an exemption from U.S. withholding tax for "portfolio interest." However, the portfolio interest exemption is not available if the Non-U.S. Holder owns, directly or indirectly, ten percent (10%) or more of the outstanding Common Stock of the Company; if the Non-U.S. Holder is a controlled foreign corporation related to the Company through stock ownership; or if the Non-U.S. Holder is a bank which receives the interest "on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business." If a Non-U.S. Holder is a bank which received its Private Placement Notes in modification of and in exchange for loans previously made to the partnerships which transferred the Marts to the Company, the portfolio interest exception may not be available. Each such Non-U.S. Holder is urged to consult with its tax advisors about the availability of portfolio interest treatment.

     To obtain an exemption from withholding for portfolio interest, the Company must be provided with certification under penalties of perjury either (a) from the beneficial owner of the Exchange Note certifying that the beneficial owner is not a United States person and the owner's name and address, and United States taxpayer identification number, if any, are provided, or (b) in the case of an Exchange Note held by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), from the financial institution certifying that it or a financial institution between it and the beneficial owner has received a certificate from the beneficial owner and a copy of such certificate is furnished to the Company or its agent. Such certification should generally be provided on an IRS Form W-8 or a substantially similar form. A certificate described in this paragraph is effective only with respect to payments (including all OID) made to the certifying Non-U.S. Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.

     If interest paid on the Notes is not "effectively connected" with a United States "trade or business" of a Non-U.S. Holder and the portfolio interest exemption is not available, U.S. withholding tax at the rate of thirty percent (30%) will apply. However, the rate of withholding tax may be reduced or eliminated by an applicable income tax treaty in effect between the United States and the home country of the Non-U.S. Holder. In order to take advantage of any such benefit under an applicable tax treaty, the Non-U.S. Holder must submit to the paying agent a completed IRS Form 1001 (Ownership, Exemption, or Reduced Rate Certificate).

     Proposed regulations ("Withholding Proposals") issued by the Service were published in the Federal Register on April 22, 1996. If finalized, the Withholding Proposals would substantially modify the existing rules summarized above for the withholding of U.S. tax on payments of certain kinds of income (including interest and OID paid by U.S. obligors) to foreign persons. The Withholding Proposals would, if finalized in their current form and upon becoming effective, make significant changes to certain of the procedures and certification requirements described above in order to secure a reduction in, or an exemption from, U.S. withholding tax otherwise due with respect to payments on Exchange Notes or Private Placement Notes to Non-U.S. Holders. Subject to certain exceptions and transition rules, if finalized in their current form the Withholding Proposals would be effective for payments made after December 31, 1997, regardless of the date of issuance of the instrument with respect to which those payments are made. There can be no assurance that the Withholding Proposals will be finalized (whether before or after their proposed effective date) or, if they are finalized, that they will not be materially modified from their current form. Prospective Non-U.S. Holders are urged to consult their own tax advisors with respect to the possible impact of the Withholding Proposals on their particular situations.

     Any gain or income realized by a Non-U.S. Holder upon the sale or disposition (including by reason of redemption or retirement) of an Exchange Note (other than amounts representing stated interest or accrued OID, the treatment of which is described above) will not be subject to United States federal income tax if (i) such gain or income is not effectively connected with a trade or business in the United States of such holder, and (ii) in the case of an individual holder, the holder is not present in the United States for a period or periods aggregating 183 days in the taxable year of the sale or disposition.

     An individual holder of an Exchange Note who is not a citizen or resident of the United States at the time of his or her death will not be subject to United States federal estate tax as a result of such individual's death, if (i)
(a) such holder does not own, actually or constructively, on the date of death 10% or more of the total combined voting power of all classes of the voting stock of the Company, and (b) any interest received on the Exchange Note, if received by such holder at the time of his or her death, would not be effectively connected with the conduct of a trade or business in the United States or (ii) an exemption is otherwise available.

GAIN OR LOSS ON DISPOSITION OF EXCHANGE NOTES

     Subject to the discussion of market discount below, if an Exchange Note is sold, exchanged, or otherwise disposed of, the selling holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, or other disposition and its adjusted tax basis in such Exchange Note. Any such gain or loss will be capital gain or loss if the Exchange Note was held as a capital asset.

MARKET DISCOUNT

     The market discount rules generally provide that if a subsequent holder purchases the Exchange Note at a "market discount," such holder will be required to treat any principal payments (or any payment that does not constitute qualified stated interest) on, or any gain recognized on the sale or exchange (including by reason of redemption or retirement) of an Exchange Note as ordinary interest income to the extent of the market discount that has accrued during the time the holder held the Exchange Note and that has not previously been included in income. The accrual of market discount is generally calculated on a straight-line basis. However, a holder may elect to calculate the accrual of market discount on a constant interest rate basis. In general, "market discount" will equal the excess (if any) of the Exchange Note's adjusted issue price over such holder's tax basis for the Exchange Note immediately after its acquisition. Under a de minimis exception, if the market discount is less than one quarter of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, market discount is deemed to be zero. The market discount rules also provide that a holder who acquires an Exchange Note at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such Exchange Note until the holder disposes of the Exchange Note in a taxable transaction.

     The Exchange Notes provide that they may be redeemed, in whole or in part, prior to maturity under certain circumstances. If these securities were redeemed in part, the former holder, as the holder of market discount securities, would be required to include in gross income (as ordinary income) the portion of the principal payment attributable to accrued market discount on the Exchange Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of principal, interest, OID, and premium made within the United States by the Company or any paying agent are generally subject to information reporting and possibly to "backup" withholding at a rate of 31%. The amount required to be reported by the Company may not be the same as the amounts of OID required to be included in the gross income of a holder who is not an original purchaser. A U.S. holder will be subject to 31% backup withholding in respect of a payment, unless such holder provides its taxpayer identification number (e.g., social security number in the case of an individual) in the manner prescribed in applicable Treasury Regulations and certain other conditions are met. Such certification may be made on an IRS Form W-9 or substantially similar form.

     Backup withholding generally does not apply to payments to certain "exempt recipients" such as corporations. Non-U.S. Holders generally may establish an exemption from backup withholding with respect to payments by the Company or any paying agency thereof by providing the certification described in the fourth paragraph under "-- Possible Withholding Tax on Interest and Other Consequences for Non-U.S. Holders" above. Such certification may be made on an IRS Form W-8 or substantially similar form.

     Payments of principal, interest, OID or premium to the beneficial owner of an Exchange Note by the United States office of a custodian, nominee, or agent, or payment of the proceeds of a sale of an Exchange Note to the seller thereof by the United States office of a "broker" (as that term is defined in applicable Treasury Regulations), will be subject to information reporting and backup withholding unless such owner (i) certifies that he is a Non-U.S. Holder (provided the payor does not have actual knowledge that such beneficial holder is a United States person), (ii) provides his taxpayer identification number, or
(iii) otherwise establishes an exemption. Payment of principal, interest, OID or premium to the beneficial owner of an Exchange Note by the non-United States office of a foreign custodian, foreign nominee, or other foreign agent of such beneficial owner, or payment of the proceeds of a sale of an Exchange Note to the seller thereof by the non-United States office of a foreign broker, generally, will not be subject to backup withholding or information reporting. If, however, such nominee, custodian, agent, or broker is, for United States federal income tax purposes, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain specified periods from the conduct of a trade or business in the United States, or, in the case of a nominee, custodian, or agent, a United States person, such payment will be subject to information reporting, unless the custodian, nominee, agent, or broker has documentary evidence in its records that the beneficial owner or seller is not or was not, as the case may be, a United States person and certain conditions are met or the beneficial owner or seller otherwise establishes an exemption. Payment of the proceeds of a sale of an Exchange Note to the seller thereof by the foreign office of a United States broker will generally not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the seller is not or was not, as the case may be, a United States person and certain conditions are met or the seller otherwise establishes an exemption.

     The Withholding Proposals would, if finalized in their current form and upon becoming effective, modify the foregoing rules to conform them generally to the rules proposed therein with respect to withholding of U.S. tax on certain payments to foreign persons and referred to in the sixth paragraph under "-- Possible Withholding Tax on Interest and Other Consequences for Non-U.S. Holders" above. Prospective Non-U.S. Holders are urged to consult their own tax advisors with respect to the possible impact of the Withholding Proposals on their particular situations.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or credit against such holder's United States federal income tax, provided that the required information is furnished to the IRS.

     The backup withholding rules are currently under review by the United States Treasury Department, and their application to the Exchange Notes is subject to change. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

     The Company will report to the holders of the Notes and the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Exchange Notes.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED UPON THE CODE, THE TREASURY REGULATIONS AND THE INTERPRETATIONS OF THE CODE AND TREASURY REGULATIONS BY THE COURTS AND THE INTERNAL REVENUE SERVICE, ALL AS THEY EXIST AS OF THE DATE HEREOF. THE FOREGOING DISCUSSION DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF ITS INDIVIDUAL INVESTMENT CIRCUMSTANCES OR TO CERTAIN TYPES OF HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS NOR DOES SUCH DISCUSSION ADDRESS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, HOLDERS OF PRIVATE PLACEMENT NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING IN THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH TAX LAWS.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered pursuant hereto will be passed upon for the Company by Jones, Day, Reavis & Pogue, Atlanta, Georgia ("Jones Day"). Certain tax matters have been passed upon for the Company by Jones Day.

                                    EXPERTS

     The consolidated balance sheet of AMC, Inc. and subsidiaries, as of October 2, 1995 and the combined financial statements and schedule of the Atlanta Market Center Companies as of October 1, 1995 and December 31, 1994 and 1993, and for the period from January 1, 1995 through October 1, 1995 and each of the years in the three-year period ended December 31, 1994 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                     PAGE NO.
                                                                                     --------
AMC, INC. AND SUBSIDIARIES
Independent Auditors' Report.......................................................     F-2
Consolidated Balance Sheet as of October 2, 1995...................................     F-3
Notes to Consolidated Balance Sheet................................................     F-4
Consolidated Balance Sheet as of February 29, 1996 (Unaudited).....................    F-15
Consolidated Statements of Operations and Retained Earnings for the Period from
  October 2, 1995 through February 29, 1996 (Unaudited)............................    F-16
Consolidated Statement of Operations and Retained Earnings for the Three-Month
  Period ended February 29, 1996 (Unaudited).......................................    F-17
Consolidated Statement of Cash Flows for the Period from October 2, 1995 through
  February 29, 1996 (Unaudited)....................................................    F-18
Notes to Unaudited Consolidated Financial Statements...............................    F-19
THE ATLANTA MARKET CENTER COMPANIES
Combined Statement of Operations for the Period from October 1, 1994 through
  February 28, 1995 (Unaudited)....................................................    F-16
Combined Statement of Operations for the Three-Month Period ended February 28, 1995
  (Unaudited)......................................................................    F-17
Combined Statement of Cash Flows for the Period from October 1, 1994 through
  February 28, 1995 (Unaudited)....................................................    F-18
Independent Auditors' Report.......................................................    F-21
Combined Balance Sheets as of October 1, 1995 and December 31, 1994 and 1993.......    F-22
Combined Statements of Operations for the Period from January 1, 1995 through
  October 1, 1995 and for the Years ended December 31, 1994, 1993, and 1992........    F-23
Combined Statements of Equity (Deficit) for the Period from January 1, 1995 through
  October 1, 1995 and for the Years ended December 31, 1994, 1993, and 1992........    F-24
Combined Statements of Cash Flows for the Period from January 1, 1995 through
  October 1, 1995 and for the Years ended December 31, 1994, 1993, and 1992........    F-25
Notes to Combined Financial Statements.............................................    F-26

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
AMC, Inc.:

     We have audited the accompanying consolidated balance sheet of AMC, Inc. and subsidiaries as of October 2, 1995. This consolidated financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

     As discussed in note 1, AMC, Inc. was formed and organized effective October 2, 1995 principally to own and operate the businesses of certain affiliated companies as part of a restructuring of the existing indebtedness of such companies. The assets and liabilities have been recorded at their historical cost. Included in stockholders' deficit are accumulated net losses of the previously separately owned companies of approximately $51,116,000.

     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of AMC, Inc. and subsidiaries as of October 2, 1995 in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
December 8, 1995

                           AMC, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET
                                OCTOBER 2, 1995


                                                      ASSETS
Current assets:
  Cash..............................................................................................  $   1,689,792
  Restricted cash (note 8)..........................................................................      2,541,154
  Restricted escrow deposits........................................................................      4,765,453
  Current maturities of notes receivable (notes 6 and 7)............................................      1,050,632
  Receivables:
    Tenants.........................................................................................      3,746,094
    Affiliate (note 3)..............................................................................      1,452,781
    Other...........................................................................................         43,703
                                                                                                      -------------
                                                                                                          5,242,578
    Less allowance for doubtful receivables.........................................................      2,647,816
                                                                                                      -------------
        Net receivables.............................................................................      2,594,762
                                                                                                      -------------
  Prepaid interest..................................................................................        933,334
  Prepaid property taxes............................................................................      1,049,884
  Other assets (note 8).............................................................................        520,645
  Deferred income taxes (note 11)...................................................................      1,661,954
                                                                                                      -------------
        Total current assets........................................................................     16,807,610
                                                                                                      -------------
Commercial property, at cost (notes 5, 7, and 8)....................................................    313,001,013
  Less accumulated depreciation.....................................................................    112,112,403
                                                                                                      -------------
        Net commercial rental property..............................................................    200,888,610
                                                                                                      -------------
Notes receivable, less current maturities (notes 6 and 7)...........................................      3,151,894
Investment in affiliates (notes 4 and 7)............................................................         33,796
Deferred income taxes (note 11).....................................................................     23,927,785
Other assets (note 8)...............................................................................      2,561,653
                                                                                                      -------------
                                                                                                      $ 247,371,348
                                                                                                       ============
                                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current installments of corporate notes payable (note 7):
    Mart Bonds interest payments....................................................................  $  12,000,000
    AMM Escrow Bonds................................................................................      1,050,632
                                                                                                      -------------
        Total current installments of corporate notes payable.......................................     13,050,632
                                                                                                      -------------
  Accounts payable:
    Trade and other.................................................................................      3,474,049
    Affiliates (note 3).............................................................................        203,633
                                                                                                      -------------
        Total accounts payable......................................................................      3,677,682
                                                                                                      -------------
  Accrued interest payable..........................................................................      3,268,256
  Deferred revenue..................................................................................      2,346,019
  Accrued closing and other costs (note 8)..........................................................      2,954,026
                                                                                                      -------------
        Total current liabilities...................................................................     25,296,615
                                                                                                      -------------
Corporate notes payable, excluding current installments (note 7):
  Mart Bonds (face amount of $160,000,000)..........................................................    213,133,334
  AMM Escrow Bonds..................................................................................        605,375
  Antecedent Debt Bonds.............................................................................      7,303,273
                                                                                                      -------------
        Total corporate notes payable, excluding current installments...............................    221,041,982
                                                                                                      -------------
Mortgage loan payable (note 8)......................................................................    107,282,009
Security deposits...................................................................................      3,715,620
Accrued loan extension fees, excluding current installments (note 8)................................        536,410
                                                                                                      -------------
        Total liabilities...........................................................................    357,872,636
                                                                                                      -------------
Stockholders' deficit (note 12).....................................................................   (110,501,288)
Commitments and contingencies (notes 3, 9, 12, 14, and 15)
                                                                                                      -------------
                                                                                                      $ 247,371,348
                                                                                                       ============


             See accompanying notes to consolidated balance sheet.

                           AMC, INC. AND SUBSIDIARIES


                      NOTES TO CONSOLIDATED BALANCE SHEET
                                OCTOBER 2, 1995

(1) ORGANIZATION, BUSINESS, AND BASIS OF PRESENTATION

     AMC, Inc. (the Company) was incorporated as a Georgia corporation on September 29, 1995 and organized effective October 2, 1995. The Company was formed to own and manage trade marts, trade shows, special events, and consumer shows and activities reasonably related thereto. The principal assets of the Company are the Atlanta Apparel Mart, the Atlanta Merchandise Mart, and the Atlanta Gift Mart buildings containing permanent showroom and exhibition space for lease to non-related tenants over varying terms. The Company has a fiscal year end of August 31.

     Prior to October 2, 1995, the assets and businesses owned by the Company were included in various partnerships and corporations controlled by John C. Portman, Jr. (Portman). During 1991, Portman, Portman Properties (a proprietorship of Portman), and certain other affiliates, including those owning the assets and businesses contributed to the Company, restructured substantially all of their then existing indebtedness under an Override and Collateral Pool Agreement (OCPA). Portman and certain affiliates subsequently defaulted on several provisions of the OCPA.


     Effective October 2, 1995 (the "Formation Date"), the OCPA was terminated and existing indebtedness of Portman and affiliates was further restructured through a series of agreements with the applicable creditors whereby AMC, Inc. would be formed to hold Portman's mart-related and certain other assets. In exchange for certain net assets contributed to the Company by Portman Holdings, L.P. (a partnership indirectly controlled by Portman), Portman Holdings, L.P. received 17.5% (10,880,302 shares) of the equity interest in AMC, Inc.



     On the Formation Date there were five classes of creditors (Classes A through E) under the OCPA holding claims against Portman personally. In addition, each of the Atlanta Apparel Mart, the Atlanta Merchandise Mart and the Atlanta Gift Mart were encumbered by separate mortgage loans. As a part of the OCPA termination, certain of this debt was forgiven and the remainder was restructured, resulting in an extraordinary gain of approximately $68.0 million for two of the predecessor companies, The Atlanta Apparel Mart and the Atlanta Merchandise Mart, L.P. The debt was restructured as follows:



     - Class A Claims: On the Formation Date, there were two types of Class A claims under the OCPA. One type, in the aggregate amount of $2,706,639 held by the lending syndicate that held the mortgage loan on the Atlanta Merchandise Mart, was paid down to $1,656,007, which balance was modified to become the Fixed Rate Class A AMM Escrow Notes due July 31, 1997 in the principal amount of $1,656,007 (the "AMM Escrow Bonds"). Those bonds were issued directly to the thirteen banks comprising the lending syndicate which held the mortgage loan on the Atlanta Merchandise Mart. The other type of Class A claim, in the aggregate amount of $8,033,600 held by eight separate banks in varying amounts (being the banks which agreed to fund new working capital to Portman when the OCPA was first put in place), was modified to become the Class A Elevated Antecedent Debt Notes due July 31, 2000 in the principal amount of $8,033,600 (the "Antecedent Debt Bonds").



     - Class B, C & D Claims: On the Formation Date, the Class B, C & D claims under the OCPA, which represented personal obligations of Portman, were determined to aggregate $280,329,854. These claims were extinguished in exchange for the transfer by Portman of interests in certain assets which had previously secured such claims and such interests were then contributed to AMC by the claimants for approximately 29,203,000 shares of common stock of the Company.



     - Class E Claims: On the Formation Date, the Class E claims under the OCPA aggregated $8,483,953. These claims were extinguished for no further consideration.



     - Atlanta Apparel Mart Financing: On the Formation Date, the then existing Atlanta Apparel Mart mortgage financing was held by a lending syndicate comprised of seven banks and had an outstanding balance of approximately $162,000,000. On the Formation Date, approximately $72,000,000 of this debt

                           AMC, INC. AND SUBSIDIARIES

     (while still an obligation of the predecessor companies) was forgiven and the balance of approximately $90,000,000 was transferred to the Company and modified to become $80,000,000 in principal amount of the private placement notes issued directly to the individual members of the lending syndicate. In addition, the members of the lending syndicate received an aggregate of approximately 10,790,000 shares of common stock of the Company, as well as warrants to purchase an additional approximately 8,409,000 shares (see notes 7 and 12).



     - Atlanta Merchandise Mart Financing: On the Formation Date, the then existing Atlanta Merchandise Mart mortgage financing was held by a lending syndicate comprised of thirteen banks or other financial institutions and had an outstanding balance of approximately $153,000,000. On the Formation Date, approximately $60,000,000 of this debt (while still an obligation of the predecessor companies) was forgiven. A portion of this debt in the amount of $2,706,639 constituted a Class A claim, which was dealt with as described above. The balance of approximately $91,000,000 was transferred to the Company and modified to become the remaining $80,000,000 in principal amount of the private placement notes issued directly to the individual members of the lending syndicate. In addition, the members of the lending syndicate received an aggregate of approximately 11,300,000 shares of common stock of the Company, as well as warrants to purchase an additional approximately 8,807,000 shares (see notes 7 and 12).



     - Atlanta Gift Mart Financing: On the Formation Date, the then existing Atlanta Gift Mart mortgage financing was held by a lending syndicate comprised of five banks and had an outstanding balance of $107,282,009. On the Formation Date, this financing was modified to extend the term, to increase the interest rate and to reflect numerous other changes from the original loan documentation (see note 8).



     AMC, Inc. common shares were issued and the debt restructuring was finalized on November 17, 1995, however, effective control of the net assets of the predecessor entities was transferred to the Company on October 2, 1995, from which date the risks and rewards of ownership were those of the shareholders of AMC, Inc. Because the measurement date for determining the restructured debt and related amounts forgiven was October 2, 1995 and because the risks and rewards of ownership were transferred to the AMC, Inc. shareholders effective October 2, 1995, the impact of recording the debt restructuring on its effective date rather than the date upon which such restructuring was finalized is not material to the Company's consolidated financial statements.


     This restructuring has been accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" (SFAS
15). Accordingly, the assets and liabilities of the Company have been recorded at their historical cost and stockholders' deficit represents the excess of liabilities over assets. Included in stockholders' deficit are accumulated net losses of the previously separately owned businesses of approximately $51,116,000.

     The consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiaries: GMGP, Inc.; Gift Mart Limited Partner, Inc.; LFGP, Inc.; and EC Holdings, Inc. All significant intercompany accounts have been eliminated in consolidation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Restricted Escrow Deposits

     Restricted escrow deposits represent deposits for the payment of property taxes, insurance, and ground lease payments that are required by the Company's lenders.

     (b) Receivables

     The Company's receivables primarily relate to billings to tenants who lease space in the mart buildings and billings to affiliates for reimbursable expenses. The Company generally provides for losses on tenant

                           AMC, INC. AND SUBSIDIARIES
receivables that are more than 60 days delinquent. Provisions for losses on affiliate receivables are recorded based on specific analysis of the affiliate's ability to pay.

     (c) Commercial Property

     Commercial property is carried at cost and is depreciated using straight-line and accelerated methods over the estimated useful lives of the assets as follows:

    Buildings and improvements............................................  15 to 40 years
    Tenant improvements...................................................  3 to 5 years
    Furniture, fixtures, and equipment....................................  5 to 7 years

     Management at least annually evaluates its commercial property and other assets for impairment. In making such evaluation, management uses independent appraisals, cash flow analyses and other relevant information to determine if the carrying value of the assets are recoverable. For any asset for which the carrying value is not considered to be recoverable, an impairment loss would be recognized by a write-down of the asset to its fair value. The Company has not experienced any significant impairment losses.

     (d) Deferred Revenue

     Trade show revenues are generally collected in advance and initially recorded as deferred revenue. Trade show revenues are recognized in the month the related show occurs.

     (e) Income Taxes

     The Company accounts for income taxes using an asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109 (SFAS
109). Under SFAS 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Additionally, the effect on deferred taxes of a change in tax rates is recognized in earnings in the period that includes the enactment date.

     (f) Recently Issued Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") which is effective for fiscal years beginning after December 15, 1995. This statement requires that long-lived assets that are to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of their recoverability would be performed and any resulting impairment loss recorded. The implementation of SFAS 121 is not expected to materially impact the Company's financial position or results of operations because the Company periodically evaluates its commercial property and other assets for impairment using independent appraisals, cash flow analyses and other relevant information. The Company has not experienced any significant impairment losses.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which is effective for fiscal years beginning after December 15, 1995. This standard defines a fair value-based method of measuring employee stock options or similar equity instruments. In lieu of recording the value of such options as compensation expense, companies may provide pro forma disclosures quantifying the difference between compensation cost included in net income as prescribed by current accounting standards and the related cost measured by such fair value-based method. The Company currently does not have any stock-based employee compensation plans. The

                           AMC, INC. AND SUBSIDIARIES

Company will provide disclosure in its financial statements after the effective date of the standard relating to its outstanding warrants to the extent applicable.

(3) TRANSACTIONS WITH AFFILIATES

     Transactions with affiliates are summarized as follows:

          (a) Accounts Receivable

             Accounts receivable from affiliates primarily represent management fees, cash management advances, and reimbursable expenses and are summarized as follows:

            CGS Associates, L.P......................................  $   63,914
            Portman Holdings, L.P....................................     320,507
            Portman Apparel Associates, L.P..........................     514,658
            Race Events Joint Venture................................     183,841
            John Portman & Associates................................      14,898
            AMC Orlando, Inc.........................................      25,753
            Lightfair International Associates.......................      23,925
            Other....................................................     305,285
                                                                       ----------
                                                                        1,452,781
                 Less allowance for doubtful affiliate receivables...     772,535
                                                                       ----------
                      Net affiliate receivables......................  $  680,246
                                                                        =========

          (b) Accounts Payable

             Accounts payable to affiliates represent certain reimbursable expenses or noninterest-bearing advances and are summarized as follows:

            Portman Holdings, L.P.....................................  $173,633
            Other.....................................................    30,000
                                                                        --------
                                                                        $203,633
                                                                        ========

        (c) Other

             The Company has entered into various service agreements with Portman Holdings, L.P. and other affiliates, summarized as follows:

           - Telephone Service and Human Resource Service Agreements -- The Company is to provide services which include telephone maintenance, equipment and consulting services and human resource services based on rates as defined in the agreements. These agreements have an initial term of one year with an automatic extension of an additional year if not terminated prior to November 13, 1996. These agreements can be terminated by either party after notice, as defined in the agreements, is given.

           - Computer Service Agreement -- The Company is to provide computer services including access and maintenance of hardware and software at a monthly rate of $7,100, subject to increases and additional costs in certain circumstances. This agreement has an initial term of one year with an automatic extension of an additional year if not terminated prior to November 13, 1996. This agreement can be terminated by either party on six-months' written notice.

           - Risk Management Agreement -- Portman Holdings, L.P. will provide risk management services for a monthly fee of $8,500 plus reimbursable costs. Additionally, Portman Holdings,

                           AMC, INC. AND SUBSIDIARIES

             L.P. will receive 50% of all claims management fees reimbursed to the Company by insurance companies. This agreement expires December 31, 1996 and is subject to annual renewal.

           - Financial and Strategic Planning Agreement -- Portman Holdings, L.P. will provide financial and strategic planning services for a monthly fee of $10,000. This agreement expires December 31, 1996 and is subject to annual renewal.

             Other service agreements between the Company and Portman Holdings, L.P. not identified above are either based on defined hourly rates for services performed or are not significant.

(4) INVESTMENT IN AFFILIATES

     The Company, through its wholly owned subsidiary LFGP, Inc., owns an approximate 50% general partnership interest in a limited partnership, Portman Lightfair Associates, L.P. (PLALP). The primary asset of PLALP is its one-third ownership interest in Lightfair International Associates, a New York general partnership. The Company's investment in PLALP and PLALP's investment in Lightfair International Associates are accounted for using the equity method of accounting.

     The Company, through its wholly owned subsidiary EC Holdings, Inc., also owns an interest in two mixed use complexes in San Francisco's financial district. Embarcadero Center, in which the Company owns approximately 3.4% interest, is comprised of four office buildings, a retail mall, and a hotel. The adjacent Embarcadero Center West, in which the Company owns approximately 6.7% interest, is comprised of two office buildings and a hotel. These investments are known collectively as EC Holdings and are accounted for at cost. At October 2, 1995, these investments have no carrying value.

(5) COMMERCIAL PROPERTY

     A summary of commercial property follows:

    Land...................................................................  $ 19,338,993
    Buildings and improvements.............................................   242,184,657
    Tenant improvements....................................................    29,544,197
    Furniture, fixtures, and equipment.....................................    19,481,933
    Construction in progress...............................................     2,451,233
                                                                             ------------
                                                                             $313,001,013
                                                                              ===========

     Construction in progress primarily relates to building and tenant improvements under construction.

(6) NOTES RECEIVABLE


     Effective October 2, 1995, Portman redeemed his entire ownership interest in two affiliated companies (AMC Orlando, Inc. and AMC Tampa, Inc.) in exchange for a total of $1,050,632 in cash and $4,202,526 in notes receivable. The notes receivable were contributed by Portman and certain of his creditors to the Company, and thus represent a component of the Company's stockholders' equity (deficit), and are pledged as collateral to the AMM Escrow Bonds described in note 7. These notes receivable mature on July 20, 1999, and are summarized as follows:


    Receivable from:
      AMC Orlando, Inc.......................................................  $3,756,306
      AMC Tampa, Inc.........................................................     446,220
                                                                               ----------
                                                                               $4,202,526
                                                                                =========

                           AMC, INC. AND SUBSIDIARIES

     The notes bear interest at 7.5% per annum and require payment of interest quarterly. The principal amounts are payable in equal aggregate semiannual payments of $525,316 over the term of the notes. AMC Tampa, Inc. has advised the Company that it may have difficulty meeting its interest and principal repayment obligations under its note payable to the Company. In the opinion of management, non-payment by AMC Tampa, Inc. would have an insignificant effect upon the Company's consolidated financial position or results of operations.

(7) CORPORATE NOTES PAYABLE


     Effective October 2, 1995, the Company issued notes payable ("the Mart Bonds") in the face amount of $160,000,000 to certain lenders in modification of existing indebtedness as part of a troubled debt restructuring. The Mart Bonds pay interest at the rate of 7.5% per annum until July 31, 1997 and 9.0% per annum thereafter through maturity on July 31, 2000. Interest only is payable quarterly in arrears. Over the term of the Mart Bonds, 50% of net cash flows (as defined) in excess of $10,000,000 must be paid as principal reductions on the Mart Bonds within 120 days after the end of each fiscal year. Additionally, net proceeds from any future refinancing of the mortgage loan discussed in note 8, after repayment of the Antecedent Debt Bonds discussed below, must be used to reduce principal on the Mart Bonds. The remaining principal is due at maturity. The Mart Bonds are secured by a deed to secure debt on both the Atlanta Apparel Mart and the Atlanta Merchandise Mart properties and a pledge of related assets, subject to the first lien discussed in note 9.


     Covenants in the Mart Bond agreements (1) restrict the payment of dividends or other distributions to stockholders of the Company as well as redemption by the Company of any of its common stock; (2) restrict the incurrence of additional debt; (3) restrict the acquisition of additional assets unless certain net worth requirements and debt coverage ratios are maintained; (4) place restrictions on affiliate transactions, mergers, and sale of assets; and
(5) allow for acceleration of the maturity of the Mart Bonds upon a default under other debt agreements. In addition, the Mart Bonds become immediately redeemable at 101% of par upon certain changes in ownership or management of the Company as defined.

     As a result of the aforementioned troubled debt restructuring in which the previously existing debt exceeded the fair value of the equity interests in the Company issued to the lenders and the total future principal and interest payments called for under the Mart Bonds, the Mart Bonds have initially been recorded at an amount equal to the total future cash payments, including interest, specified by their terms in accordance with SFAS 15. All future cash payments will be accounted for as a reduction of the carrying amount of the Mart Bonds, and no interest expense will be recognized on the Mart Bonds.

     Effective October 2, 1995, the Company also issued corporate notes payable in the amount of $1,656,007 ("the AMM Escrow Bonds") to certain lenders. The AMM Escrow Bonds bear interest at 8.5% per annum beginning November 1, 1995 and mature on July 31, 1997. Interest on the AMM Escrow Bonds is payable quarterly with the first payment on January 31, 1996. Principal is payable semiannually, each January 31 and July 31, in amounts equal to the aggregate principal installments due under the notes receivable described in note 6. Additional principal payments are due in the amount of any prepayments received on the notes receivable and any excess interest earned on the notes receivable over the interest paid on the AMM Escrow Bonds plus any distributions received by the Company relating to its investment in PLALP. The notes receivable described in note 6 and the investment in PLALP are pledged as security against the AMM Escrow Bonds.

     Required principal repayments under the AMM Escrow Bonds are as follows:

    Fiscal year ending August 31:
      1996...................................................................  $1,050,632
      1997...................................................................     605,375
                                                                                =========

                           AMC, INC. AND SUBSIDIARIES

     Additionally, effective October 2, 1995, as part of the overall debt restructuring of Portman and related entities, the Company issued corporate notes payable in the amount of $8,033,600 ("the Antecedent Debt Bonds") to certain other creditors, of which $730,327 in principal amount were issued to Atlanta Gift Mart, L.P., a second-tier subsidiary of the Company, and pledged to one of Atlanta Gift Mart, L.P.'s lenders of the mortgage loan discussed in note
8. The Antecedent Debt Bonds were issued in modification of an identical amount of outstanding debt of Portman and affiliates. In conjunction with such modification the Company also received certain investments which secure such notes, as discussed in more detail below. In accordance with the requirements of SFAS 15, since the payments called for under the Antecedent Debt Bonds were equal to the previously outstanding debt's carrying value, no gain or loss was recognized and no discount for imputed interest has been applied to the Antecedent Debt Bonds. The Antecedent Debt Bonds are noninterest-bearing and mature on July 31, 2000. The Antecedent Debt Bonds are secured by the Company's investment in EC Holdings, Inc., the common stock of the Company's wholly owned subsidiaries, GMGP, Inc. and Gift Mart Limited Partner, Inc. (which own the partnership interests of Atlanta Gift Mart, L.P.), a portion of Portman's direct and indirect limited partnership interest in JPA Shanghai Associates, Ltd., and unimproved land owned by the Company. Under certain conditions as defined in the bond agreements, such as the failure of the Company to liquidate the above-mentioned assets, the holders of a majority of the Antecedent Debt Bonds are entitled to direct that the trustee for the bonds foreclose upon the aforementioned collateral (with the exception of the common stock of GMGP, Inc. and Gift Mart Limited Partner, Inc.) at any time after October 2, 1997 relating to EC Holdings, Inc. and the undeveloped land and after October 2, 1998 for the limited partnership interest in JPA Shanghai Associates, Ltd., but only if the bondholders have first exercised their rights to foreclose on the properties held by EC Holdings, Inc. and the unimproved land.


(8) MORTGAGE LOAN PAYABLE

     The mortgage loan payable is secured by a first mortgage on the land, building, and improvements of the Atlanta Gift Mart, L.P., along with the Atlanta Gift Mart, L.P.'s interest as lessor in all existing and future leases of the property. The mortgage loan payable arose from a previous construction loan payable. This loan was restructured effective August 23, 1991 with an extension in maturity date to December 30, 1994 and further extended to December 30, 1995 during 1994. Effective October 2, 1995, the construction loan was again restructured with an extension in maturity date to July 31, 1998. In connection therewith, the Company incurred an extension fee equal to 1% of the principal balance outstanding at October 2, 1995, payable in four equal annual installments. In addition, the mortgage loan payable may be extended for one additional year if certain performance levels are achieved. The extended loan bears interest at a floating rate equal to prime rate plus 1% or LIBOR plus 2% or the Interbank Offered Rate plus 2% at the option of Atlanta Gift Mart, L.P. At October 2, 1995, the weighted average interest rate on the mortgage loan balance outstanding approximated 7.73%. Over the term of the mortgage loan, net cash flows of Atlanta Gift Mart, L.P., as defined, plus payments received by Atlanta Gift Mart, L.P. on the $730,327 in Antecedent Debt Bonds it holds, must be applied to reduce the outstanding principal balance of the mortgage loan. The mortgage loan is partially guaranteed by Portman.

     The Atlanta Gift Mart, L.P. has entered into a Rate Cap Transaction Agreement (Rate Cap Agreement), which defines a guaranteed rate for the payment of interest on the mortgage loan. This protected interest rate agreement has an effective term from November 1, 1995 to September 1, 1998. The cost of the Rate Agreement was $397,500, is included in other assets at October 2, 1995, and will be amortized to interest expense over the term of the agreement. The Rate Cap Agreement provides for the reimbursement of interest incurred when the applicable interest rate provided for in the agreement exceeds the guaranteed interest rate. The notional amount of the Rate Cap Agreement is $40,000,000 through January 2, 1996, increases to $100,000,000 through January 2, 1997, and decreases to $95,000,000 and $90,000,000 through January 2, 1998 and September 1, 1998, respectively. A guaranteed interest rate of 9% was tied to these notional amounts. The counterparty to this Rate Cap Agreement is considered by management to be a recognized national bank. The

                           AMC, INC. AND SUBSIDIARIES

Company does not anticipate a loss resulting from any credit risks associated with counterparty nonperformance.

     Certain covenants, among others, under the mortgage loan agreement require that Atlanta Gift Mart, L.P. maintain specified quarterly levels of net operating income and obtain approval from its lenders before making certain capital expenditures or incurring certain operating costs. The mortgage loan agreement requires that cash of the Atlanta Gift Mart, L.P. be held by the lender and restricted for payment of operating expenses and other costs, as approved by the lender based on monthly funding budgets, and interest and principal on the mortgage loan.

     At October 2, 1995, approximately $1,318,000 incurred in extending the mortgage loan payable has been deferred and is included in other assets in the accompanying consolidated balance sheet. These costs are to be amortized over the remaining term of the mortgage loan payable.

(9) REVOLVING LINE OF CREDIT

     The Company has available a revolving line of credit with a commercial bank in the amount of $10,000,000. Amounts under the line of credit are available to cover operating shortfalls, capital improvements, debt service on other outstanding debt, and up to $2,500,000 associated with acquisition and start-up of new trade shows. The line of credit matures on October 2, 2000 and bears interest at the prime rate plus 1% or LIBOR plus 2.15% at the Company's option, payable at specified intervals. In addition, a commitment fee of .5% per annum on the average daily unused portion of the line is payable quarterly in arrears. Amounts outstanding under the line of credit are secured by a first lien on the Atlanta Apparel Mart and the Atlanta Merchandise Mart properties as well as related assets.

     Covenants in the revolving line of credit agreement (1) restrict the acquisition of assets in excess of $10,000,000 for any fiscal year unless certain net worth requirements and debt coverage ratios are maintained; (2) restrict the payment of dividends or other distributions to stockholders; (3) restrict the incurrence of additional debt; (4) place restrictions on affiliate transactions, mergers, and disposal of assets; and (5) allow for acceleration of the amounts outstanding upon a default under this agreement or other debt agreements.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

     In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," the Company is required to disclose the fair value of financial instruments for which it is practicable to estimate the value.

     The carrying amounts reported in the accompanying consolidated balance sheet for restricted escrow deposits, tenant, affiliate, and other receivables, accounts payable, and the revolving line of credit approximate their fair values.

     The Company's notes receivable are from affiliated companies and have been priced based on agreements between Portman and those affiliates. Accordingly, the resulting fair value is not separately disclosed as there is no readily determinable fair value for such transactions between related parties.

     The corporate notes payable result from the troubled debt restructuring discussed in note 1. Accordingly, due to the unique circumstances leading to the issuance of this debt and since there is no ready market available for this debt, determination of its fair value is not practicable. The carrying value of the mortgage loan payable at October 2, 1995 is a representative approximation of its fair value as it was restructured and extended as of October 2, 1995, with interest accruing at variable interest rates. The carrying value of the related interest rate protection agreement approximates fair value.

                           AMC, INC. AND SUBSIDIARIES

(11) INCOME TAXES

     Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent that they are temporary, are recorded as deferred income tax assets and liabilities under SFAS
109. The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets at October 2, 1995 are presented below:

    Deferred income tax assets:
      Allowance for doubtful accounts.......................................  $   334,217
      Commercial property...................................................   41,030,243
      Investment in affiliates..............................................    3,257,841
      Mart bonds............................................................   24,750,667
      Antecedent Debt Bonds.................................................      839,072
                                                                              -----------
         Gross deferred income tax assets...................................   70,212,040
      Less valuation allowance..............................................   44,622,301
                                                                              -----------
              Deferred income tax assets, net...............................  $25,589,739
                                                                               ==========

     The valuation allowance for deferred income tax assets as of October 2, 1995 was $44,622,301. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the projections of future taxable income over the periods in which the temporary differences resulting in the deferred income tax assets are deductible, management does not believe it is more likely than not that the Company will realize the benefits of all of these deductible differences. In particular, the benefit of the largest deferred income tax asset related to the commercial property will occur over an extended period of time or upon disposition of the property, if at all. Accordingly, management has recorded a valuation allowance against all deferred income tax assets other than those relating to the corporate notes payable, for which projections of taxable income to be recorded during the periods in which the related differences reverse are sufficient to support their realizability. The deferred tax assets relating to the corporate notes payable result primarily from temporary differences between their book and tax bases because of the treatment of interest on the corporate notes payable. As discussed in note 7, due to the troubled debt restructuring, the carrying value of the Mart Bonds includes the interest payments called for by the agreements. Accordingly, all future cash payments of interest will be accounted for as a reduction of the carrying amount of the Mart Bonds, and no interest expense will be recognized on the Mart Bonds. For tax purposes, the Company will deduct the interest payments in determining taxable income. Future interest payments required by the Mart Bonds approximate $65 million during their term. Projections of pre-tax income of the Company, before considering this interest expense for tax purposes, during the term of the Mart Bonds exceed the amount of the future interest payments called for under the agreements.

                           AMC, INC. AND SUBSIDIARIES

(12) STOCKHOLDERS' DEFICIT

     The following is a summary of the components of the beginning stockholders' deficit of AMC, Inc. as of October 2, 1995:


    (Deficit)/equity of predecessor companies:
      The Atlanta Apparel Mart............................................  $ (47,015,555)
      Atlanta Merchandise Mart, L.P.......................................    (77,141,641)
      Atlanta Gift Mart, L.P..............................................    (28,955,019)
      Atlanta Market Center Management Company, Inc.......................        516,419
      Pisa Associates, L.P................................................        397,153
      Investment in Portman Lightfair Associates, L.P.....................         33,796
                                                                            -------------
                                                                             (152,164,847)
                                                                            -------------
    Equity issued to The Atlanta Apparel Mart and the Atlanta Merchandise
      Mart, L.P. lenders in restructuring of debt.........................     22,090,121
                                                                            -------------
    Assets of other than predecessor companies contributed -- notes
      receivable (see note 6).............................................      4,202,526
                                                                            -------------
    Liabilities of other than predecessor companies assumed:
      Antecedent Debt Bonds (see note 7)..................................     (7,303,273)
      AMM Escrow Bonds (see note 7).......................................     (1,656,007)
                                                                            -------------
                                                                               (8,959,280)
                                                                            -------------
    Assets (liabilities) resulting from formation of the Company and termination of the OCPA (see note 1):
      Deferred income taxes...............................................     25,589,739
      Accrued closing and other costs.....................................     (3,490,436)
      Other...............................................................      2,230,889
                                                                            -------------
                                                                               24,330,192
                                                                            -------------
    Stockholders' deficit as of October 2, 1995...........................  $(110,501,288)
                                                                             ============



     In connection with the formation of the Company, all assets contributed and liabilities assumed have been recorded at historical cost. The deferred income tax assets resulting from differing financial statement and tax bases for assets and liabilities contributed to the Company and the Company's status as a corporation filing under Subchapter C of the Internal Revenue Code have been recorded as a component of the capital deficit as such deferred income tax assets were effectively contributed in the restructuring.



     In connection with the aforementioned troubled debt restructuring as discussed in notes 1 and 7, a part of which resulted in the formation of the Company and the issuance of 62,173,153 shares of common stock, $1 par value per share, to Portman Holdings, L.P. and certain creditors of Portman and affiliates, the Company has issued warrants to purchase 29,171,178 additional shares of Company common stock to Portman and certain shareholders. The warrants will be exercisable (i) only during such time as the equity value of the Company (as determined by an independent valuation) equals or exceeds 150% of its equity value at formation and (ii) only during the five-year period commencing October 2, 1997. The exercise price for each additional share of Company common stock is $1.


     Because the exercisability of the warrants is contingent upon the equity value of the Company exceeding 150% of its value at the time of formation and at the present time it cannot be assumed that such condition is likely to occur, the issuance of the warrants has not been recorded in the Company's financial statements. In the event that such condition is met in the future or the Company determines it is likely to occur, the Company will record the cost of the warrants at such time. Such cost will be the difference between the per

                           AMC, INC. AND SUBSIDIARIES
share equity value of the Company at the date this condition is met and the exercise price of $1 per share multiplied by the number of warrants then outstanding. Such cost will be amortized as additional interest cost over the remaining term of the corporate notes payable or expensed at the time of determination if the corporate notes payable have matured.

(13) RENTAL REVENUES

     The Company is the lessor of showroom space in the Atlanta Merchandise Mart, Atlanta Gift Mart, and Atlanta Apparel Mart.

     Approximate annual future rental payments to be received under existing noncancelable leases for the next five years and thereafter are summarized below:

    Fiscal year ending August 31:
      1996..................................................................  $36,253,000
      1997..................................................................   28,176,000
      1998..................................................................   16,205,000
      1999..................................................................    7,014,000
      2000..................................................................    2,774,000
      Thereafter............................................................      459,000
                                                                              -----------
                                                                              $90,881,000
                                                                               ==========

(14) COMMITMENTS

     The Company is obligated under various long-term operating leases, primarily land leases. Approximate commitments under noncancelable long-term leases for the next five years and thereafter are summarized below:

    Fiscal year ending August 31:
      1996..................................................................  $   314,000
      1997..................................................................      283,000
      1998..................................................................      283,000
      1999..................................................................      283,000
      2000..................................................................      280,000
      Thereafter............................................................   22,623,000
                                                                              -----------
                                                                              $24,066,000
                                                                               ==========

(15) CONTINGENCIES

     The Company and certain affiliates are defendants in various matters of litigation generally incidental to their business. Although it is difficult to predict the ultimate outcome of these cases, management believes, based on discussions with counsel, that any ultimate liability will not materially affect the consolidated financial position, results of operations, or liquidity of the Company.

(16) EMPLOYEE RETIREMENT PLANS

     Employees of the Company participate in defined contribution retirement plans that cover substantially all employees over age 21.

                           AMC, INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET
                               FEBRUARY 29, 1996
                                  (UNAUDITED)

                                                   ASSETS
    Current assets:
      Cash......................................................................................  $   1,393,200
      Restricted cash...........................................................................      2,274,421
      Restricted escrow deposits................................................................      2,166,111
      Current maturities of notes receivable....................................................      1,050,632
      Receivables:
        Tenants.................................................................................      4,409,206
        Affiliate...............................................................................        778,299
                                                                                                  -------------
                                                                                                      5,187,505
        Less allowance for doubtful receivables.................................................      2,627,841
                                                                                                  -------------
            Net receivables.....................................................................      2,559,664
                                                                                                  -------------
      Deferred income taxes.....................................................................      1,851,954
      Other assets..............................................................................        516,038
                                                                                                  -------------
            Total current assets................................................................     11,812,020
                                                                                                  -------------
    Commercial property, at cost................................................................    316,715,382
        Less accumulated depreciation...........................................................    117,232,636
                                                                                                  -------------
            Net commercial property.............................................................    199,482,746
                                                                                                  -------------
    Notes receivable, less current maturities...................................................      2,672,542
    Deferred income taxes.......................................................................     22,124,785
    Other assets................................................................................      2,066,788
                                                                                                  -------------
                                                                                                  $ 238,158,881
                                                                                                   ============
                                       LIABILITIES AND STOCKHOLDERS' DEFICIT
    Current liabilities:
      Current installments of corporate notes payable:
        Mart Bonds interest payments............................................................  $  12,000,000
        AMM Escrow Bonds........................................................................      1,050,632
                                                                                                  -------------
            Total current installments of corporate notes payable...............................     13,050,632
                                                                                                  -------------
      Accounts payable:
        Trade and other.........................................................................      2,452,657
        Affiliates..............................................................................         46,045
                                                                                                  -------------
            Total accounts payable..............................................................      2,498,702
                                                                                                  -------------
      Accrued property taxes....................................................................        531,977
      Accrued interest payable..................................................................        665,274
      Deferred revenue..........................................................................      3,124,881
      Accrued closing and other costs...........................................................        902,729
                                                                                                  -------------
            Total current liabilities...........................................................     20,774,195
                                                                                                  -------------
    Corporate notes payable, excluding current installments:
      Mart Bonds (face amount of $160,000,000)..................................................    209,200,000
      AMM Escrow Bonds..........................................................................         66,492
      Antecedent Debt Bonds.....................................................................      7,303,273
                                                                                                  -------------
            Total corporate notes payable, excluding current installments.......................    216,569,765
                                                                                                  -------------
      Mortgage loan payable.....................................................................    105,702,222
      Security deposits.........................................................................      2,432,806
      Accrued loan extension fees, excluding current installments...............................        536,410
                                                                                                  -------------
            Total liabilities...................................................................    346,015,398
                                                                                                  -------------
    Stockholders' equity (deficit):
      Common stock -- $1 par value; 100,000,000 shares authorized and 62,173,153 shares issued
        and outstanding.........................................................................     62,173,153
      Capital deficit...........................................................................   (172,660,874)
      Retained earnings since formation.........................................................      2,631,204
                                                                                                  -------------
            Total stockholders' deficit.........................................................   (107,856,517)
                                                                                                  -------------
                                                                                                  $ 238,158,881
                                                                                                   ============

          See accompanying notes to consolidated financial statements.

                           AMC, INC. AND SUBSIDIARIES


           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS FOR THE PERIOD FROM OCTOBER 2, 1995 THROUGH FEBRUARY 29, 1996

                    ATLANTA MARKET CENTER COMPANIES (NOTE 1)

                        COMBINED STATEMENT OF OPERATIONS
         FOR THE PERIOD FROM OCTOBER 1, 1994 THROUGH FEBRUARY 28, 1995

                                  (UNAUDITED)

                                                            OCTOBER 2, 1995       OCTOBER 1, 1994
                                                                THROUGH               THROUGH
                                                           FEBRUARY 29, 1996     FEBRUARY 28, 1995
                                                           ------------------    ------------------
    Revenues (note 2):
      Rental.............................................     $ 19,832,626          $ 19,200,104
      Trade shows........................................        7,311,154             6,960,181
      Other revenues.....................................        1,789,643             1,912,199
                                                           ------------------    ------------------
              Total revenues.............................       28,933,423            28,072,484
                                                           ------------------    ------------------
    Operating expenses:
      Building operations................................        3,770,890             3,738,213
      Trade shows........................................        1,593,095             1,046,102
      Marketing..........................................        1,748,226             2,053,275
      General and administrative.........................        6,114,035             6,183,069
      Bad debt expense...................................          656,408               136,756
      Property taxes.....................................        1,841,527             1,975,664
      Depreciation and amortization......................        5,568,782             6,016,806
                                                           ------------------    ------------------
              Total operating expenses...................       21,292,963            21,149,885
                                                           ------------------    ------------------
              Operating income...........................        7,640,460             6,922,599
                                                           ------------------    ------------------
    Other (income) expenses:
      Interest expense...................................        3,553,258            13,041,835
      Interest income....................................         (190,798)             (175,181)
      Loss from investment in affiliates.................           33,796               186,504
                                                           ------------------    ------------------
              Total other expenses, net..................        3,396,256            13,053,158
                                                           ------------------    ------------------
              Income (loss) before income taxes..........        4,244,204            (6,130,559)
    Deferred income tax expense..........................        1,613,000                    --
                                                           ------------------    ------------------
              Net income (loss)..........................        2,631,204          $ (6,130,559)
                                                                                   =============
    Retained earnings at beginning of period.............               --
                                                           ------------------
    Retained earnings at end of period...................     $  2,631,204
                                                             =============
    Net income per share -- primary (note 3).............     $        .04
                                                             =============
    Net income per share -- fully diluted (note 3).......     $        .04
                                                             =============

          See accompanying notes to consolidated financial statements.

                           AMC, INC. AND SUBSIDIARIES


           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
               FOR THE THREE-MONTH PERIOD ENDED FEBRUARY 29, 1996

                    ATLANTA MARKET CENTER COMPANIES (NOTE 1)

                        COMBINED STATEMENT OF OPERATIONS
               FOR THE THREE-MONTH PERIOD ENDED FEBRUARY 28, 1995

                                  (UNAUDITED)

                                                                   THREE MONTHS        THREE MONTHS
                                                                       ENDED               ENDED
                                                                 FEBRUARY 29, 1996   FEBRUARY 28, 1995
                                                                 -----------------   -----------------
Revenues:
  Rental.......................................................     $12,051,117         $11,661,440
  Trade shows..................................................       6,668,993           6,266,121
  Other revenues...............................................       1,425,875           1,293,312
                                                                 -----------------   -----------------
          Total revenues.......................................      20,145,985          19,220,873
                                                                 -----------------   -----------------
Operating expenses:
  Building operations..........................................       2,469,871           2,321,162
  Trade shows..................................................       1,277,654             724,662
  Marketing....................................................       1,043,148           1,726,528
  General and administrative...................................       4,121,774           3,997,812
  Bad debt expense.............................................         592,424             101,052
  Property taxes...............................................       1,147,966           1,027,004
  Depreciation and amortization................................       3,323,199           3,521,265
                                                                 -----------------   -----------------
          Total operating expenses.............................      13,976,036          13,419,485
                                                                 -----------------   -----------------
          Operating income.....................................       6,169,949           5,801,388
                                                                 -----------------   -----------------
Other (income) expenses:
  Interest expense.............................................       2,109,245           8,063,558
  Interest income..............................................        (122,346)           (101,501)
  Loss from investment in affiliates...........................           9,216              62,168
                                                                 -----------------   -----------------
          Total other expenses, net............................       1,996,115           8,024,225
                                                                 -----------------   -----------------
          Income (loss) before income taxes....................       4,173,834          (2,222,837)
Deferred income tax expense....................................       1,586,000                  --
                                                                 -----------------   -----------------
          Net income (loss)....................................       2,587,834         $(2,222,837)
                                                                                      =============
Retained earnings at beginning of period.......................          43,370
                                                                 -----------------
Retained earnings at end of period.............................     $ 2,631,204
                                                                  =============
Net income per share -- primary (note 3).......................     $       .04
                                                                  =============
Net income per share -- fully diluted (note 3).................     $       .04
                                                                  =============

          See accompanying notes to consolidated financial statements.

                           AMC, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM OCTOBER 2, 1995 THROUGH FEBRUARY 29, 1996

                    ATLANTA MARKET CENTER COMPANIES (NOTE 1)

                        COMBINED STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM OCTOBER 1, 1994 THROUGH FEBRUARY 28, 1995

                                  (UNAUDITED)


                                                                  OCTOBER 2, 1995     OCTOBER 1, 1994
                                                                      THROUGH             THROUGH
                                                                 FEBRUARY 29, 1996   FEBRUARY 28, 1995
                                                                 -----------------   -----------------
Net income (loss)..............................................     $ 2,631,204         $(6,130,559)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization................................       5,568,782           6,016,806
  Loss from investment in affiliates...........................          33,796             186,504
  Deferred income tax expense..................................       1,613,000                  --
  Decrease in net receivables..................................          35,098             484,894
  Decrease in prepaid expenses and other assets................       1,071,178             122,520
  (Decrease) increase in accrued interest payable..............      (2,602,982)          9,455,443
  Decrease in accounts payable, affiliate payables and other
     accrued expenses..........................................      (3,981,114)           (871,215)
  Increase in deferred revenue.................................         778,862             547,946
                                                                 -----------------   -----------------
          Net cash provided by operating activities............       5,147,824           9,812,339
                                                                 -----------------   -----------------
Cash flows from investing activities:
  Additions to commercial property.............................      (3,684,740)         (6,128,717)
  Decrease in restricted cash..................................         266,733                  --
                                                                 -----------------   -----------------
          Net cash used in investing activities................      (3,418,007)         (6,128,717)
                                                                 -----------------   -----------------
Cash flows from financing activities:
  Decrease in restricted escrow deposits.......................       2,599,342             298,871
  Payments received from notes receivable......................         479,352                  --
  Principal payments of AMM Escrow Bonds.......................        (525,316)                 --
  Mart Bond payments...........................................      (3,000,000)                 --
  Principal repayments of mortgage loan........................      (1,579,787)         (3,378,353)
                                                                 -----------------   -----------------
          Net cash used in financing activities................      (1,759,676)         (3,079,482)
                                                                 -----------------   -----------------
          (Decrease) increase in cash..........................        (296,592)            604,140
Cash at beginning of period....................................       1,689,792           3,260,186
                                                                 -----------------   -----------------
Cash at end of period..........................................     $ 1,393,200         $ 3,864,326
                                                                  =============       =============
Noncash financing activities:
  Prepaid interest applied against Mart Bonds..................     $   933,334         $        --
                                                                  =============       =============
  Principal repayment on AMM Escrow Bonds through contribution
     from stockholder..........................................     $    13,567         $        --
                                                                  =============       =============
Supplemental disclosure -- cash paid during the period for
  interest.....................................................     $ 9,156,240         $ 3,970,586
                                                                  =============       =============


          See accompanying notes to consolidated financial statements.

                           AMC, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The accompanying financial statements reflect the consolidated accounts of AMC, Inc. and subsidiaries (the "Company") for periods beginning on or after October 2, 1995 and the combined accounts of the Atlanta Market Center Companies (the predecessor companies of AMC, Inc.) for earlier periods reported. The financial statements as of February 29, 1996 and for the periods from October 2, 1995 through February 29, 1996, and from October 1, 1994 through February 28, 1995 and for the three-month periods ended February 29, 1996 and February 28, 1995 are unaudited; however, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position at February 29, 1996; the results of operations for the period from October 2, 1995 through February 29, 1996, the period from October 1, 1994 through February 28, 1995, and for the three-month periods ended February 29, 1996 and February 28, 1995; and the cash flows for the period from October 2, 1995 through February 29, 1996 and the period from October 1, 1994 through February 28, 1995 have been included.

(2) REVENUE RECOGNITION

     Rental revenues are recorded monthly based on amounts billed to tenants. The leases with the Company's tenants generally require equal monthly rents. The effects of not recording rental income on a straight-line basis for leases that contain variable payment amounts during the terms of the leases does not result in significant impact to the Company's consolidated financial statements.

     Trade show revenues are generally collected in advance and initially recorded as deferred revenue. Trade show revenues are recognized in the month the related show occurs.

     Management fee revenues are recorded as earned in accordance with the related management agreements.

(3) MARKETING COSTS

     The Company incurs costs for various marketing and advertising efforts. All costs related to marketing and advertising are expensed in the period incurred or, if directly related to specific trade shows, are expensed in the month the related show occurs.

(4) INCOME PER SHARE

     Weighted average shares outstanding for the period from October 2, 1995 through February 29, 1996 and for the three-month period ended February 29, 1996 were 62,173,153. Primary net income per share has been calculated assuming no common stock equivalents resulting from outstanding warrants since such warrants are exercisable only upon certain conditions and such conditions have not yet occurred. Even though the exercise price for the warrants is equal to the assumed market price for a share of AMC, Inc. common stock, as a result of total warrants exceeding 20% of current outstanding shares, fully diluted net income per share has been calculated assuming 16,736,548 additional shares issuable and outstanding and assuming earnings increases of approximately $342,000 and $205,000 for the period from October 2, 1995 through February 29, 1996 and the three months ended February 29, 1996, respectively. Such assumed earnings increases have been determined using a tax-effected interest rate of 4.9%, applied to the proceeds that would have been received from the additional 16,736,548 shares assumed to be issued.

                           AMC, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        FEBRUARY 29, 1996 -- (CONTINUED)
                                  (UNAUDITED)

(5) AFFILIATE RECEIVABLES

     Subsequent to October 2, 1995, the Company has written off a receivable from Portman Apparel Associates, L.P. There was no impact to the consolidated financial statements resulting from such write-off as this affiliate receivable had previously been fully reserved.

                          INDEPENDENT AUDITORS' REPORT

The Partners and Stockholders
The Atlanta Market Center Companies:

     We have audited the accompanying combined balance sheets of the Atlanta Market Center Companies as of October 1, 1995 and December 31, 1994 and 1993, and the related combined statements of operations, equity (deficit), and cash flows for the period from January 1, 1995 through October 1, 1995 and for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of the Atlanta Market Center Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     As discussed in note 1, effective October 2, 1995 certain debt of the Atlanta Market Center Companies was forgiven by the lenders and the assets, remaining liabilities, and businesses of the Atlanta Market Center Companies were contributed to AMC, Inc., a corporation formed principally for the purpose of operating the businesses of the companies, in connection with a restructuring of their indebtedness. Under the terms of the restructuring, certain lenders of the Atlanta Market Center Companies received equity in AMC, Inc. and corporate notes of AMC, Inc. that mature on July 31, 2000, in exchange for existing indebtedness. A gain of $67,995,635 resulting from the restructuring of debt has been recorded as of October 1, 1995, the last date of operations for the previously separate companies to which the gain relates.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Atlanta Market Center Companies as of October 1, 1995 and December 31, 1994 and 1993, and the results of their operations and their cash flows for the period from January 1, 1995 through October 1, 1995 and for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
December 8, 1995

                        ATLANTA MARKET CENTER COMPANIES

                            COMBINED BALANCE SHEETS
                 OCTOBER 1, 1995 AND DECEMBER 31, 1994 AND 1993


                                                        1995            1994            1993
                                                    -------------   -------------   -------------
                                             ASSETS
Cash..............................................  $   1,689,792   $   1,149,864   $   2,144,944
Restricted cash (note 6)..........................      2,541,154       2,202,378       2,657,422
Restricted escrow deposits (note 6)...............      4,443,256       1,719,890       1,213,194
Working capital advances to affiliate (note 3)....             --              --       1,145,386
Cash management advances to affiliate (note 3)....             --              --         592,273
OCPA cash management advances to affiliate (note
  3)..............................................        236,593         202,052         409,672
Receivables:
  Tenants.........................................      3,746,094       3,358,660       3,162,215
  Affiliates (note 3).............................      1,132,274         463,012       1,234,967
  Accrued interest from affiliate (note 3)........             --              --         397,303
  Other...........................................         43,703         463,457         494,770
                                                    -------------   -------------   -------------
                                                        4,922,071       4,285,129       5,289,255
  Less allowance for doubtful receivables.........      2,647,816       2,428,372       2,549,441
                                                    -------------   -------------   -------------
          Net receivables.........................      2,274,255       1,856,757       2,739,814
                                                    -------------   -------------   -------------
Commercial property, at cost (notes 5 and 6)......    313,001,013     306,823,925     295,547,816
  Less accumulated depreciation...................    112,112,403     102,656,637      90,596,480
                                                    -------------   -------------   -------------
          Net commercial rental property..........    200,888,610     204,167,288     204,951,336
                                                    -------------   -------------   -------------
Investment in affiliates (note 4).................         33,796          46,707          23,439
Prepaid interest..................................        933,334              --              --
Other assets......................................      2,307,404       2,330,015       4,025,176
                                                    -------------   -------------   -------------
                                                    $ 215,348,194   $ 213,674,951   $ 219,902,656
                                                    =============   =============   =============
                                LIABILITIES AND EQUITY (DEFICIT)
Liabilities:
  Mortgage loans payable (notes 1, 6 and 13)......  $ 354,505,464   $ 407,531,714   $ 410,540,677
  Working capital notes payable (note 3)..........             --              --       1,145,386
  Interest-bearing advances from affiliate (note
     3)...........................................             --      12,048,000      12,048,000
  Accounts payable:
     Trade and other..............................      7,189,669       5,644,029       3,950,353
     Affiliates (note 3)..........................        203,633         145,370         119,032
                                                    -------------   -------------   -------------
          Total accounts payable..................      7,393,302       5,789,399       4,069,385
                                                    -------------   -------------   -------------
  Accrued interest payable -- affiliate (note
     3)...........................................             --       6,644,226       5,176,861
  Other accrued interest payable..................      3,268,256       6,643,313       1,147,245
  Deferred revenue................................      2,346,019       6,033,717       5,984,801
                                                    -------------   -------------   -------------
          Total liabilities.......................    367,513,041     444,690,369     440,112,355
                                                    -------------   -------------   -------------
Equity (deficit) -- (notes 1, 7 and 13):
  Stockholder's equity:
     Common stock.................................          1,500           1,500           1,500
     Retained earnings............................        548,715         330,389         257,023
                                                    -------------   -------------   -------------
          Total stockholder's equity..............        550,215         331,889         258,523
  Partners' deficit...............................   (152,715,062)   (231,347,307)   (220,468,222)
                                                    -------------   -------------   -------------
          Total deficit...........................   (152,164,847)   (231,015,418)   (220,209,699)
Commitments and contingencies (notes 11 and 12)
                                                    -------------   -------------   -------------
                                                    $ 215,348,194   $ 213,674,951   $ 219,902,656
                                                    =============   =============   =============


            See accompanying notes to combined financial statements.

                        ATLANTA MARKET CENTER COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
          FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH OCTOBER 1, 1995
           AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                                              1995           1994           1993           1992
                                           -----------   ------------   ------------   ------------
Revenues:
  Rental (note 10).......................  $35,706,832   $ 44,949,775   $ 44,509,567   $ 45,477,067
  Trade shows............................   14,661,566     14,619,351     14,429,730     12,687,321
  Other revenues (note 2(e)).............    4,471,882      4,632,329      4,237,472      3,765,638
                                           -----------   ------------   ------------   ------------
          Total revenues.................   54,840,280     64,201,455     63,176,769     61,930,026
                                           -----------   ------------   ------------   ------------
Operating expenses:
  Building operations (note 11)..........    8,555,835     10,738,706     10,326,085     10,611,336
  Trade shows............................    2,994,067      3,602,680      3,921,937      3,183,066
  Marketing..............................    5,649,206      6,968,250      5,282,815      5,948,206
  General and administrative.............    8,769,884      9,484,123      9,023,770      7,573,171
  Bad debt expense.......................      667,830      1,182,613        755,312      1,745,542
  Property taxes.........................    2,487,036      5,701,646      5,895,049      5,715,211
  Depreciation and amortization..........    9,549,041     13,526,586     14,471,493     12,811,305
                                           -----------   ------------   ------------   ------------
          Total operating expenses.......   38,672,899     51,204,604     49,676,461     47,587,837
                                           -----------   ------------   ------------   ------------
          Operating income...............   16,167,381     12,996,851     13,500,308     14,342,189
                                           -----------   ------------   ------------   ------------
Other (income) expenses:
  Interest expense -- affiliated
     indebtedness (note 3)...............    1,433,437      1,467,365      1,281,900      1,386,857
  Interest expense -- other indebtedness
     (note 6)............................   24,126,266     24,478,396     22,735,845     27,453,061
  Interest income (note 3)...............     (350,049)      (493,010)      (665,602)      (910,296)
  (Earnings) loss from investment in
     affiliates (note 4).................      (89,985)       457,362        (79,251)       (28,791)
  Other..................................      241,511        408,840        435,629        524,074
                                           -----------   ------------   ------------   ------------
          Total other expenses, net......   25,361,180     26,318,953     23,708,521     28,424,905
                                           -----------   ------------   ------------   ------------
          Loss before extraordinary
            item.........................   (9,193,799)   (13,322,102)   (10,208,213)   (14,082,716)
Extraordinary item -- gain on debt
  restructuring (notes 1 and 6)..........   67,995,635             --             --             --
                                           -----------   ------------   ------------   ------------
          Net income (loss)..............  $58,801,836   $(13,322,102)  $(10,208,213)  $(14,082,716)
                                            ==========    ===========    ===========    ===========

            See accompanying notes to combined financial statements.

                        ATLANTA MARKET CENTER COMPANIES

                    COMBINED STATEMENTS OF EQUITY (DEFICIT)
          FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH OCTOBER 1, 1995
           AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992


                                                             TOTAL
                                  COMMON    RETAINED     STOCKHOLDER'S     PARTNERS'
                                  STOCK     EARNINGS        EQUITY          DEFICIT          TOTAL
                                  ------   -----------   -------------   -------------   -------------
Balance at December 31, 1991....  $1,500   $ 1,351,235    $  1,352,735   $(192,376,695)  $(191,023,960)
Net income (loss)...............     --      1,444,349       1,444,349     (15,527,065)    (14,082,716)
Interest on capital contribution
  receivable from partner
  (note 3)......................     --             --              --        (333,393)       (333,393)
Distributions to stockholder
  (note 3)......................     --     (2,526,088)     (2,526,088)             --      (2,526,088)
                                  ------   -----------   -------------   -------------   -------------
Balance at December 31, 1992....  1,500        269,496         270,996    (208,237,153)   (207,966,157)
Net income (loss)...............     --      1,681,175       1,681,175     (11,889,388)    (10,208,213)
Interest on capital contribution
  receivable from partner
  (note 3)......................     --             --              --        (341,681)       (341,681)
Distributions to stockholder
  (note 3)......................     --     (1,693,648)     (1,693,648)             --      (1,693,648)
                                  ------   -----------   -------------   -------------   -------------
Balance at December 31, 1993....  1,500        257,023         258,523    (220,468,222)   (220,209,699)
Net income (loss)...............     --      1,150,397       1,150,397     (14,472,499)    (13,322,102)
Contributions (note 3)..........     --             --              --       3,863,618       3,863,618
Interest on capital contribution
  receivable from partner
  (note 3)......................     --             --              --        (270,204)       (270,204)
Distributions to stockholder
  (note 3)......................     --     (1,077,031)     (1,077,031)             --      (1,077,031)
                                  ------   -----------   -------------   -------------   -------------
Balance at December 31, 1994....  1,500        330,389         331,889    (231,347,307)   (231,015,418)
Net income......................     --        321,222         321,222      58,480,614      58,801,836
Contribution of capital through
  forgiveness of debt
  (note 3)......................     --             --              --      20,125,663      20,125,663
Contributions (note 3)..........     --             --              --         103,534         103,534
Interest on capital contribution
  receivable from partner
  (note 3)......................     --             --              --         (77,566)        (77,566)
Distributions to stockholder
  (note 3)......................     --       (102,896)       (102,896)             --        (102,896)
                                  ------   -----------   -------------   -------------   -------------
Balance at October 1, 1995......  $1,500   $   548,715    $    550,215   $(152,715,062)  $(152,164,847)
                                  ======    ==========      ==========    ============    ============


            See accompanying notes to combined financial statements.

                        ATLANTA MARKET CENTER COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH OCTOBER 1, 1995
           AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992


                                                        1995           1994           1993           1992
                                                    ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)...............................  $ 58,801,836   $(13,322,102)  $(10,208,213)  $(14,082,716)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Extraordinary item -- gain on debt
         restructuring............................   (67,995,635)            --             --             --
      Amortization of protected interest rate
         agreement................................       587,067      1,067,248      1,065,114        335,571
      Depreciation and other amortization.........     9,769,445     13,821,265     14,766,172     13,302,437
      (Earnings) loss from investment in
         affiliates...............................       (89,985)       457,362        (79,251)       (28,791)
      Loss on disposal of assets..................            --             --          6,794          2,617
      (Increase) decrease in net receivables......      (417,498)       883,057      1,338,432        130,001
      Increase in other assets....................      (878,135)      (378,589)       (12,231)      (196,637)
      Increase (decrease) in accounts payable.....     1,603,903      1,720,014     (1,169,711)      (175,027)
      Increase in accrued interest payable........     8,548,149      6,963,433        874,822      1,131,649
      Increase in unpaid interest added to
         mortgage loan payable....................     6,471,907      5,321,236      1,710,195      1,591,904
      (Decrease) increase in deferred revenue.....    (3,687,698)        48,916        752,814        587,585
      Increase in accrued interest on contribution
         receivable from partner..................       (77,566)      (270,204)      (341,681)      (333,393)
                                                    ------------   ------------   ------------   ------------
         Net cash provided by operating
           activities.............................    12,635,790     16,311,636      8,703,256      2,265,200
                                                    ------------   ------------   ------------   ------------
Cash flows from investing activities:
  (Increase) decrease in restricted cash..........      (338,776)       455,044       (354,214)    (2,303,208)
  Investment in joint venture.....................            --       (559,516)            --             --
  Additions to commercial property................    (6,177,088)   (12,030,716)    (4,293,783)   (10,601,716)
  (Increase) decrease in cash management advances
    to affiliate..................................       (34,541)       799,893        989,102        801,547
                                                    ------------   ------------   ------------   ------------
         Net cash used in investing activities....    (6,550,405)   (11,335,295)    (3,658,895)   (12,103,377)
                                                    ------------   ------------   ------------   ------------
Cash flows from financing activities:
  Partner contributions...........................       103,534      3,863,618             --             --
  Principal repayments of mortgage loan...........    (3,232,357)    (8,330,199)    (5,263,362)            --
  Proceeds from mortgage loan payable.............       306,732             --             --     13,062,175
  (Increase) decrease in restricted escrow
    deposits, net of deposits used to reduce the
    mortgage loan
    payable.......................................    (2,723,366)      (506,696)       894,994       (520,945)
  Distributions to stockholder....................            --       (998,144)    (1,615,067)    (2,526,088)
                                                    ------------   ------------   ------------   ------------
         Net cash (used in) provided by financing
           activities.............................    (5,545,457)    (5,971,421)    (5,983,435)    10,015,142
                                                    ------------   ------------   ------------   ------------
         Increase (decrease) in cash..............       539,928       (995,080)      (939,074)       176,965
Cash at beginning of period.......................     1,149,864      2,144,944      3,084,018      2,907,053
                                                    ------------   ------------   ------------   ------------
Cash at end of period.............................  $  1,689,792   $  1,149,864   $  2,144,944   $  3,084,018
                                                    =============  =============  =============  =============
Supplemental disclosure of cash flow
  information -- cash paid during the year for
  interest........................................  $  9,952,580   $ 12,593,844   $ 20,367,614   $ 25,780,794
                                                    =============  =============  =============  =============
Supplemental disclosure of noncash investing and
  financing activities:
    Decrease in working capital advances to
      affiliate through repayment of working
      capital notes
      payable.....................................  $         --   $  1,145,386   $    606,567   $     34,407
                                                    =============  =============  =============  =============
    Contribution of capital through forgiveness of
      interest-bearing advances from affiliate,
      inclusive of accrued interest of $8,077,663
      (note 3)....................................  $ 20,125,663   $         --   $         --   $         --
                                                    =============  =============  =============  =============


            See accompanying notes to combined financial statements.

                        ATLANTA MARKET CENTER COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 OCTOBER 1, 1995 AND DECEMBER 31, 1994 AND 1993

(1) ORGANIZATION, BUSINESS, AND BASIS OF PRESENTATION

     The Atlanta Market Center Companies (AMC) represent a combination of businesses which principally own and manage trade marts, trade shows, special events, and consumer shows and activities reasonably related thereto. Included in the Atlanta Market Center Companies are The Atlanta Apparel Mart (AAM) -- (a limited partnership); Atlanta Merchandise Mart, L.P. (AMM) -- (a limited partnership); Atlanta Gift Mart, L.P. (AGM) -- (a limited partnership); and Atlanta Market Center Management Company, Inc. (AMCMC) -- (an S Corporation).

     AMC is controlled by John C. Portman, Jr. (Portman) who is a general partner in each of the partnerships and the sole stockholder of AMCMC. Other partnership interests in AAM, AMM, and AGM are owned by Portman or by Portman affiliates. AAM, AMM, and AGM are collectively referred to as "the Marts."

     AMC owns and operates three buildings in Atlanta, Georgia which contain permanent showroom space as well as exhibitor space used during trade shows.

     AMCMC provides leasing, management, and trade show development services to the Marts and trade shows operated by Portman and affiliates and, to a lesser extent, trade show management services to third-party trade shows.

     In addition to the Marts and AMCMC, included in AMC is Portman's indirect ownership interest in Lightfair International Associates (see note 4) and EC Holdings, Inc. Lightfair International Associates is a New York general partnership which manages an annual trade show featuring commercial lighting products and services for professionals involved in design, planning, maintenance and/or construction industries. EC Holdings, Inc. consists of two mixed-use complexes in San Francisco's financial district, Embarcadero Center and Embarcadero Center West. Embarcadero Center is comprised of four office buildings, a retail mall, and a hotel. The adjacent Embarcadero Center West is comprised of two office buildings and a hotel. Portman's interest in EC Holdings, Inc. has no carrying value at October 1, 1995 and December 31, 1994 and 1993.

     Also, included in AMC is Pisa Associates, L.P. (Pisa) which owns and maintains a 14,460 square foot parcel of unimproved property, used for surface parking, located near the Marts in Atlanta, Georgia.

     In 1991, Portman, Portman Properties (a proprietorship of Portman), and certain other affiliates, including those owning the assets and businesses discussed above, restructured substantially all of their then existing indebtedness under an Override and Collateral Pool Agreement (OCPA). Portman and certain affiliates subsequently defaulted on several provisions of the OCPA.


     Effective October 2, 1995, Portman and certain affiliates entered into agreements with lenders that resulted in termination of the OCPA, forgiveness of certain indebtedness, and restructure of remaining indebtedness. Following the forgiveness and the restructuring of certain debt, an affiliate and certain creditors of Portman have contributed the remaining net assets of AAM, AMM, AGM, AMCMC, Pisa, an indirect ownership in Lightfair International Associates and EC Holdings, Inc., and certain notes receivable to AMC, Inc., a Georgia corporation formed principally for the purpose of operating the businesses comprising AMC (also see note 13). Because the last date of operations for the former AAM and AMM partnerships was October 1, 1995, the resulting gain on restructuring of debt has been recorded in the accompanying combined financial statements as of October 1, 1995.



     The aforementioned debt restructuring has been accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings" (SFAS 15).

                        ATLANTA MARKET CENTER COMPANIES

     All significant intercompany accounts and transactions have been eliminated in the combined financial statements.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Method of Accounting

     The accompanying combined financial statements have been prepared on the accrual basis of accounting. No provision for income taxes is made because any liability for income taxes is that of Portman and the other partners of the Marts.

     (b) Receivables

     AMC's receivables primarily relate to billings to tenants who lease space in the Marts and billings to affiliates for services and reimbursable expenses. AMC generally provides for losses on tenant receivables that are more than 60 days delinquent. Provisions for losses on affiliate receivables are recorded based on specific analysis of the affiliate's ability to pay.

     (c) Depreciation

     Commercial property is carried at cost and is depreciated using straight-line and accelerated methods over the estimated useful lives of the assets as follows:

    Buildings and improvements............................................  15 to 40 years
    Tenant improvements...................................................  3 to 5 years
    Furniture, fixtures, and equipment....................................  5 to 7 years

     Management at least annually evaluates its commercial property and other assets for impairment. In making such evaluation, management uses independent appraisals, cash flow analyses, and other relevant information to determine if the carrying value of the assets are recoverable. For any asset for which the carrying value is not considered to be recoverable, an impairment loss would be recognized by a write-down of the asset to its fair value. AMC has not experienced any significant impairment losses.

     (d) Trade Show Revenue and Expense

     Trade show revenues are generally collected in advance and initially recorded as deferred revenue. Trade show revenues are recognized in the month the related show occurs. Direct costs of trade shows, including salary and administrative costs, are capitalized as prepaid expense and recognized in the month the related trade show occurs.

     (e) Leasing Commissions and Management Fees

     AMCMC recognizes leasing and management fee income in accordance with the terms of its management agreements. AMCMC has entered into management agreements with certain affiliates: Portman Apparel Associates, L.P.; CGS Associates, L.P.; AMC Orlando, Inc.; AMC Tampa, Inc.; and an unrelated party, Inforum Associates.

     Under the terms of the agreements with Portman Apparel Associates, L.P., AMC Tampa, Inc., and AMC Orlando, Inc., AMCMC earns a management fee equal to 3% of the managed company's gross revenue, as defined. Under the terms of the agreement with CGS Associates, L.P., AMCMC earns a management fee equal to 1.5% of gross revenues, as defined. AMCMC earns a procurement fee during the initial term of the leases procured for Portman Apparel Associates, L.P. equal to the first month's base rent. In addition, AMCMC earns a lease commission of 5% of all rent collected thereafter during the initial term of the lease. For renewals and extensions, leasing commissions equal to 3% of all rent collected are earned during the renewal or extension period. In the event a tenant leases additional space, commissions are earned as if a new lease were being executed for the additional space leased. Procurement fees are paid when the first month's

                        ATLANTA MARKET CENTER COMPANIES
rent is collected; additional lease commissions are paid monthly during the lease term. Procurement fees and additional lease commissions are recognized as revenue when received. AMCMC only receives leasing commissions determined in accordance with the foregoing from Portman Apparel Associates, L.P. if such leasing commissions exceed leasing costs, as defined. Otherwise, AMCMC receives an amount equal to the leasing costs.

     Under the terms of the agreement with Inforum Associates for the year ended December 31, 1992, AMCMC earned a management fee equal to 4% of Inforum Associates' gross revenue, as defined. Effective November 1, 1992, this agreement was extended, but only as it pertained to the management of the convention facilities and food service contractor of the Inforum facility. Under the terms of the January 1, 1993 agreement, AMCMC only manages the convention facilities and food service contractor and receives as a management fee 40% of the combined net cash flow (as defined) of the convention facilities and food service operations.

     AMCMC earned approximately $584,000, $783,000, $898,000, and $910,000 in leasing commissions and management fees for the 274-day period ended October 1, 1995 and for the years ended December 31, 1994, 1993, and 1992, respectively.

     (f) Marketing Costs

     AMC incurs costs for various marketing and advertising efforts. All costs related to marketing and advertising are expensed in the period incurred or if directly related to specific trade shows are expensed in the month the related show occurs.

     (g) Recently Issued Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121") which is effective for fiscal years beginning after December 15, 1995. This statement requires that long-lived assets that are to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of their recoverability would be performed and any resulting impairment loss recorded. The implementation of SFAS 121 is not expected to materially impact AMC's financial position or results of operations because AMC periodically evaluates its commercial property and other assets for impairment using independent appraisals, cash flow analyses, and other relevant information. AMC has not experienced any significant impairment losses.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which is effective for fiscal years beginning after December 15, 1995. This standard defines a fair value-based method of measuring employee stock options or similar equity instruments. In lieu of recording the value of such options as compensation expense, companies may provide pro forma disclosures quantifying the difference between compensation cost included in net income as prescribed by current accounting standards and the related cost measured by such fair value-based method. AMC currently does not have any stock-based employee compensation plans or any outstanding equity instrument to which this standard relates.

                        ATLANTA MARKET CENTER COMPANIES

(3) TRANSACTIONS WITH AFFILIATES

     Transactions with affiliates are summarized as follows:

          (a) Working Capital Notes Payable/Working Capital Advances to Affiliate and OCPA Cash Management Advances to Affiliate

             Working capital notes payable represent amounts loaned to AMM, AAM, and AGM in connection with the OCPA (see note 1). The proceeds of these notes payable were immediately loaned to Portman Properties by AMM, AAM, and AGM as working capital advances. The working capital notes payable and working capital advances both bear interest at the prime rate plus 1%. As of December 31, 1994, the working capital advances had been collected and the working capital notes payable had been repaid.

             Cash management advances to affiliate relate to the investment of excess cash through a cash management system maintained by Portman Properties prior to 1992. These advances from AAM and AMM earned interest at the prime rate. As of December 31, 1994, the cash management advances from AAM and AMM had been collected.

             Interest income earned on the working capital and cash management advances was approximately $42,500, $163,000, and $375,500 during the years ended December 31, 1994, 1993, and 1992, respectively.

             The OCPA cash management advances relate to amounts advanced from AMCMC to Portman Properties under the OCPA and are noninterest-bearing. Under the provisions of the OCPA, these advances, net of outstanding checks, were distributed to Portman, AMCMC's sole stockholder, from time to time and charged to retained earnings. AMCMC made total distributions in the amounts of $998,144, $1,615,067, and $2,526,088 in 1994, 1993,
        and 1992, respectively.

        (b) Accounts Receivable

             Accounts receivable from affiliates primarily represent billings for services and reimbursable expenses and are summarized as follows:

                                                                      DECEMBER 31,
                                                    OCTOBER 1,   -----------------------
                                                       1995        1994          1993
                                                    ----------   --------     ----------
            CGS Associates, L.P...................  $   63,914   $ 11,370     $   28,183
            Portman Apparel Associates, L.P.......     514,658    356,596        186,570
            California Trade Show Associates,
              L.P.................................          --         --        553,173
            San Francisco Wine Market Week,
              Ltd.................................          --         --         98,549
            Wine Show Associates..................          --         --        284,019
            Race Events Joint Venture.............     183,841         --             --
            John Portman & Associates.............      14,898         --             --
            AMC Orlando, Inc......................      25,753     17,077             --
            Lightfair International Associates....      23,925      9,392             --
            Other.................................     305,285     68,577         84,473
                                                    ----------   --------     ----------
                                                     1,132,274    463,012      1,234,967
                 Less allowance for doubtful
                   affiliate receivables..........     772,535    359,635        995,430
                                                    ----------   --------     ----------
                      Net affiliate receivables...  $  359,739   $103,377     $  239,537
                                                     =========   ========      =========

                        ATLANTA MARKET CENTER COMPANIES

          (c) Interest-Bearing Advances from and Accounts Payable to Affiliates

             Interest-bearing advances from affiliate represent advances from Portman Properties and bear interest at the prime rate plus 1%. The weighted average interest rate on interest-bearing advances at December 31, 1994 and 1993 approximated 8.15% and 7.0%, respectively. Interest expense recorded on affiliate advances approximated $1,433,000, $1,467,000, $1,170,000, and $1,131,000 for the 274-day period ended
        October 1, 1995 and for the years ended December 31, 1994, 1993, and 1992, respectively. These interest-bearing advances and related accrued interest were forgiven during 1995 resulting in a contribution of capital of $20,125,663.

             Accounts payable to affiliates represent certain reimbursable expenses or noninterest-bearing advances and are summarized as follows:

                                                                        DECEMBER 31,
                                                       OCTOBER 1,   ---------------------
                                                          1995        1994         1993
                                                       ----------   --------     --------
            Atlanta Decorative Arts Center, L.P......   $      --   $ 95,000     $ 26,920
            Portman Properties.......................     173,633      8,436       40,260
            Other....................................      30,000     41,934       51,852
                                                       ----------   --------     --------
                                                        $ 203,633   $145,370     $119,032
                                                         ========   ========     ========

          (d) Contributions from Affiliate

             With the development of the Atlanta Gift Mart in 1990, the Atlanta Merchandise Mart discontinued leasing space to gift industry tenants. Due to the significant impact of this event on AMM's cash flow, AMM's lenders required escrow deposits by AMM, guaranteed by Portman, which were to be paid by AGM as compensation to AMM for the lost revenue from the displaced gift industry tenants and to reimburse AMM for marketing and associated costs to renovate space for new tenants.

             The Escrow Agreements provided for an initial deposit of $15,331,000, which was funded from the AGM construction loan. Of this amount, $3,911,271 was distributed to Portman on December 29, 1989 and was recorded as a capital contribution receivable from partner. The remainder was funded during 1990 and treated as a capital contribution from Portman to AMM. The $3,911,271, initially distributed to Portman, was contributed to an affiliate by Portman. The outstanding amount of the capital contribution receivable, plus accrued interest at 8.5%, has been included as a component of partners' deficit. Interest income earned related to this capital contribution receivable was $77,566, $270,204, $341,681, and $333,393 for the 274-day period ended October 1,
        1995 and for the years ended December 31, 1994, 1993, and 1992, respectively. During 1995 and 1994, Portman made contributions to AMM amounting to $61,069 and $2,670,636, respectively, which reduced the total capital contribution receivable to $2,706,638 as of October 1, 1995.

(4) INVESTMENT IN AFFILIATES

     In March 1994, AMCMC entered into a joint venture agreement with two affiliates. AMCMC was a 25% joint venturer. The joint venture was formed for the purpose of developing and producing an interactive fan event for racing fans. The joint venture incurred significant losses during the ten months ended December 31, 1994. Accordingly, AMCMC's loss from this joint venture of $559,516 is included in (earnings) loss from investment in affiliates in the accompanying combined statement of operations for the year ended December 31, 1994. AMCMC has received no distributions from its investment in the joint venture.

     Portman owns an approximate 50% general partnership interest in a limited partnership, Portman Lightfair Associates, L.P. (PLALP). The primary asset of PLALP is its one-third ownership interest in

                        ATLANTA MARKET CENTER COMPANIES

Lightfair International Associates, a New York general partnership. PLALP's investment in Lightfair International Associates and Portman's investment in PLALP are accounted for using the equity method of accounting. Earnings of $89,985, $102,154, $79,251, and $28,791 for the 274-day period ended October 1,
1995 and the years ended December 31, 1994, 1993, and 1992, respectively, relating to Portman's indirect investment in Lightfair International Associates are included in (earnings) loss from investment in affiliates in the accompanying combined statements of operations. During the 274-day period ended October 1, 1995 and the years ended December 31, 1994 and 1993, Portman received distributions from PLALP in the amounts of $102,896, $78,887, and $78,581, respectively.

(5) COMMERCIAL PROPERTY

     A summary of commercial property follows:

                                                                        DECEMBER 31,
                                                  OCTOBER 1,    -----------------------------
                                                     1995           1994             1993
                                                 ------------   ------------     ------------
    Land.......................................  $ 19,338,993   $ 19,338,993     $ 19,338,993
    Buildings and improvements.................   242,184,657    237,552,308      233,533,686
    Tenant improvements........................    29,544,197     27,856,439       24,582,560
    Furniture, fixtures, and equipment.........    19,481,933     19,029,699       18,092,577
    Construction in progress...................     2,451,233      3,046,486               --
                                                 ------------   ------------     ------------
                                                 $313,001,013   $306,823,925     $295,547,816
                                                  ===========    ===========      ===========

     Construction in progress primarily relates to building and tenant improvements under construction.

(6) MORTGAGE LOANS PAYABLE

     Mortgage loans payable are summarized as follows:


                                                                        DECEMBER 31,
                                                  OCTOBER 1,    -----------------------------
                                                     1995           1994             1993
                                                 ------------   ------------     ------------
    AGM(a).....................................  $107,282,009   $110,146,565     $115,248,730
    AMM(b).....................................   141,687,296    141,748,365      144,976,399
    AAM(c).....................................   162,108,691    155,636,784      150,315,548
                                                 ------------   ------------     ------------
                                                  411,077,996    407,531,714      410,540,677
    Reduction to reflect AAM and AMM debt
      restructuring (see note 1)...............    56,572,532             --               --
                                                 ------------   ------------     ------------
                                                 $354,505,464   $407,531,714     $410,540,677
                                                  ===========    ===========      ===========


     (a) This loan payable represents outstanding balances under a construction loan agreement with an original funding obligation of up to $137,000,000. This construction loan is secured by a first mortgage on the land, building, and improvements owned by AGM, along with AGM's interest as lessor in all existing and future leases of the property. This loan was restructured effective August 23, 1991 with an extension in maturity date to December 30, 1994 and further extended to December 30, 1995 during 1994. Effective October 2, 1995, the construction loan was again restructured with an extension in maturity date to July 31, 1998. An extension fee equal to 1% of the principal balance outstanding at October 2, 1995, payable in four equal annual installments, was incurred in connection with the extension. In addition, the loan may be extended one additional year if certain performance levels are achieved. Over the term of the loan, net cash flows of AGM, as defined, must be applied to reduce its outstanding principal balance. The loan is partially guaranteed by Portman.

                        ATLANTA MARKET CENTER COMPANIES

     The interest rate through December 31, 1994 on this loan payable was determined based on the Interest Rate and Currency Exchange Agreement, discussed below. The loan bears interest at a floating rate equal to LIBOR plus 1.375% for the extended period ending October 1, 1995. After October 1, 1995, the loan bears interest at a floating rate equal to prime rate plus 1% or LIBOR plus 2% or the Interbank Offered Rate plus 2% at the option of AGM. The weighted average rates on amounts outstanding at October 1, 1995 and December 31, 1994 and 1993 approximated 7.73%, 8.10%, and 5.04%, respectively.

     AGM previously entered into an Interest Rate and Currency Exchange Agreement (Rate Agreement) which defined a guaranteed rate for the payment of interest on the construction loan. This protected interest rate agreement had an effective term from April 1992 to December 1994. The cost of the Rate Agreement was $1,305,000. The Rate Agreement provided for the reimbursement of interest incurred when the applicable interest rate provided for in the agreement (one month LIBOR) exceeds the guaranteed interest rate. The notional amount of the Rate Agreement was $120,000,000 through January 1993, and increased to $124,000,000 and $127,000,000 during January 1993 and 1994, respectively. A guaranteed interest rate of 9% was tied to these notional amounts.

     As part of the restructuring of this loan payable, AGM has entered into a Rate Cap Transaction Agreement (Rate Cap Agreement) which defines a guaranteed rate for the payment of interest on the loan. This protected interest rate agreement has an effective term from November 1, 1995 to September 1, 1998. The cost of the Rate Agreement was $397,500, is included in other assets at October 1, 1995, and will be amortized to interest expense over the term of the agreement. The Rate Cap Agreement provides for the reimbursement of interest incurred when the applicable interest rate provided for in the agreement exceeds the guaranteed interest rate. The notional amount of the Rate Cap Agreement is $40,000,000 through January 2, 1996, increases to $100,000,000 through January 2, 1997, and decreases to $95,000,000 and $90,000,000 through January 2, 1998 and September 1, 1998, respectively. A guaranteed interest rate of 9% was tied to these notional amounts. The counterparty to this Rate Cap Agreement is considered by management to be a recognized national bank. AMC does not anticipate a loss resulting from any credit risks associated with counterparty nonperformance.

     Certain covenants, among others, under this mortgage loan agreement require that AGM maintain specified quarterly levels of net operating income and obtain approval from its lenders before making certain capital expenditures or incurring certain operating costs. The mortgage loan agreement requires that cash of the Atlanta Gift Mart, L.P. be held by the lender and restricted for payment of operating expenses and other costs as approved by the lender based on monthly funding budgets and interest and principal on the mortgage loan.

     (b) On December 21, 1988, AMM closed a mortgage loan (AMM Mortgage Loan) from a bank in the amount of $152,500,000. Of this amount, $147,800,000 was disbursed to AMM as of December 31, 1990. The purpose of this loan was to retire two then existing mortgage loans and provide additional working capital for the partners. This loan was restructured effective September 6, 1991 with an extension in maturity date from December 20, 1991 to December 31, 1995.

     The loan is secured by a first mortgage on the land, building, and improvements of AMM. The loan had been partially guaranteed by Portman in the amount of approximately $7,900,000, subject to increases or decreases in certain limited instances.

     The terms of the AMM Mortgage Loan call for interest to accrue at a floating rate equal to the prime rate or LIBOR plus 1.25%. Interest on $130,000,000 was fixed at 7.56% from August 30, 1991 until January 4, 1993. The weighted average rates on amounts outstanding at December 31, 1994 and 1993 approximated 5.78% and 5.31%, respectively. The loan agreement provided that any undisbursed portions of the loan were available on a revolving basis to cover interest and capital items not covered by net operating revenues. In turn, Excess Project Cash Flow (as defined) was required to be applied as a loan prepayment on a quarterly basis.

                        ATLANTA MARKET CENTER COMPANIES

The loan agreement also contained certain covenants with regard to restrictions on additional indebtedness and required the achievement of certain performance standards. Events of default have occurred on this loan payable regarding certain performance standards and required payments of interest.

     AMM entered into various protected interest rate agreements related to the AMM Mortgage Loan as required by the loan agreement. These agreements provide for the reimbursement of interest incurred when the reference interest rate provided for in the agreement (generally one month LIBOR) exceeds certain guaranteed interest rates. The protected interest rate agreements entered into during 1991 have effective terms from January 1993 to January 1996. The guaranteed interest rates are tied to notional amounts totaling $140,000,000 and vary from 7.4% to 9.0% from January 1993 to January 1996. Effective with the debt restructuring as discussed below, the remaining unamortized costs relating to these agreements have been written off.


     A portion of this debt was forgiven by the lenders effective October 2, 1995. As a result of such partial forgiveness accounted for in accordance with SFAS 15, accrued interest of $11,423,103 has been eliminated and the principal amount of the AMM Mortgage Loan has been reduced by $17,820,659, resulting in a gain on restructuring of debt as more fully described in (e) below (also see note 13).


     (c) On February 17, 1987, AAM closed a mortgage loan (AAM Mortgage Loan) from a bank in the amount of $140,000,000. The purpose of this loan was to retire the then existing debt and provide construction financing for the expansion of the Atlanta Apparel Mart. This loan was restructured effective September 6, 1991 with an extension in maturity date from December 28, 1991 to December 31, 1995. The loan is secured by all real and personal property of AAM as well as an assignment of AAM's interest in the tenant leases, and a partial guaranty of payment by Portman.

     The terms of the AAM Mortgage Loan call for interest to accrue at a floating rate equal to the prime rate plus 0.25% or, at the election of AAM, at a rate equal to LIBOR plus 1.5% or a certificate of deposit rate plus 1.5%, as defined in the loan agreement. The weighted average interest rate on amounts outstanding at December 31, 1994 and 1993 approximated 5.80% and 5.20%, respectively. The terms of the AAM Mortgage Loan called for unpaid interest to become part of the principal amount on a monthly basis and to thereafter accrue interest. The agreement also contained certain covenants with regard to restrictions on additional indebtedness and required the achievement of certain performance standards. Events of default have occurred on the AAM Mortgage Loan regarding certain performance standards.


     A portion of this debt was forgiven by the lenders effective October 2, 1995. As a result of such partial forgiveness accounted for in accordance with SFAS 15, the principal amount of the AAM Mortgage Loan has been reduced by $38,751,873, resulting in a gain on restructuring of debt as more fully described in (e) below (also see note 13).



     (d) Restricted escrow deposits at October 1, 1995 and December 31, 1994 and 1993 represent deposits for the payment of property taxes, insurance, and ground lease payments that are required by the lenders on the aforementioned mortgage loans.


     (e) The components of the extraordinary gain on debt restructuring as discussed in (b) and (c) above are summarized as follows:


                                                     AMM             AAM            TOTAL
                                                 ------------    ------------    ------------
    Outstanding mortgage loan payable and
      related accrued interest immediately
      preceding debt restructuring.............  $153,110,399    $162,108,691    $315,219,090
    Extraordinary gain on debt restructuring...   (29,243,762)    (38,751,873)    (67,995,635)
                                                 ------------    ------------    ------------
    Carrying value of debt after
      restructuring............................  $123,866,637    $123,356,818    $247,223,455
                                                  ===========     ===========     ===========

                        ATLANTA MARKET CENTER COMPANIES

(7) EQUITY (DEFICIT)

     The following is a summary of the components of the combined deficit of AMC as of October 1, 1995 and December 31, 1994 and 1993:


                                                    1995            1994            1993
                                                -------------   -------------   -------------
    Partners' deficit:
      Partners' excess (withdrawals)
         contributions:
         AMM..................................  $ (99,148,144)  $ (99,131,647)  $(101,532,079)
         AAM..................................     15,816,649      (4,334,661)     (4,774,800)
         AGM..................................    (18,087,804)    (18,104,622)    (18,857,465)
         Pisa.................................        369,314         369,314         369,314
                                                -------------   -------------   -------------
              Total partners' excess
                withdrawals...................   (101,049,985)   (121,201,616)   (124,795,030)
                                                -------------   -------------   -------------
      Accumulated Partners' earnings (losses):
         AMM..................................     22,006,503      (6,028,230)     (1,561,394)
         AAM..................................    (62,832,204)    (92,803,716)    (84,038,213)
         AGM..................................    (10,867,215)    (11,327,707)    (10,072,173)
         Pisa.................................         27,839          13,962          (1,412)
                                                -------------   -------------   -------------
              Total accumulated Partners'
                losses........................    (51,665,077)   (110,145,691)    (95,673,192)
                                                -------------   -------------   -------------
              Total partners' deficit.........   (152,715,062)   (231,347,307)   (220,468,222)
                                                -------------   -------------   -------------
    Stockholder's equity:
      Common stock............................          1,500           1,500           1,500
      Retained earnings:
         AMCMC................................        514,919         283,682         233,584
         PLALP................................         33,796          46,707          23,439
                                                -------------   -------------   -------------
              Total retained earnings.........        548,715         330,389         257,023
                                                -------------   -------------   -------------
              Total stockholder's equity......        550,215         331,889         258,523
                                                -------------   -------------   -------------
              Total deficit...................  $(152,164,847)  $(231,015,418)  $(220,209,699)
                                                 ============    ============    ============


(8) FAIR VALUE OF FINANCIAL INSTRUMENTS

     In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," AMC is required to disclose the fair value of financial instruments for which it is practicable to estimate the value.

     The carrying amounts reported in the accompanying combined balance sheet as of October 1, 1995 for restricted escrow deposits, tenant, affiliate, and other receivables, and accounts payable approximate their fair values.

     The AAM and AMM mortgage loans payable discussed in notes 6(b) and 6(c) result from the troubled debt restructuring discussed in note 1. Accordingly, due to the unique circumstances leading to the issuance of this debt and since there is no ready market available for this debt, determination of its fair value is not practicable. The carrying value of the AGM loan at October 1, 1995 discussed in note 6(a) is a representative approximation of its fair value as it was restructured and extended as of October 2, 1995, with interest accruing at variable interest rates. The carrying value of the related interest rate protection agreement approximates fair value.

                        ATLANTA MARKET CENTER COMPANIES

(9) EMPLOYEE RETIREMENT PLAN

     AMC participates in a multiemployer defined contribution retirement plan. The plan was established effective January 1, 1982 and covers substantially all employees over age 21. Retirement plan expense approximated $326,000, $397,000, $388,000, and $463,000 for the 274-day period ended October 1, 1995 and for the years ended December 31, 1994, 1993, and 1992.

(10) RENTAL REVENUES

     AMC derives its rental revenues from the leasing of showroom space in the Atlanta Merchandise Mart, Atlanta Gift Mart, and Atlanta Apparel Mart.

     Approximate annual future rental payments to be received under existing noncancelable leases for the next five years and thereafter are summarized below:

    Fiscal year ending August 31:
      1996..................................................................  $36,253,000
      1997..................................................................   28,176,000
      1998..................................................................   16,205,000
      1999..................................................................    7,014,000
      2000..................................................................    2,774,000
      Thereafter............................................................      459,000
                                                                              -----------
              Total.........................................................  $90,881,000
                                                                               ==========

(11) COMMITMENTS

     AMC is obligated under various long-term operating leases, primarily land leases. Total rental expense for the 274-day period ended October 1, 1995 and for the years ended December 31, 1994, 1993, and 1992 was approximately $373,000, $440,000, $424,000, and $397,000, respectively. Approximate commitments under noncancelable long-term leases for the next five years and thereafter are summarized below:

    Fiscal year ending August 31:
      1996..................................................................  $   314,000
      1997..................................................................      283,000
      1998..................................................................      283,000
      1999..................................................................      283,000
      2000..................................................................      280,000
      Thereafter............................................................   22,623,000
                                                                              -----------
                                                                              $24,066,000
                                                                               ==========

(12) CONTINGENCIES

     AMC and certain affiliates are defendants in various matters of litigation generally incidental to their business. Although it is difficult to predict the ultimate outcome of these cases, management believes, based on discussions with counsel, that any ultimate liability will not materially affect the financial position, results of operations, or liquidity of AMC.


(13) FORMATION OF AMC, INC.



     Following the partial forgiveness of debt of AAM and AMM discussed in notes 1 and 6, as part of a troubled debt restructuring, the creditors of Portman and certain of his affiliates, including the creditors of AMC, received 82.5% (51,292,851 shares) of the equity interest of AMC, Inc. and corporate notes

                        ATLANTA MARKET CENTER COMPANIES
approximating $168,959,000. Portman Holdings, L.P. (a partnership indirectly owned by Portman) received the remaining 17.5% (10,880,302 shares) equity interest in AMC, Inc. The fiscal year end of AMC was December 31. The fiscal year end of AMC, Inc. is August 31.



     AMC, Inc. common shares were issued on November 17, 1995; however, effective control of the net assets of AMC was transferred to AMC, Inc. on October 2, 1995, from which date the risks and rewards of ownership were those of the shareholders of AMC, Inc. As a result of the aforementioned troubled debt restructuring, the lenders of the AMM Mortgage Loan and the AAM Mortgage Loan accepted corporate notes (the "Mart Bonds"), in the face amount of $160,000,000, and an equity interest in AMC, Inc. in modification of outstanding principal and interest on the AMM Mortgage Loan and the AAM Mortgage Loan. The Mart Bonds earn interest at the rate of 7.5% per annum until July 31, 1997 and 9.0% per annum thereafter through maturity on July 31, 2000, payable quarterly in arrears.



     Over the term of the Mart Bonds, 50% of net cash flow (as defined) in excess of $10,000,000 must be paid as principal reductions on the Mart Bonds within 120 days after the end of each fiscal year. The remaining principal is due at maturity. The Mart Bonds are secured by a deed to secure debt on both the AAM and AMM properties and a pledge of related assets, subject to a first lien securing a revolving line of credit entered into by AMC, Inc. effective October 2, 1995.



     Covenants in the Mart Bond agreements (1) restrict the payment of dividends or other distributions to shareholders of AMC, Inc. as well as redemption by AMC, Inc. of any of its common stock; (2) restrict the incurrence of additional debt; (3) restrict the acquisition of additional assets unless certain net worth requirements and debt coverage ratios are maintained; (4) place restrictions on affiliate transactions, mergers, and sales of assets; and (5) allow for acceleration of the maturity of the Mart Bonds upon a default under other debt agreements. In addition, the Mart Bonds become immediately redeemable at 101% of par upon certain changes in ownership or management of AMC, Inc. as defined.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VII of the Company's Articles of Incorporation provides that to the fullest extent permitted by the Georgia Business Corporation Code a director of the Company shall not be liable to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a director. Article VIII of the Company's Articles of Incorporation provides that to the fullest extent permitted by the Georgia Business Corporation Code, each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company.

     Article 9 of the By-laws of the Company provides that the Company shall indemnify any person who was or is a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the Company, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, is not, of itself, determinative that the director or officer did not meet the standard of conduct set forth in the Georgia Business Corporation Code. However, no indemnification shall be made to an officer or director in connection with a proceeding by or in the right of the Company in which the director or officer was adjudged liable to the Company in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

     The Company shall not indemnify an officer or director unless authorized in the specific case upon a determination that indemnification of the director or officer is permissible in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made: (a) by the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, if such quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceedings; or (b) by special legal counsel (i) selected by the Board of Directors or its committee in the manner described in (a) above, or (ii) if a quorum cannot be obtained or a committee appointed as described in (a) above, selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate); or (c) by the shareholders, but shares owned by or voted under the control of directors or officers who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification or an obligation to indemnify and an evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under (b)(ii) above to select counsel.

     To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Company may pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding if the director or officer furnishes the Company a written affirmation of his good faith belief that he has met the standard of conduct set forth above, and the director or officer furnishes the Company a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification by the Company as authorized in Article 9 of the Company's By-laws.

     A resolution of the shareholders approved by a majority of the votes entitled to be cast shall permit the Company to indemnify or obligate itself to indemnify a director or officer made a party to a proceeding, including a proceeding brought by or in the right of the Company, without regard to the limitations set forth in Article 9 of the By-laws. However, the Company shall not indemnify the director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (a) for any appropriation, in violation of his duties, of any business opportunity of the Company; (b) for acts or omissions which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in the Georgia Business Corporation Code sec.14-2-832 or any successor provision thereto; or (d) for any transaction from which he received an improper personal benefit.

     The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in that capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article 9 of the Company's By-laws.

     The Company maintains directors and officers liability insurance which, subject to the terms and exclusions of the policies, cover any claim or claims made during the period the policies are in force, against all persons who were, now are or shall be duly elected directors or officers of the Company for any actual or alleged act, error, omission, misstatement, misleading statement or breach of duty by a director or officer in his or her capacity as a director or officer, or any matter not excluded by the terms and conditions of the policies, asserted against them solely by reason of such person's status as an officer or director of the Company, the limit of liability under the policies is $10 million per policy year.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS.

     Pursuant to Item 601 of Regulations S-K, 17 C.F.R.
sec. 229.601(b)(4)(iii)(A), the Company has excluded from Exhibit No. 4 instruments defining the rights of holders of long-term debt with respect to debt that does not exceed 10% of the total assets of the Company. The Company agrees to furnish copies of such instruments to the Commission upon request.

EXHIBIT NO.                                         DESCRIPTION
- -----------      ---------------------------------------------------------------------------------
    3.1       -- Articles of Incorporation
    3.2       -- Articles of Amendment


    3.3       -- By-laws
    4.1       -- Exchange and Registration Rights Agreement, dated as of October 2, 1995, by and between the Company and the initial holders of the Private Placement Notes named therein
    4.2       -- Shareholders Agreement, dated as of October 2, 1995, by and between the Company and the initial shareholders of the Company named therein, as amended
    4.3       -- Indenture dated as of October 2, 1995 between the Company and Reliance Trust
                 Company as Trustee, relating to the Exchange Notes (including the form of the
                 Exchange Notes)
    4.4       -- First Amendment to Indenture, dated as of April 4, 1996, between the Company and
                 Reliance Trust Company, as Trustee
    4.5       -- Form of Warrants
    5.1       -- Opinion of Jones, Day, Reavis & Pogue re: legality
    8.1       -- Opinion of Jones, Day, Reavis & Pogue re: tax matters
   10.1       -- Amended and Restated Credit Agreement dated as of October 2, 1995, by and among
                 Atlanta Gift Mart, L.P., Bank of America National Trust and Savings Association,
                 as Agent, and the other financial institutions named therein

EXHIBIT NO.                                         DESCRIPTION
- -----------      ---------------------------------------------------------------------------------
   10.2       -- Rate Cap Transaction Agreement dated as of July 28, 1995, between Atlanta Gift
                 Mart, L.P. and NationsBank, N.A. (Carolinas)
   10.3       -- Modification and Second Amended and Restated Deed to Secure Debt and Security
                 Agreement dated as of October 2, 1995, by and among Atlanta Gift Mart, L.P. and
                 Bank of America National Trust and Savings Association, as Agent
   10.4       -- First Amended and Restated Sequestration Agreement dated as of October 2, 1995, by and among Atlanta Gift Mart, L.P., Bank of America National Trust and Savings
                 Association, as Agent, and the Company
   10.5       -- Credit Agreement dated as of September 30, 1995, by and among the Company, The
                 Provident Bank as Agent, and the other lenders named therein
   10.6       -- Deed to Secure Debt and Security Agreement dated as of October 2, 1995, between the Company and The Provident Bank
   10.7       -- Risk Management Agreement dated November 13, 1995, between the Company and
                 Portman Holdings
   10.8       -- Financial and Strategic Planning Agreement dated January 24, 1996, between the
                 Company and Portman Holdings
   10.9       -- Executive Office Staff Support Agreement dated January 24, 1996, between the
                 Company and Portman Holdings
   10.10      -- Tax Services Agreement dated November 14, 1995, between the Company and Portman
                 Holdings
   10.11      -- Cash Management Services Agreement dated October 25, 1995, between the Company and Portman Holdings
   10.12      -- Telephone Service Agreement dated November 13, 1995, between the Company and
                 Portman Holdings
   10.13      -- Human Resource Service Agreement dated November 13, 1995, between the Company and
                 Portman Holdings
   10.14      -- Legal Services Agreement dated November 13, 1995, between the Company and Portman
                 Holdings
   10.15      -- Computer Service Agreement dated November 13, 1995, between the Company and
                 Portman Holdings
   10.16      -- First Restatement of Management Agreement dated as of October 2, 1995, by and between AMC Orlando and AMCMC
   10.17      -- First Restatement of Management Agreement dated as of October 2, 1995, by and between AMC Tampa and AMCMC
   10.18      -- First Restatement of Management Agreement dated as of October 2, 1995, by and between CGS and AMCMC
   10.19      -- Indenture of Lease dated as of November 1, 1968, by and between Mary Templis and
                 Belle Frank as Trustees under the terms of the Will of Louis Templis, as Lessor, and the Company (by virtue of assignment), as Lessee
   10.20      -- Indenture of Lease dated as of December 30, 1966, by and between The 250 Spring
                 Corp., as Lessor, and the Company (by virtue of assignment), as Lessee
   10.21      -- Indenture of Lease dated as of September 1, 1972, by and between Bonnie Gordon
                 Roe, as Lessor, and the Company (by virtue of assignment), as Lessee
   10.22      -- Indenture of Lease dated as of October 27, 1969, by and between Shepard Bryan, as
                 Lessor, and the Company (by virtue of assignment), as Lessee
   10.23      -- Indenture of Lease dated as of November 1, 1969, by and between Jules G. Edwards, as Lessor, and the Company (by virtue of assignment), as Lessee, as amended by an
                 Amendment to Indenture of Lease dated January 16, 1970

EXHIBIT NO.                                         DESCRIPTION
- -----------      ---------------------------------------------------------------------------------
   10.24      -- Indenture of Lease dated as of September 1, 1969, by and between Mrs. Dorothy
                 Fielder Ewing, Frank K. Ewing, Morris M. Ewing, Nancy C. Ewing Hembrough, and
                 Trust Company of Georgia, as Trustee, under the Will of Charles A. Ewing, as
                 Lessor, and the Company (by virtue of assignment), as Lessee
   10.25      -- Indenture of Lease dated as of July 1, 1969, by and between Alice L. Weeks, and
                 James C. Weeks, as Lessor, and the Company (by virtue of assignment), as Lessee, as amended by a First Amendment to Indenture of Lease dated as of February 28,
                 1987
   10.26      -- Indenture of Lease dated as of September 1, 1968, by and between Paul A. Clark, as Lessor, and the Company (by virtue of assignment), as Lessee
   10.27      -- Indenture of Lease dated as of September 1, 1969, by and between Sara K. Bernath,
                 Myer Caplan, Elias Margoles, Alvin Saul, and Felice G. Silberstein, as Lessor,
                 and the Company (by virtue of assignment), as Lessee
   10.28      -- Indenture of Lease dated as of October 16, 1963, by and between Methodist
                 Children's Home of North Georgia, Inc., as Lessor, and the Company (by virtue of assignment), as Lessee
   10.29      -- Indenture of Lease dated October 1, 1963, by and between Mrs. Eula Sikes
                 Hamilton, as Lessor, and the Company (by virtue of assignment), as Lessee
   10.30      -- Indenture of Lease dated as of August 1, 1975, by and between William T. Davis as
                 Lessor, and the Company (by virtue of assignment), as Lessee
   10.31      -- Indenture of Lease dated October 16, 1963, by and between J.W. O'Neal, as Lessor, and the Company (by virtue of assignment), as Lessee
   10.32      -- Indenture of Lease dated November 7, 1963, by and among Mrs. Anne Grant Owens, as
                 Lessor, and the Company (by virtue of assignment), as Lessee
   10.33      -- Lease Agreement dated May 20, 1992, by and between Metropolitan Atlanta Rapid
                 Transit Authority, as Lessor, and the Company (by virtue of assignment), as
                 Lessee
   10.34      -- Promissory Note dated October 2, 1995, by and between AMC Tampa, Inc. and the
                 Company (by virtue of assignment)
   10.35      -- Promissory Note dated October 2, 1995, by and between AMC Orlando, Inc. and the
                 Company (by virtue of assignment)
   10.36      -- Noncompetition Agreement dated as of October 2, 1995, between John C. Portman,
                 Jr. and the Company
   10.37      -- Construction Management Services Agreement dated April 1, 1996, between Portman
                 Holdings and the Company
   10.38      -- Security Services Agreement dated January 1, 1996, between Portman Holdings and the Company
   10.39      -- Security Services Agreement dated May 1, 1996 between Portman Holdings and the
                 Company
   12.1       -- Statement re: computation of ratios
   21.1       -- Subsidiaries of the Company
   23.1*      -- Consents of KPMG Peat Marwick LLP
   23.2       -- Consent(s) of Jones, Day, Reavis & Pogue (included in Exhibits 5.1 and 8.1)
   24.1       -- Power of Attorney (included in signature page)
   25.1       -- Statement re: eligibility of trustee on Form T-1 of Reliance Trust Company, as
                 Trustee (bound separately)
   99.1       -- Letter of Transmittal


- ---------------

* Filed herewith. All other exhibits have been filed previously.

(B) FINANCIAL STATEMENT SCHEDULES.

     Report of Independent Auditors
     Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 16th day of May, 1996.


                                          AMC, INC.

                                          By:   /s/  JOHN C. PORTMAN, JR.
                                            ------------------------------------
                                                    John C. Portman, Jr.
                                              Chairman of the Board and Chief
                                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                  SIGNATURE                                  TITLE                    DATE
- ---------------------------------------------  ---------------------------------  -------------
             /s/  JOHN C. PORTMAN, JR.         Chairman of the Board and Chief    May 16, 1996
- ---------------------------------------------    Executive Officer (principal
            John C. Portman, Jr.                 executive officer)

                   /s/  JOHN M. RYAN           President and Director             May 16, 1996
- ---------------------------------------------
                John M. Ryan

                          *                    Treasurer (principal financial
- ---------------------------------------------    and accounting officer)
               David J. Nadeau

                          *                    Director
- ---------------------------------------------
         R. Charles Loudermilk, Sr.

                          *                    Director
- ---------------------------------------------
              D. Raymond Riddle

                          *                    Director
- ---------------------------------------------
                A.J. Robinson

                          *                    Director
- ---------------------------------------------
            Stanley P. Steinberg

                          *                    Director
- ---------------------------------------------
                Andrew Young

      By:     /s/  JOHN C. PORTMAN, JR.                                           May 16, 1996
- ---------------------------------------------
            John C. Portman, Jr.
              Attorney-in-Fact

       By:          /s/  JOHN M. RYAN                                             May 16, 1996
- ---------------------------------------------
                John M. Ryan
              Attorney-in-Fact

                          INDEPENDENT AUDITORS' REPORT

The Partners and Stockholder
The Atlanta Market Center Companies:

     Under date of December 8, 1995, we reported on the combined balance sheets of the Atlanta Market Center Companies as of October 1, 1995 and December 31, 1994 and 1993, and the related combined statements of operations, equity (deficit), and cash flows for the period from January 1, 1995 through October 1, 1995 and for each of the years in the three-year period ended December 31, 1994, which are included in the prospectus. In connection with our audits of the aforementioned combined financial statements, we also audited the related combined financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Companies' management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG PEAT MARWICK LLP

Atlanta, Georgia
December 8, 1995

                                                                     SCHEDULE II

                        ATLANTA MARKET CENTER COMPANIES

                       VALUATION AND QUALIFYING ACCOUNTS
        FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH OCTOBER 1, 1995 AND
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992

                                                             ADDITIONS
                                                      ------------------------
                                       ALLOWANCE AT      BAD       RECOVERIES                  ALLOWANCE
                                        BEGINNING        DEBT      OF PREVIOUS   RECEIVABLES   AT END OF
                                        OF PERIOD      EXPENSE     WRITE-OFFS    WRITTEN OFF     PERIOD
                                       ------------   ----------   -----------   -----------   ----------
Allowance for
  doubtful receivables:
     1995............................   $ 2,428,372   $  667,830    $   78,947   $  (527,333)  $2,647,816
     1994............................     2,549,441    1,182,613        25,385    (1,329,067)   2,428,372
     1993............................     2,874,697      755,312       131,633    (1,212,201)   2,549,441
     1992............................     1,978,293    1,745,542        32,889      (882,027)   2,874,697